UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☒    Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

GILEAD SCIENCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

To our stockholders:

We are pleased to invite you to attend the 2011 annual meeting of stockholders of Gilead Sciences, Inc., to be held on Thursday, May 12, 2011 at 10:00 a.m. local time at the Westin San Francisco Airport in Millbrae, California.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote is very important. Whether or not you attend the annual meeting, we hope you will vote as soon as possible. There are three ways that you can cast your ballot—by telephone, by Internet or by mailing the proxy card. Please review the instructions on the proxy card regarding each of these voting options.

Thank you for your ongoing support of and continued interest in Gilead Sciences, Inc. We look forward to seeing you at the annual meeting.

Sincerely,

John C. Martin

Chairman and Chief Executive Officer

March     , 2011

GILEAD SCIENCES, INC.

333 Lakeside Drive

Foster City, California 94404

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 12, 2011

TO THE STOCKHOLDERS OF GILEAD SCIENCES, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Gilead Sciences, Inc., a Delaware corporation (“Gilead”), will be held on Thursday, May 12, 2011 at 10:00 a.m. local time at the Westin San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California 94030 for the following purposes:

1. To elect twelve directors to serve for the next year and until their successors are elected and qualified.

2. To ratify the selection of Ernst & Young LLP by the Audit Committee of the Board of Directors as the independent registered public accounting firm of Gilead for the fiscal year ending December 31, 2011.

3. To approve the Amended and Restated Gilead Sciences, Inc. Code Section 162(m) Bonus Plan and certain performance-based provisions thereunder.

4. To approve amendments to Gilead’s Restated Certificate of Incorporation to adopt majority voting standards.

5. To approve amendments to Gilead’s Amended and Restated Bylaws to permit holders of at least 20% of the voting power of the outstanding capital stock to call a special meeting of stockholders.

6. To vote on an advisory resolution to approve the compensation of our named executive officers as presented in this proxy statement.

7. To vote on an advisory basis as to the frequency with which executive compensation will be subject to future advisory stockholder votes.

8. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 16, 2011 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting of Stockholders and at any adjournment or postponement thereof.

By Order of the Board of Directors,

Gregg H. Alton
Secretary

Foster City, California

March     , 2011

All stockholders are invited to attend the meeting in person. Whether or not you expect to attend the meeting, please grant a proxy to vote by telephone or the internet or complete, date, sign and return the proxy mailed to you as promptly as possible in order to ensure your representation at the meeting. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and a proxy issued in your name from the record holder.

Page No.
QUESTIONS AND ANSWERS	1
INFORMATION CONCERNING SOLICITATION AND VOTING	6
General	6
Solicitation	6
Stockholder Proposals	6
Voting Rights and Outstanding Shares	7
Voting in Person or by Mail	7
Voting Via the Internet or by Telephone	7
Revocability of Proxies	8
PROPOSAL 1 Election of Directors	9
Nominees	10
Director Not Standing For Re-election	12
Director Emeritus	12
Qualification of Directors	13
Board Committees and Meetings	15
Executive Officers	20
PROPOSAL 2 Ratification of the Selection of Independent Registered Public Accounting Firm	22
Principal Accountant Fees and Services	22
Pre-Approval Policy and Procedures	23
PROPOSAL 3 Approval of the Amended and Restated Gilead Sciences, Inc. Code Section 162(m) Bonus Plan and Certain Performance-based Provisions Thereunder	24
Purpose	24
Eligible Employees	25
Administration	25
Performance Goals/Performance Periods	25
Establishment of Performance Objectives	26
Certification and Determination of Bonuses	27
Maximum Dollar Value of Bonuses	27
Payment of Bonuses	27
Duration and Amendment	28
Federal Income Tax Consequences	28
New Plan Benefits	29
2010 Fiscal Year Bonuses	29
PROPOSAL 4 Approval of Amendments to Gilead’s Restated Certificate of Incorporation to Adopt Majority Voting Standards	30
PROPOSAL 5 Approval of Amendments to Gilead’s Amended and Restated Bylaws to Permit Holders of at Least 20% of the Voting Power of the Outstanding Capital Stock to Call a Special Meeting of Stockholders	31
PROPOSAL 6 Advisory Vote on the Compensation of our Named Executive Officers as Presented in this Proxy Statement	32
General	32
Resolution	33
PROPOSAL 7 Advisory Vote as to the Frequency of Future Advisory Shareholder Votes on Executive Compensation	34
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS	35

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- ii -

QUESTIONS AND ANSWERS

1.	Why did I receive a notice regarding the availability of proxy materials on the Internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about March 25, 2011 to all stockholders of record entitled to vote at the annual meeting.

2.	What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, our Board and Board committees, the compensation of directors and certain executive officers and other required information.

3.	How may I obtain a copy of Gilead’s Annual Report on Form 10-K and other financial information?

A copy of our 2010 Annual Report, which includes our Form 10-K for the year ended December 31, 2010, is available at http://www.gilead.com/proxy or may be requested from our Investor Relations department as described elsewhere in this proxy statement. Our 2010 Annual Report is not incorporated into this proxy statement and shall not be considered proxy solicitation material.

4.	Who is entitled to vote at the Annual Meeting?

Only holders of our common stock at the close of business on March 16, 2011 are entitled to receive this Notice and to vote their shares at the Annual Meeting. As of that date, there were [            ] shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter to be voted upon at the Annual Meeting.

5.	What items of business will be voted on at the Annual Meeting?

The items of business scheduled to be voted on at the Annual Meeting are:

•	to elect twelve directors to serve for the next year and until their successors are elected and qualified;

•	to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

•	to approve the Amended and Restated Gilead Sciences, Inc. Code Section 162(m) Bonus Plan and certain performance-based provisions thereunder;

•	to approve amendments to Gilead’s Restated Certificate of Incorporation to adopt majority voting standards;

•	to approve amendments to Gilead’s Amended and Restated Bylaws to permit holders of at least 20% of the voting power of the outstanding capital stock to call a special meeting of stockholders;

•	to approve an advisory resolution to approve the compensation of our named executive officers as presented in this proxy statement; and

•	to vote on an advisory basis as to the frequency with which executive compensation will be subject to future advisory stockholder votes.

We will also consider any other business that properly comes before the Annual Meeting. See question 11, “Could other matters be decided at the Annual Meeting?” below.

6.	How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board;

•	“FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

•	“FOR” the approval of the Amended and Restated Gilead Sciences, Inc. Code Section 162(m) Bonus Plan and certain performance-based provisions thereunder;

•	“FOR” the approval of amendments to Gilead’s Restated Certificate of Incorporation to adopt majority voting standards;

•

“FOR” the approval of amendments to Gilead’s Amended and Restated Bylaws to permit holders of at least 20% of the voting power of the outstanding capital stock to call a special meeting of stockholders;

•	“FOR” the approval of the advisory resolution approving the compensation of our named executive officers as presented in this proxy statement; and

•	for the choice of once every “ONE YEAR” as the frequency with which executive compensation will be subject to future advisory stockholder votes.

7.	What are the voting requirements to elect the directors and to approve each of the proposals discussed in this proxy statement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of the outstanding shares is represented by votes present at the meeting in person or by proxy. Shares represented by proxies marked “abstain” and “broker non-votes” are counted in determining whether a quorum is present. A “broker non-vote” is a proxy submitted by a broker that does not indicate a vote for some of the proposals because the broker does not have discretionary voting authority on certain types of proposals and has not received instructions from its client as to how to vote on a particular proposal.

Proposal	Vote Required
Proposal 1 – Election of twelve directors to serve for the next year and until their successors are elected and qualified	Majority of votes cast (number of shares voted “For” a director must exceed the number of votes “Withheld” from that director)

Proposal 2 – Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011	Majority of the shares entitled to vote and present in person or represented by proxy

Proposal 3 – Approval of the Amended and Restated Gilead Sciences, Inc. Code Section 162(m) Bonus Plan and certain performance-based provisions thereunder	Majority of the shares entitled to vote and present in person or represented by proxy

Proposal 4 – Approval of amendments to Gilead’s Restated Certificate of Incorporation to adopt majority voting standards	66 2/3% of the outstanding shares entitled to vote

Proposal 5 – Approval of amendments to Gilead’s Amended and Restated Bylaws to permit holders of at least 20% of the voting power of the outstanding capital stock to call a special meeting of stockholders	66 2/3% of the outstanding shares entitled to vote

Proposal 6 – Approval of an advisory resolution to approve the compensation of our named executive officers as presented in this proxy statement	Majority of the shares entitled to vote and present in person or represented by proxy

Proposal	Vote Required

Proposal 7 – Advisory vote as to the frequency with which executive compensation will be subject to future advisory stockholder votes	Majority of the shares entitled to vote and present in person or represented by proxy. However, should none of the specified frequencies receive such a majority vote, then the frequency that receives the plurality of votes cast on Proposal 7 will be implemented, unless our Board decides otherwise.

If your shares are held by a broker and you do not indicate how you wish to vote, your broker is permitted to exercise its discretion to vote your shares only on certain “routine” matters. Proposal 2 is a “routine” matter. As a result, your broker is permitted to exercise discretionary voting authority to vote your shares for this proposal. Your broker may not exercise discretionary voting authority and may not vote your shares with respect to the other proposals unless you provide your broker with voting instructions.

With respect to Proposal 1, abstentions will not have an effect on the outcome of the vote. With respect to Proposals 2, 3, 4, 5, 6 and 7, abstentions will have the same effect as an “against” vote. “Broker non-votes” will have no effect on Proposals 1, 2, 3, 6 and 7 but will have the same effect as an “against” vote on Proposals 4 and 5.

8.	How do I vote?

You may vote in person by attending the meeting or by completing and returning a proxy by mail, by telephone or electronically, using the Internet.

By mail

To vote your proxy by mail, be sure to complete, sign and date the proxy card or voting instruction card that may be delivered to you and return it in the envelope provided. If you return your signed proxy card but do not indicate your voting preferences, the persons named on the proxy card will vote the shares represented by that proxy as recommended by our Board.

By Internet or the telephone

If your shares are registered directly in your name with Gilead’s transfer agent, BNY Mellon Shareowner Services, you are considered a “stockholder of record.” Stockholders of record may go to http://www.proxyvote.com to vote their shares. You will be required to provide the control number printed on your Notice. Stockholders of record using a touch-tone telephone may vote their shares by calling (800) 690-6903 and following the recorded instructions.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” Street name holders may vote on the Internet by accessing http://www.proxyvote.com. You will be required to provide the control number printed on your Notice. Street name holders using a touch-tone telephone may vote their shares by calling (800) 454-8683 and following the recorded instructions.

Internet and telephone voting for stockholders of record and street name holders will be available 24 hours a day, and will close at 11:59 p.m., Eastern Standard Time on May 11, 2011.

In person at the Annual Meeting

All stockholders may vote in person at the Annual Meeting. You may also be represented by another person at the meeting by executing a proper proxy designating that person. If you hold your shares in street name or otherwise have beneficial but not record ownership of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the meeting.

Your vote is important. You can save us the expense of a second mailing by voting promptly.

9.	What can I do if I change my mind after I vote my shares?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	written notice to our Corporate Secretary;

•	timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or

•	voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may revoke your proxy or submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Annual Meeting as described in the answer to the preceding question.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

10.	What is the deadline for voting my shares by proxy, via the Internet or by telephone?

Votes by proxy must be received before the polls close at the Annual Meeting. Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Standard Time on May 11, 2011.

11.	Could other matters be decided at the Annual Meeting?

On the date this proxy statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement. If other matters are properly presented at the Annual Meeting for consideration and you execute and deliver a proxy, then John C. Martin and John F. Milligan, the persons named on your proxy card, will have the discretion to vote on those matters for you.

12.	Is my vote confidential?

Yes. Proxy cards, ballots and voting tabulations that identify stockholders by name are kept confidential. There are exceptions for contested proxy solicitations or when necessary to meet legal requirements. Veaco Group, the independent proxy tabulator that we have engaged, will count the votes and act as the inspector of election for the meeting.

13.	Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K within four business days after the Annual Meeting.

14.	Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies, including preparation, assembly, printing and mailing of the Notice and this proxy statement and any additional information furnished to stockholders. We may reimburse banks, brokerage houses, fiduciaries and custodians for their out-of-pocket expenses for forwarding solicitation materials to beneficial owners. We have hired Phoenix Advisory Partners to act as our proxy solicitor. We will pay Phoenix Advisory Partners a fee of $8,500, plus reasonable expenses, for these services.

15.	When are the stockholder proposals for Gilead’s 2012 Annual Meeting due?

You may submit proposals for consideration at future stockholder meetings. For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting next year, the Corporate Secretary must receive the written proposal at our principal executive offices no later than November 26, 2011. Such proposals also must comply with Securities and Exchange Commission (“SEC”) regulations under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, regarding the inclusion of stockholder proposals in company proxy materials. Proposals should be addressed to:

Corporate Secretary

Gilead Sciences, Inc.

333 Lakeside Drive

Foster City, California 94404

Fax: (650) 578-9264

Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement must give timely notice to the Corporate Secretary in accordance with our Bylaws, which require that the notice be received by the Corporate Secretary:

•	not earlier than the close of business on January 13, 2012; and

•	not later than the close of business on February 12, 2012.

If the date of the stockholder meeting is moved to a date more than 30 days before or 30 days after May 12, 2012, then notice of a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 must be delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the following two dates:

•	90 days prior to the meeting; or

•	10 days after public announcement of the meeting date.

16.	Where can I get information related to future stockholder meetings of Gilead?

To request a copy of the proxy statement, annual report and form of proxy related to all of our future stockholder meetings, you may log on to www.proxyvote.com or contact Investor Relations at:

Gilead Sciences, Inc.

Attention: Investor Relations

333 Lakeside Drive

Foster City, CA 94404

(800) 445-3235

Email: investor_relations@gilead.com

17.	I want to attend the Annual Meeting and vote in person. From whom can I obtain directions to the Annual Meeting?

You may contact Investor Relations at (800) 445-3235 or investor_relations@gilead.com to obtain directions to the Annual Meeting.

18.	If I have additional questions, whom can I contact?

If you have any questions about the Annual Meeting or how to vote or revoke your proxy, you should contact our proxy solicitor:

Phoenix Advisory Partners

110 Wall Street, 27th Floor

New York, NY 10005

In the United States: (877) 478-5038 for registered stockholder inquiries

From outside the United States: (212) 493-3910

Banks and brokers (call our proxy solicitor collect): (212) 493-3910

Email: info@phoenixadvisorypartners.com (for general inquiries)

GILEAD SCIENCES, INC.

333 Lakeside Drive

Foster City, California 94404

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

MAY 12, 2011

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The proxy is solicited on behalf of the Board of Directors (the “Board”) of Gilead Sciences, Inc., a Delaware corporation (“Gilead,” “we,” “our” or “us”), for use at the Annual Meeting of Stockholders to be held on Thursday, May 12, 2011 at 10:00 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Westin San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California 94030.

Solicitation

We will bear the entire cost of soliciting proxies including preparation, assembly, printing and mailing of this proxy statement and any additional information furnished by us to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names, shares of our common stock beneficially owned by others, to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their out-of-pocket expenses for forwarding solicitation materials to such beneficial owners. In addition, we have retained Phoenix Advisory Partners to act as a proxy solicitor in conjunction with the Annual Meeting. We have agreed to pay Phoenix Advisory Partners a fee of $8,500, plus reasonable out-of-pocket expenses, for their proxy solicitation services. Our solicitation of proxies by mail may be supplemented by telephone, facsimile, electronic mail or personal solicitation by directors, officers or other of our employees. No additional compensation will be paid to directors, officers or other employees for such solicitation services performed by them.

We intend to mail this proxy statement and the accompanying proxy card on or about March 25, 2011 to all stockholders entitled to vote at our Annual Meeting.

Stockholder Proposals

The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2012 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is November 26, 2011. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must do so no earlier than January 13, 2012 and no later than February 12, 2012, as currently scheduled. However, in the event that the date of the annual meeting of stockholders is advanced to a date that is more than 30 days prior to or delayed to a date that is more than 30 days after May 12, 2012, then notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting of stockholders and not later than the close of business on the later of the 90th day prior to the date of our 2012 annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made. Stockholders wishing to submit any such proposal are also advised to review Rule 14a-8 under the Exchange Act or our Bylaws, as applicable, which contain additional requirements, including advance notice procedures and other requirements, concerning stockholder proposals and director nominations. The chairperson of our annual meeting has the sole authority to determine whether any nomination or other business has been properly brought before the meeting in accordance with our Bylaws and to declare that any such nomination or other business not properly brought before our annual meeting shall not be transacted.

Voting Rights and Outstanding Shares

Only stockholders of record at the close of business on the record date, March 16, 2011, will be entitled to notice of and to vote at the Annual Meeting. Each stockholder of record on the record date will be entitled to one vote for each share of common stock held as of the record date on all matters to be voted upon at the Annual Meeting. At the close of business on March 16, 2011, we had outstanding and entitled to vote [            ] shares of common stock.

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of the outstanding shares is represented by votes present at the meeting in person or by proxy. The inspector of election appointed for the meeting will tabulate all votes, and will separately tabulate “for” and “withheld” votes, “against” votes, abstentions and broker non-votes. With respect to Proposal 1, abstentions will not have an effect on the outcome of the vote. With respect to Proposals 2, 3, 4, 5, 6 and 7, abstentions will have the same effect as an “against” vote. A “broker non-vote” is a proxy submitted by a broker that does not indicate a vote for some of the proposals because the broker does not have discretionary voting authority on certain types of proposals and has not received instructions from its client as to how to vote on a particular proposal. Broker non-votes are counted toward a quorum. Broker non-votes will have no effect on Proposals 1, 2, 3, 6 and 7, but will have the same effect as an “against” vote on Proposals 4 and 5.

Voting in Person or by Mail

Stockholder of Record: Shares Registered in Your Name

Stockholders of record may vote in person at the Annual Meeting or vote by proxy using a proxy card that they may request. Whether or not a stockholder plans to attend the meeting, the stockholder should vote by proxy to ensure his or her vote is counted. A stockholder may still attend the meeting and vote in person if he or she has already voted by proxy. To vote in person, a stockholder may come to the Annual Meeting and we will provide the stockholder with a ballot when he or she arrives. To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided to you. If a stockholder returns a signed proxy card to us before the Annual Meeting, we will vote the stockholder’s shares as he or she directs.

For Shares Registered in the Name of a Bank, Broker or Other Nominee

Most beneficial owners whose stock is held in the name of a bank, broker or other nominee receive instructions for granting proxies from their banks, brokers or other nominees, rather than our proxy card. You can vote your shares held through a bank, broker or other nominee by following the voting instructions sent to you by that institution.

Voting Via the Internet or by Telephone

Stockholders may also vote their shares using the Internet or telephone. The law of the State of Delaware, under which we are incorporated, specifically permits electronically transmitted proxies so long as each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder.

The Internet and telephone voting procedures below are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting shares via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

For Shares Registered in Your Name

Stockholders of record may go to http://www.proxyvote.com to vote their shares by means of the Internet. They will be required to provide the control number contained on the Notice. The votes represented by such proxy will be generated on the computer screen and the voter will be prompted to submit or revise them as desired. Any stockholder using a touch-tone telephone may also grant a proxy to vote shares by calling (800) 690-6903 and following the recorded instructions.

For Shares Registered in the Name of a Bank, Broker or Other Nominee

Most stockholders who hold their stock through a bank, broker or other nominee receive instructions for granting proxies from their bank, broker or other nominee, rather than from us. A number of brokers and banks are participating in a program that offers the ability to grant proxies to vote shares over the telephone and Internet. If your shares are held in an account with a participating broker or bank, you may vote on the Internet by accessing http://www.proxyvote.com. You will be required to provide the control number printed on your Notice. Street name holders using a touch-tone telephone may vote their shares by calling (800) 454-8683 and following the recorded instructions.

General Information for All Shares Voted Via the Internet or by Telephone

Proxies submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Standard Time on May 11, 2011. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

Revocability of Proxies

Any stockholder giving a proxy pursuant to this solicitation has the power to revoke it at any time before the shares are voted. A stockholder of record may revoke its proxy by filing with our Corporate Secretary at our principal executive office, 333 Lakeside Drive, Foster City, California 94404, a written notice of revocation, or it may be revoked by submitting a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. A stockholder who holds its stock through a bank, broker or other nominee may revoke its proxy or submit new voting instructions by contacting the bank, broker or other nominee. Stockholders may also vote in person at the Annual Meeting. Attendance at the meeting will not, by itself, revoke a proxy.

PROPOSAL 1

ELECTION OF DIRECTORS

We currently have thirteen directors on our Board. Paul Berg will not stand for re-election and will retire as of this year’s annual meeting. Immediately upon Mr. Berg’s retirement, the size of the Board will be reduced from thirteen to twelve so that there will be no vacancies on our Board. As a result, effective as the annual meeting, our Board will consist of twelve directors, and there are twelve nominees for our twelve Board positions. Proxies cannot be voted for a greater number of persons than the number of nominees standing for election. Directors are elected by a majority of the votes cast (number of shares voted “For” a director must exceed the number of votes “Withheld” from that director) with respect to the election of each director at the Annual Meeting. Each director who is elected will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified, or until such director’s earlier death, resignation or removal. Each nominee listed below is currently a director of Gilead. Each nominee was previously elected by the stockholders at the 2010 annual meeting of stockholders.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the twelve nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as our Board may propose. Each person nominated for election has agreed to serve if elected and our Board and management have no reason to believe that any nominee will be unable to serve.

Our Nominating and Corporate Governance Committee recommended each of the nominees listed below to our Board for nomination. Each member of our Nominating and Corporate Governance Committee meets the definition of “independent director” as defined in Rule 5605 of The NASDAQ Stock Market (“NASDAQ”) Marketplace Rules, as determined affirmatively by our Board.

Majority Vote Standard for Election of Directors

As part of our continuing efforts to enhance corporate governance procedures, in December 2006, our Board approved an amendment to our Bylaws to require directors to be elected by the majority of the votes cast with respect to such director in uncontested elections (number of shares voted “for” a director must exceed the number of votes “withheld” from that director). In a contested election (a situation in which the number of nominees for director exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting, in which a quorum is present, and entitled to vote on the election of directors. Under our Board Guidelines, any director who fails to receive at least a majority of the votes cast in an uncontested election must tender his or her resignation to our Board. Our Nominating and Corporate Governance Committee would then evaluate the tendered resignation and make a recommendation to our Board whether to accept or reject the resignation or whether other action should be taken. Our Board will act on our Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale for such decision within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in our Board’s decision. If a nominee who was not already serving as a director does not receive at least a majority of the votes cast for such director at the annual meeting, under Delaware law, that nominee will not become a director.

Our Board has adopted certain corporate governance principles to promote the functioning of the Board and its committees, to promote the interests of stockholders and to set forth a common set of expectations as to how the Board, its various committees and individual directors should perform their functions. Our Board Guidelines are available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

THE BOARD RECOMMENDS A VOTE FOR EACH NAMED NOMINEE.

Nominees

The names of the nominees, in alphabetical order and certain information about them as of March 25, 2011, are set forth below:

John F. Cogan, age 63, joined our Board in July 2005. Dr. Cogan is currently the Leonard and Shirley Ely Senior Fellow at the Hoover Institution and a Professor in the Public Policy Program at Stanford University, where he has had a continuing appointment since 1980. Dr. Cogan’s current research is focused on U.S. budget and fiscal policy, social security and healthcare. Dr. Cogan has held a number of positions in the U.S. government, including Assistant Secretary for Policy in the U.S. Department of Labor and Associate Director and Deputy Director in the U.S. Office of Management and Budget. Dr. Cogan is a director of Venture Lending and Leasing Funds II and IV, Inc. and the Charles Schwab Family of Funds. He previously served as a director of Monaco Coach Corporation.

Etienne F. Davignon, age 78, joined our Board in September 1990. He is currently Minister of State and serves as Chairman of Recticel, CMB, SN Air Holding and Genfina and as a director of Sofina. Previously, he served as Vice Chairman of Suez-Tractebel and Chairman of Société Générale de Belgique. Mr. Davignon has served as the European Community’s Commissioner for Industry and International Markets and as the European Community’s Vice President for Research, Industry and Energy Policies. He previously served as a director of Accor.

James M. Denny, age 78, joined our Board in 1996 and has served as the lead independent director of our Board since May 2008. He served as Chairman of our Board from 2001 to May 2008. Previously, he served as the Chief Financial Officer and subsequently Vice Chairman of Sears, Roebuck & Co., then a retailing and financial services conglomerate, with oversight responsibility for many of the company’s operations and staff functions. He previously served as Executive Vice President and Chief Financial and Planning Officer of G.D. Searle & Co., Chairman of Pearle Health Services, Inc., Senior Advisor at William Blair Capital Partners, Treasurer at the Firestone Tire & Rubber Co., and associate counsel at Dewey Ballantine Bushly, Palmer and Wood in New York and Paris. Mr. Denny is currently Chairman of a privately-held healthcare technology company. He is a past Chairman of Northwestern Memorial Hospital and the Northwestern Memorial Foundation and has held directorships at Astra AB, ChoicePoint, Inc., GATX Corporation, The Principal Financial Group, The Allstate Corporation, and General Instruments, Inc.

Carla A. Hills, age 77, joined our Board in January 2007. Since 1993, she has served as the Chair and Chief Executive Officer of Hills & Company, a firm providing advice to U.S. businesses on investment, trade and risk assessment issues outside the United States. Mrs. Hills served as U.S. Trade Representative from 1989 to 1993, and was principal advisor on international trade to President George H. W. Bush. Under President Gerald R. Ford, she served as Secretary of Housing and Urban Development. Mrs. Hills is a director of TCW Group, Inc. and serves on the international advisory boards of J.P. Morgan Chase, Rolls Royce and the Coca-Cola Company. Mrs. Hills previously served as a director of American International Group, Inc., Chevron Corporation and Time Warner, Inc. She is also Chair of the National Committee on U.S.-China Relations and Co-Chair of the Inter-American Dialogue, the Council on Foreign Relations, and the International Advisory Board of the Center for Strategic and International Studies. She is also a member of the Executive Committee of the Peterson Institute for International Economics and of the Trilateral Commission, and a member of the board of the International Crisis Group.

Kevin E. Lofton, age 56, joined our Board in July 2009. He is currently the President and Chief Executive Officer of Catholic Health Initiatives, a Denver-based healthcare system operating the full continuum of services from hospitals to home health agencies throughout the nation. He previously served as Chief Executive Officer of two university hospitals, the University of Alabama at Birmingham Hospital and Howard University Hospital in Washington, D.C. In 2007, Mr. Lofton served as Chairman of the Board of the American Hospital Association,

the nation’s largest hospital trade association. Mr. Lofton also serves on the Board of Directors of the Morehouse School of Medicine, Atlanta, and the Georgia State University J. Mack Robinson College of Business, also in Atlanta.

John W. Madigan, age 73, joined our Board in December 2005. He is the retired Chairman and Chief Executive Officer of Tribune Company, a media company, operating businesses in broadcasting, publishing and on the Internet. He is also a director and former Chairman of the Robert R. McCormick Foundation and a director of Boise Cascade Holdings, L.L.C. Mr. Madigan is a former director of Morgan Stanley, a former member of the Defense Business Board of the Department of Defense, an advisor to Madison Dearborn Partners and a director and former Chairman of The Chicago Counsel on Global Affairs. He also serves as a trustee of Northwestern University, Rush University Medical Center and the Paley Center for Media in New York. Mr. Madigan is a member of the Council on Foreign Relations in New York, a member and former Chairman of The Commercial Club of Chicago and a director of the Renaissance School Funds.

John C. Martin, age 59, was appointed as Chairman of our Board in May 2008 and has served as our Chief Executive Officer and a member of our Board since April 1996. Prior to joining us in 1990, Dr. Martin held several leadership positions at Bristol-Myers Squibb Company and Syntex Corporation. He is a member of the Board of Directors of the California Healthcare Institute and Gen-Probe Incorporated. He also serves on the University of Southern California Board of Trustees. Dr. Martin previously served as President of the International Society for Antiviral Research, Chairman of the Board of Directors of BayBio and Chairman of the Board of Directors of the California Healthcare Institute. He served on the National Institute of Allergy and Infectious Diseases Council, the Board of Directors of the Biotechnology Industry Organization, the Board of Trustees of the University of Chicago, the Board of Trustees of Golden Gate University and the external scientific advisory board of the University of California School of Global Health. Additionally, Dr. Martin served on the Centers for Disease Control/Health Resources and Services Administrations Advisory Committee on HIV and STD Prevention and Treatment and was a member of the Presidential Advisory Council on HIV/AIDS. He has received the Isbell Award from the American Chemical Society and the Gertrude B. Elion Award for Scientific Excellence from the International Society for Antiviral Research. In 2008, Dr. Martin was inducted into the National Academy of Engineering of the National Academies.

Gordon E. Moore, age 82, joined our Board in January 1996, and served as a member of our Business Advisory Board from July 1991 until January 1996. Dr. Moore retired from Intel Corporation, the world’s largest semiconductor chip maker, where he was a co-founder and previously served as Chairman, President and Chief Executive Officer. Dr. Moore is a former Chairman and now Life Trustee of the California Institute of Technology, a member of the National Academy of Engineering and a Fellow of the Royal Society of Engineering (UK). Among his awards, he received the National Medal of Technology and the Presidential Medal of Freedom.

Nicholas G. Moore, age 69, joined our Board in March 2004. Mr. Moore is the retired global Chairman of PricewaterhouseCoopers LLP, a professional services firm formed in 1998 by the merger of Coopers & Lybrand and Price Waterhouse. Prior to the merger, Mr. Moore was elected Chairman and Chief Executive Officer of Coopers & Lybrand (U.S.) in 1994 and Coopers & Lybrand International in 1997. Mr. Moore is the lead independent director of NetApp, Inc. and a director of Bechtel Group, Inc., Wells Fargo & Company and a private venture capital-backed, technology company. He previously served as a director of Brocade Communication Systems, Inc. and Hudson Highland Group, Inc. He also has served as Chairman of the Board of Trustees of St. Mary’s College of California. Mr. Moore is an inactive member of the American Institute of Certified Public Accountants, the California Bar Association and the California and New York Society of Certified Public Accountants.

Richard J. Whitley, age 65, joined our Board in July 2008. He also serves as the Distinguished Professor, Loeb Scholar Chair in Pediatrics; Director, Division of Pediatric Infectious Diseases; Vice Chair, Department of Pediatrics; Senior Scientist, Department of Gene Therapy; Senior Scientist, Cancer Research and Training Center; Associate Director for Clinical Studies, Center for AIDS Research; and Co-Director, Center for

Emerging Infections and Emergency Preparedness (CEIEP) for the University of Alabama at Birmingham. Dr. Whitley has held responsibility for the National Institute of Allergy and Infectious Diseases Collaborative Antiviral Study Group, is a past President of the International Society of Antiviral Research, chairs the Board of Scientific Councilors for the National Center for Infectious Diseases of the U.S. Centers for Disease Control and Prevention and is President of the Board of the Infectious Disease Society of America.

Gayle E. Wilson, age 68, joined our Board in October 2001. Mrs. Wilson served as California’s First Lady from 1991 to 1999. She is Chair of the Ralph M. Parsons Foundation, a non-profit organization that provides higher education, social impact, civic, cultural and health issues. She is also the Chair Emeritus of the Advisory Board of the California State Summer School for Math and Science, a member of the board of trustees of the California Institute of Technology, as well a member of the board of the Society for Science and the Public and the Sanford Burnham Institute for Medical Research.

Per Wold-Olsen, age 63, joined our Board in January 2010, after serving as the Chair of our Health Policy Advisory Board since 2007. From 2005 to 2006, he served as President of the Human Health Intercontinental Division of Merck & Co., Inc., a global pharmaceutical company. From 1997 until 2005, he served as President of Human Health Europe, Middle East/Africa and Worldwide Human Health Marketing for Merck. Mr. Wold-Olsen is currently Chairman of the Board of Lundbeck A/S and GN Store Nord A/S. He also serves as a director of Exiqon A/S. Mr. Wold-Olsen is a member of the Board of the Medicines for Malaria Venture (MMV), a non-profit initiative dedicated to the discovery, development and delivery of new medicines for the treatment of malaria.

There is no family relationship between Dr. Gordon Moore and Mr. Nicholas Moore, or between any of our other directors.

Director Not Standing For Re-election

In November 2010, we announced that Paul Berg will not stand for re-election as a director of Gilead as of this annual meeting.

Paul Berg, age 84, joined our Board in April 1998. He served as Professor and Chairman of the Department of Biochemistry at Stanford University School of Medicine and was, until 2000, Director of the Beckman Center for Molecular and Genetic Medicine at the Stanford University School of Medicine. He is also a director and scientific advisor to Affymetrix Inc. He is a member of the U.S. National Academy of Sciences and was awarded the Nobel Prize in 1980 for his fundamental studies of the biochemistry of nucleic acids and the National Medal of Science in 1983.

Director Emeritus

In January 2006, our Board appointed Dr. George P. Shultz, one of our former directors, to serve as Director Emeritus. As an advisor to our Board, Dr. Shultz may attend Board meetings, including meetings of the Audit Committee and the Nominating and Corporate Governance Committee, the committees on which he served prior to his retirement, in a non-voting capacity.

Dr. Shultz served on our Board from January 1996 to January 2006. Dr. Shultz currently serves as Distinguished Fellow at the Hoover Institution and as a director of Fremont Group and Accretive Health. Dr. Shultz served as U.S. Secretary of State from 1982 to 1989 and earlier served as Secretary of Labor, Director of the Office of Management and Budget and Secretary of the Treasury. Previously, he served as Dean of the Graduate School of Business at the University of Chicago and as President of Bechtel Group, Inc. In 1989, Dr. Shultz was awarded the Presidential Medal of Freedom.

Qualifications of Directors

The specific expertise, qualifications, attributes and skills of Dr. Berg that led our Nominating and Corporate Governance Committee to conclude that Dr. Berg should have served as a director are summarized below:

Director Not Standing for Re-election	Relevant Experience and Qualifications

Paul Berg	Significant scientific experience, including previously serving as Professor and Chairman of the Department of Biochemistry and Director of the Beckman Center for Molecular and Genetic Medicine at the Stanford University School of Medicine and receiving the Nobel Prize for his fundamental studies of the biochemistry of nucleic acids. Breadth of knowledge about Gilead’s business as a result of service on Gilead’s Board since 1998.

Our Nominating and Corporate Governance Committee has evaluated and recommended each of the twelve directors currently standing for election at the Annual Meeting.

The following table summarizes the specific experience, qualifications, attributes or skills of the director nominees that led our Nominating and Corporate Governance Committee to conclude that the nominee should serve as a director of Gilead:

Nominees	Relevant Experience and Qualifications

John F. Cogan	Significant experience in economic healthcare policy, including serving as the Leonard and Shirley Ely Senior Fellow at the Hoover Institution, Stanford University, where his research is focused on U.S. budget and fiscal policy, social security and healthcare. Significant policy-making and government experience, including previously serving as Assistant Secretary for Policy in the U.S. Department of Labor and Associate Director and Deputy Director in the U.S. Office of Management and Budget.

Etienne F. Davignon	Significant leadership and business experience, including serving as Chairman of Recticel, CMB, SN Air Holding and Genfina and previously serving as Vice Chairman of Suez-Tractebel and Chairman of Société Générale de Belgique. International background and significant policy-making and government experience, including previously serving as the European Community’s Commissioner for Industry and International Markets and as the European Community’s Vice President for Research, Industry and Energy Policies. Breadth of knowledge about Gilead’s business as a result of service on Gilead’s Board since 1990.

James M. Denny	Significant leadership, business and financial experience, including previously serving as Chief Financial Officer and Vice Chair at Sears, Roebuck & Co., Executive Vice President and Chief Financial and Planning Officer at G.D. Searle & Co., Chairman of Pearle Health Services, Inc. and a member of the board of Astra AB. Breadth of knowledge about Gilead’s business given service on Gilead’s Board since 1996, including service as Chairman of the Board from 2001 until 2008 and current service as the lead independent director.

Carla A. Hills	Significant international trade policy and business experience, including serving as the Chair and Chief Executive Officer of Hills & Company, International Consultants, a firm providing counsel to U.S. businesses on investment, trade and risk assessment issues abroad. Significant policy-making experience and government service, including previously serving as U.S. Trade Representative and the principal advisor on international trade to President George H. W. Bush.

Nominees	Relevant Experience and Qualifications
Kevin E. Lofton	Significant leadership experience, including serving as the President and Chief executive officer of Catholic Health Initiatives, a healthcare system operating the full continuum of services from hospitals to home health agencies across the United States. Expertise and knowledge in hospital administration and patient care. Demonstrated commitment to ensuring that patients have access to medical services.

John W. Madigan	Significant leadership experience and broad knowledge of business, including previously serving as the Chairman and Chief Executive Officer of Tribune Company, a media industry leader with operations in major markets throughout the United States. Significant financial expertise, including experience as an investment banker with Salomon Brothers and Paine, Webber, Jackson & Curtis.

John C. Martin	Significant leadership and business experience, including serving as Gilead’s Chief Executive Officer and Chairman since May 2008 and previously serving as President and Chief Executive Officer from 1996 through May 2008. Significant scientific experience, as he holds a Ph.D. in organic chemistry and previously served as a member of the Presidential Advisory Council on HIV/AIDS from 2006 to 2009. Breadth of knowledge about Gilead’s business as a result of employment at Gilead since 1990 in numerous leadership positions.

Gordon E. Moore	Significant leadership and business experience, including co-founding Intel Corporation where he served as Chairman, President and Chief Executive Officer. Breadth of knowledge about Gilead’s business as a result of service on Gilead’s Business Advisory Board from 1991 to 1996 and service on Gilead’s Board since 1996.

Nicholas G. Moore	Significant leadership and business experience across a range of industries, including previously serving as Chairman of PricewaterhouseCoopers and serving as the lead independent director of NetApp, Inc. and a director of Bechtel Group, Inc., Wells Fargo & Company and a private venture capital-backed, technology company. Significant financial expertise as he is an inactive member of the American Institute of CPAs and the New York Society of CPAs.

Richard J. Whitley	Significant medical expertise, including serving as the Distinguished Professor, Loeb Scholar Chair in Pediatrics at the University of Alabama at Birmingham. Significant health policy experience, including chairing the Board of Scientific Councilors for the National Center for Infectious Diseases of the U.S. Centers for Disease Control and Prevention, serving as the President of the Board of the Infectious Disease Society of America, previously holding responsibility for the National Institute of Allergy and Infectious Diseases Collaborative Antiviral Study Group and serving as a past President of the International Society of Antiviral Research. Extensive experience in the field of antiviral medicine. Breadth of knowledge about Gilead’s business as a result of service on Gilead’s Scientific Advisory Board from 2003 to 2008.

Gayle E. Wilson	Significant experience in education, public policy and science and technology, including previously serving as the California’s First Lady from 1991 to 1999, currently serving as a member of the board of trustees of the California Institute of Technology, Chair Emeritus of the Advisory Board of the California State Summer School for Math and Science and as a member of the board of the Society for Science and the Public and the Sanford Burnham Institute for Medical Research. Breadth of knowledge about Gilead’s business as a result of service on Gilead’s Board since 2001.

Per Wold-Olsen	Significant leadership and international business experience at Merck & Co., Inc., including previously serving as President of the Human Health Intercontinental Division. Breadth of knowledge about Gilead’s business as a result of service as Chair of Gilead’s Health Policy Advisory Board from 2007 to 2009.

Board Committees and Meetings

Independence of the Board of Directors

The NASDAQ listing standards require that a majority of the members of a listed company’s board of directors must qualify as “independent” as affirmatively determined by our Board. After review of all relevant transactions and relationships between each director, and his or her family members, and us, our senior management and independent registered public accounting firm, our Board has determined that ten of our twelve nominees for director are independent directors as defined in Rule 5605 of the NASDAQ Marketplace Rules. Dr. Martin, our Chairman and Chief Executive Officer and Mr. Wold-Olsen are not independent directors within the meaning of the NASDAQ Marketplace Rules. In reviewing the independence of Dr. Whitley, our Board reviewed Dr. Whitley’s partial ownership (approximately 7%) of a development-stage, biopharmaceutical company that received a $200,000 investment from Gilead. Our Board considered various factors, including that Dr. Whitley did not receive any funds invested by Gilead and is not a director, employee or consultant of this company. Our Board also considered that in order for Dr. Whitley’s shares in the company to have any value, substantial additional investment from others would be necessary and determined that, other than this investment, Gilead and the company do not have a business relationship that could lead to a conflict of interest. For the foregoing reasons, our Board determined that Dr. Whitley is an independent director because the investment would not affect Dr. Whitley’s ability to exercise independent judgment on behalf of Gilead.

Board Leadership Structure

Dr. Martin, our Chief Executive Officer, has served as Chairman of the Board since May 2008. Our Board Guidelines provide that the independent directors will designate a lead independent director when the positions of Chairman and Chief Executive Officer are held by the same person. Mr. Denny has served as the lead independent director since May 2008.

The lead independent director has specifically enumerated duties and responsibilities, which include:

•	advising and consulting with the Chairman regarding the information, agendas and schedules of Board and Board Committee meetings;

•	advising the Chairman as to the quality, quantity and timeliness of the information submitted by management to the independent directors;

•	recommending to the Board and the Board Committees the retention of advisers and consultants to report directly to the Board;

•	calling meetings of the independent directors, as appropriate, and serving as chairman of such meetings;

•	serving as principal liaison between the independent directors and the Chairman and between the independent directors and senior management;

•	ensuring that independent directors have adequate opportunities to meet and discuss issues in sessions of the independent directors without management being present;

•	communicating to management, as appropriate, the results of private discussions among independent directors;

•	chairing the meetings of the Board when the Chairman is not present; and

•	responding directly to stockholder and other stakeholder questions and comments that are directed to the lead independent director or to the independent directors as a group.

The defined role of lead independent director at Gilead is closely aligned with the role of an independent Chairman. We believe that our current Board leadership structure provides effective oversight of management and strong leadership of the independent directors. As lead independent director, Mr. Denny regularly attends meetings of the Audit Committee, Nominating and Corporate Governance Committee and Compensation

Committee in a non-voting capacity. In addition, Mr. Denny conducts an annual self-assessment of the Board and committees of the Board to evaluate their effectiveness. Further, we believe there is a benefit to having Dr. Martin serve as both Chairman and Chief Executive Officer. As the individual with primary responsibility for managing our day-to-day operations, he is best positioned to chair regular Board meetings and ensure that key business issues and risks are brought to our Board or Audit Committee’s attention.

Our Audit Committee, comprised solely of independent directors, has traditionally undertaken the role of assessing our efforts to manage risks associated with Gilead’s business. At one or more regular meetings of the Audit Committee, our Audit Committee reviews risks associated with our financial and accounting systems, accounting policies and investment strategies, in addition to regulatory compliance and other matters that have significant elements of risk associated with them. In addition, our Audit Committee regularly meets in executive session and in private sessions with Gilead’s independent registered public accounting firm, internal audit and the Chief Financial Officer to discuss, among other things, risks to Gilead’s business. Further, as discussed in more detail under “Executive Compensation – Risk Assessment of Compensation Programs” beginning on page 62, our Compensation Committee evaluates Gilead’s compensation policies and practices for its employees to help ensure that these polices and practices do not incentivize employees to take risks that are reasonably likely to have a material adverse effect on Gilead. In late 2010, our Board reviewed its oversight of risk management and determined that non-financial and non-compensation related risks should be overseen by our Nominating and Corporate Governance Committee. Therefore, beginning in 2011, our Nominating and Corporate Governance Committee will be responsible for reviewing our management of risks in areas such as regulatory, clinical trials, manufacturing, product promotion and human resources. The Nominating and Corporate Governance Committee will meet periodically with senior employees of Gilead responsible for managing risk in these areas. The Nominating and Corporate Governance Committee will periodically report to the Board of Directors on its risk oversight activities. We do not believe our Board’s leadership structure adversely affects the Board’s ability to evaluate and manage risk.

The Lead Independent Director Charter is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

Executive Sessions

As required under applicable NASDAQ listing standards, our independent directors meet in regularly scheduled executive sessions at which only they are present. Mr. Denny, our lead independent director, presides over these executive sessions. Additionally, executive sessions may be convened by the lead independent director at his discretion and will be convened if requested by any other independent director.

Meetings of our Board of Directors; Attendance at Annual Meetings

Our Board has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Scientific Committee. All directors attended at least 75% of the aggregate of all meetings of our Board and of the committees on which they served during the year ended December 31, 2010, except for Dr. Gordon Moore, whose attendance at our Board and Compensation Committee meetings was temporarily restricted due to illness. As a result, he attended 64% of the aggregate Board and Compensation Committee meetings during 2010. Current committee membership and the number of meetings of our full Board and committees held in 2010 are shown in the table below:

	Board	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Scientific Committee
Paul Berg	Member			Member	Chair
John F. Cogan	Member	Member			Member
Etienne F. Davignon	Member			Member
James M. Denny	Lead Independent Director	*	*	*	*
Carla A. Hills	Member			Member
Kevin E. Lofton	Member		Member
John W. Madigan	Member	Member	Chair
John C. Martin	Chair
Gordon E. Moore	Member		Member
Nicholas G. Moore	Member	Chair	Member
Richard J. Whitley	Member			Member	Member
Gayle E. Wilson	Member			Chair	Member
Per Wold-Olsen	Member				Member
Number of 2010 Meetings	7	11	7	3	3

*	Ex-officio, non-voting participant

Our Board expects our directors to attend our annual meetings of our stockholders. Ten of the then-current Board members attended our 2010 annual meeting of stockholders.

Committees of our Board of Directors

Audit Committee

Our Board has determined that all members of our Audit Committee are “independent directors” as defined in Rule 5605 of the NASDAQ Marketplace Rules. Our Board has determined that Mr. Nicholas Moore and Mr. Madigan are “audit committee financial experts,” as defined in applicable SEC rules.

Our Audit Committee oversees, on behalf of our Board, our corporate accounting, financial reporting process and systems of internal accounting and financial controls. For this purpose, our Audit Committee performs several functions. Among other things, our Audit Committee:

•	evaluates the performance, independence and qualifications of the independent registered public accounting firm;

•	determines the engagement of the independent registered public accounting firm;

•	determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;

•	reviews and approves the retention and compensation of the independent registered public accounting firm to perform any proposed audit and proposed permissible non-audit services;

•	reviews and approves, in advance, all related person transactions;

•	monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by SEC rules;

•	reviews with the independent registered public accounting firm the scope, adequacy and effectiveness of, and compliance with, our accounting and financial controls and systems of internal controls;

•	reviews the financial statements to be included in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q; and

•	discusses with management and the independent registered public accounting firm the results of the annual audit and the results of their review of our quarterly financial statements.

Our Audit Committee is also responsible for establishing and maintaining procedures for receiving, reviewing and responding to complaints regarding accounting, internal accounting controls or auditing matters under the Complaint and Non-Retaliation Policy, which procedures are summarized on our website at

http://www.gilead.com in the Investors section under “Corporate Governance.”

The Audit Committee Charter is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

Compensation Committee

Our Board has determined that all members of our Compensation Committee are independent directors as defined in Rule 5605 of the NASDAQ Marketplace Rules. The members of our Compensation Committee are “outside directors” as determined under Section 162(m) of the Internal Revenue Code.

Our Compensation Committee has overall responsibility for approving and evaluating our executive officer compensation plans, policies and programs. These duties include:

•	setting the compensation philosophy for executive officers, including the compensation objectives, target pay levels and the peer group for executive compensation and performance benchmarking;

•	evaluating the performance of Dr. Martin, our Chief Executive Officer, and reviewing and approving his compensation, subject to ratification by the independent directors of the Board, each year;

•	reviewing and approving the compensation arrangements for our other executive officers;

•

overseeing the administration of our compensation plans, including our 2004 Equity Incentive Plan, Employee Stock Purchase Plan, corporate bonus plan, deferred compensation program and our Internal Revenue Code Section 162(m) Executive Bonus Plan;

•	establishing the stock ownership guidelines applicable to executive officers; and

•	reviewing and discussing the Compensation Discussion and Analysis beginning on page 39.

Our Compensation Committee operates pursuant to a charter that outlines its specific authority, duties and responsibilities. On May 11, 2010, our Board amended the charter, which is available on our website at

http://www.gilead.com in the Investors section under “Corporate Governance.”

Our Compensation Committee has the authority to engage the services of its own outside advisors to assist it in determining the compensation of our executive officers. Our Compensation Committee has retained Frederic W. Cook & Co. (“FWC”) as its independent compensation consultant. FWC’s role in the compensation process for the 2010 fiscal year included advice and recommendations on the following matters:

•	the executive compensation philosophy, program structure and selection of peer companies;

•	the compensation arrangement for Dr. Martin;

•	the compensation analyses and recommendations developed by management for the other executive officers; and

•	the compensation arrangements for our non-employee Board members.

FWC provides consulting services solely to our Compensation Committee and does not receive professional fees from us for any other services.

Nominating and Corporate Governance Committee

Our Board has determined that all members of the Nominating and Corporate Governance Committee are independent directors as defined in Rule 5605 of the NASDAQ Marketplace Rules.

Our Nominating and Corporate Governance Committee performs several functions. Among other things, our Nominating and Corporate Governance Committee:

•	identifies, evaluates and recommends directors for consideration by our full Board;

•	establishes criteria for Board and committee membership;

•	reviews and recommends changes to our corporate governance policies and procedures; and

•	beginning in 2011, oversees Gilead’s management of non-financial or non-compensation policies-related risks.

In identifying potential director nominees, the Nominating and Corporate Governance Committee considers Board candidates through a variety of methods and sources. These include suggestions from current Board members, senior management, stockholders, professional search firms and other sources. Our Nominating and Corporate Governance Committee reviews all candidates in the same manner regardless of the source of the recommendation.

In evaluating candidates for membership on the Board, our Nominating and Corporate Governance Committee considers the candidate’s relevant experience, the number and nature of other board memberships held and possible conflicts of interest. In addition, our Nominating and Corporate Governance Committee will consider whether the candidate assists in achieving a mix of members that represents a diversity of backgrounds and experience, including with respect to age, gender, international background, race and specialized experience. Each year, our Nominating and Corporate Governance Committee reviews its Board membership criteria and assesses the composition of the Board against the criteria.

Our Nominating and Corporate Governance Committees will also consider all factors it considers appropriate to meeting the needs of the Board at that particular time. According to the Board membership criteria established by our Nominating and Corporate Governance Committee, candidates nominated for election or reelection to the Board should possess the following qualifications:

•	highest standards of personal and professional integrity;

•	ability and judgment to serve the long-term interest of our stockholders;

•	experience and expertise relevant to our business and which will contribute to the overall effectiveness and diversity of the Board;

•	broad business and social perspective;

•	ability to communicate openly with other directors, to meaningfully and civilly participate in the Board’s decision making process;

•

commitment to serve on the Board for an extended period of time to ensure continuity and to develop knowledge about Gilead’s business, and willingness to devote appropriate time and effort to fulfilling the duties and responsibilities of a Board member;

•	independence from any particular constituency; and

•	ability and willingness to objectively appraise the performance of management.

It is the policy of our Nominating and Corporate Governance Committee to consider properly submitted stockholder recommendations of new director candidates. Any stockholder recommendation must include the candidate’s name and qualifications for Board membership, the candidate’s age, business address, residence address, principal occupation or employment, the number of shares beneficially owned by the candidate and all other information that would be required to solicit a proxy under federal securities law. In addition, the recommendation must include the stockholder’s name, address and the number of shares beneficially owned. The recommendation should be sent to the Corporate Secretary, Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404. The recommendation must be delivered to the Corporate Secretary prior to the applicable deadline described under “Stockholder Proposals” above.

The Nominating and Corporate Governance Committee Charter is available on our website at

http://www.gilead.com in the Investors section under “Corporate Governance.”

Scientific Committee

Our Scientific Committee was formed in January 2004 to advise our Board regarding our research strategies, the scientific merit of technology or products involved in licensing and acquisition opportunities and emerging science and technology issues. The charter of our Scientific Committee is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

Stockholder Communications with our Board of Directors

Stockholders may communicate with our Board by sending a letter to the Corporate Secretary, Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404. Our Corporate Secretary reviews all communications from stockholders, but may, in his sole discretion, disregard any communication that he believes is not:

•	related to our business;

•	within the scope of our responsibility;

•	credible; or

•	material or potentially material.

If deemed an appropriate communication, the Corporate Secretary will submit a stockholder communication to our lead independent director.

Code of Ethics

Our written Code of Ethics applies to all of our directors and employees, including our executive officers. The Code of Ethics is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.” Changes to or waivers of the Code of Ethics will be disclosed on the same website. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or waiver of, any provision of the Code of Ethics by disclosing such information on the same website.

Executive Officers

The names of our executive officers who are not also directors of Gilead and certain information about each of them as of March 25, 2011 are set forth below.

Gregg H. Alton, age 45, is our Executive Vice President, Corporate and Medical Affairs. Mr. Alton joined us in 1999, and served as General Counsel from 2000 to 2009. In his current role, Mr. Alton is responsible for legal affairs, corporate compliance and quality, government affairs, medical affairs, public affairs and international access activities. Prior to joining us, Mr. Alton was an attorney at the law firm of Cooley Godward Kronish LLP, where he specialized in mergers and acquisitions, corporate partnerships and corporate finance transactions for healthcare and information technology companies. Mr. Alton is a member of the board of the AIDS Healthcare Foundation, a member of the board of Oculus Innovative Sciences, Inc. and a member of the board of BayBio, a San Francisco Bay Area life sciences industry organization. He received his B.A. in Legal Studies from the University of California at Berkeley and his J.D. from Stanford University.

Norbert W. Bischofberger, age 55, is our Executive Vice President, Research and Development and Chief Scientific Officer. Dr. Bischofberger joined us in 1990 and has served as Executive Vice President, Research and Development since 2000 and Chief Scientific Officer since 2007. Prior to joining us, Dr. Bischofberger was a Senior Scientist in Genentech, Inc.’s DNA Synthesis group from 1986 to 1990. He received his B.S. in Chemistry at the University of Innsbruck in Austria and his Ph.D. in Organic Chemistry at the Eidgenossische Technische Hochschule (ETH) in Zurich, Switzerland and performed postdoctoral work at Harvard University.

Kristen M. Metza, age 51, is our Senior Vice President, Human Resources. Ms. Metza joined us as Vice President, Human Resources in 2006 and was promoted to her current role in July 2007. Prior to joining us, Ms. Metza was Senior Vice President of Human Resources for Abgenix and Vice President of Human Resources for Applied Biosystems and Quantum Corporation. Ms. Metza received a B.A. in history and business administration, and completed her graduate work in industrial relations and organizational psychology at the University of Minnesota, Carlson School of Management.

John F. Milligan, age 50, is our President and Chief Operating Officer. Dr. Milligan joined us in 1990 as a Research Scientist and became Director of Project Management and Project Team Leader for our collaboration with Hoffmann-La Roche Ltd on Tamiflu® in 1996. In 2002, Dr. Milligan was appointed Chief Financial Officer. He was promoted to Chief Operating Officer in 2007 and President in 2008. Dr. Milligan is a member of the board of Biotechnology Industry Organization (BIO), the largest biotechnology industry organization, and a trustee of Ohio Wesleyan University. Dr. Milligan received his B.A. in chemistry from Ohio Wesleyan University and his Ph.D. in biochemistry from the University of Illinois and was an American Cancer Society postdoctoral fellow at the University of California at San Francisco.

Robin Washington, age 48, is our Senior Vice President and Chief Financial Officer. Ms. Washington joined us in 2008. Prior to joining us, Ms. Washington served as Chief Financial Officer of Hyperion Solutions, an enterprise software company that was acquired by Oracle Corporation in 2007. Ms. Washington also spent nearly 10 years at PeopleSoft, a provider of enterprise application software, most recently in the role of Senior Vice President and Corporate Controller. She previously was a Director of Finance for Tandem Computers, an Accounting Analyst for the Federal Reserve Bank of Chicago and a Senior Auditor for Deloitte & Touche. She currently serves on the board of MIPS Technologies, Inc. and the Children’s Discovery Museum of San Jose. Ms. Washington holds a bachelor’s degree in business administration from the University of Michigan and an MBA from Pepperdine University.

Kevin Young, age 53, is our Executive Vice President, Commercial Operations. Mr. Young joined us in 2004 as Executive Vice President of Commercial Operations. Mr. Young has over 25 years of experience in the biopharmaceutical industry, holding positions previously at Amgen, Inc. and Zeneca Pharmaceuticals (formerly ICI Pharmaceuticals). During his 12 years at Amgen, Mr. Young held a number of positions in Europe and the United States, most recently as Head of the U.S. Inflammation Business Unit, leading the re-launch of Enbrel® following the acquisition of Immunex Corporation. He is a member of the board of ReSurge, the first international humanitarian organization to provide free reconstructive plastic surgery in developing countries. Mr. Young has undergraduate and graduate degrees in sports science and exercise from Liverpool John Moores University and Nottingham University in England and has completed the Executive Program at the University of Michigan.

PROPOSAL 2

RATIFICATION OF THE SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 and has further directed that we submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Our Audit Committee has determined that the rendering of non-audit services by Ernst & Young LLP during the fiscal year ended December 31, 2010 was compatible with maintaining their independence. Ernst & Young LLP has audited our financial statements since our inception in 1987. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, our Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, our Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our stockholders and us.

Principal Accountant Fees and Services

The aggregate fees billed by Ernst & Young LLP for the years ended December 31, 2010 and 2009 for the professional services described below are as follows:

	2010	2009
Audit Fees(1)	$4,455,000	$4,600,000
Audit-Related Fees(2)	393,000	17,000
Tax Fees(3)	1,166,000	1,125,000
All Other Fees(4)	232,000	2,000

Total	$6,246,000	$5,744,000

(1)

Represents fees incurred for the integrated audit of our consolidated financial statements and of our internal control over financial reporting and review of the interim condensed consolidated financial statements, as well as fees incurred for audit services that are normally provided by Ernst & Young LLP in connection with other statutory or regulatory filings or engagements. During 2010, these fees also included accounting consultation services related to our acquisition of CGI Pharmaceuticals, Inc. and the issuance of our convertible senior notes due in 2014 and 2016. During 2009, these fees also included accounting consultation services related to our acquisition of CV Therapeutics, Inc.

(2)

Represents fees incurred for assurance and related services that are traditionally performed by Ernst & Young LLP, are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” During 2010, audit-related fees consisted of fees incurred primarily in connection with the implementation of our enterprise resource planning system. During both 2010 and 2009, audit-related fees also consisted of fees incurred in connection with specified procedures performed by Ernst & Young LLP in relation to user-defined reports.

(3)	Represents fees primarily incurred in connection with domestic and international tax compliance and tax consultation services.
(4)

For 2010, fees for other professional services were related to the program overview performed on our enterprise resource planning system implementation. During both 2010 and 2009, fees for other professional services were also related to accessing Ernst & Young LLP’s online research database.

All of the services described above were pre-approved by our Audit Committee.

Pre-Approval Policy and Procedures

Our Audit Committee has adopted a policy and procedures for the pre-approval of audit and permissible non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. Under this policy, our Audit Committee must pre-approve all services to be provided by the independent registered public accounting firm, and the policy prohibits the engagement of the independent registered public accounting firm for certain specified services. The policy permits the engagement of the independent registered public accounting firm for services that are approved by our Audit Committee in defined categories such as audit services, audit-related services and tax services. The policy also permits engagement of the independent registered public accounting firm for other services approved by our Audit Committee if there is a persuasive business reason for using the independent registered public accounting firm over other providers. The policy provides that as a general rule of thumb, the fees for these other services should be below 25% of total audit fees. Pre-approval may be given as part of our Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated by our Audit Committee to a member of the Audit Committee. Our Audit Committee receives quarterly reports on the scope of services provided to date and planned to be provided by the independent registered public accounting firm in the future.

THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 3

APPROVAL OF THE AMENDED AND RESTATED GILEAD SCIENCES, INC.

CODE SECTION 162(m) BONUS PLAN AND SPECIFIC APPROVAL OF

PERFORMANCE-BASED PROVISIONS

In May 2006, we adopted the Gilead Sciences, Inc. Code Section 162(m) Plan. In order for payments under the plan to continue to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code (the “Code”) and be fully deductible by us for federal income tax purposes, our Board is submitting the Amended and Restated Gilead Sciences, Inc. Code Section 162(m) Bonus Plan (the “Restated 162(m) to the stockholders for approval. The Restated 162(m) Plan was approved by our Board in January 2011 and is intend to serve the following purposes:

•	extend the term of such plan for an additional five (5)-year period through the date of the annual meeting of the stockholders in the 2016 calendar year;

•	re-affirm the eligible employees who may participate in the plan;

•	re-affirm the various performance criteria upon which performance targets may be established as the condition for vesting in one or more annual bonus awards made under the plan;

•	re-affirm the allowable adjustments that may be made to the performance targets established for each performance period under the plan; and

•	increase the limit on the maximum bonus amount that can be paid per participant under the plan for each twelve-month period within the applicable performance period from $5,000,000 to $7,000,000.

Stockholders are requested in this Proposal 3 to approve the Restated 162(m) Bonus Plan, including its performance-based provisions, in substantially the form attached hereto as Appendix A. If the stockholders fail to approve this proposal, then the Restated 162(m) Bonus Plan will not become effective, and participants therein will not be entitled to receive any bonus under the Restated 162(m) Bonus Plan or under our Corporate Bonus Plan (the “Corporate Bonus Plan”) in which all other employees of Gilead participate with respect to their annual cash bonus opportunity.

The essential features of the Restated 162(m) Bonus Plan are outlined below. This summary does not purport to be a complete description of all the provisions of the Restated 162(m) Bonus Plan and is qualified in its entirety by reference to the provisions of the Restated 162(m) Bonus Plan itself, which is attached as Appendix A to this proxy statement.

Purpose

The purpose of the Restated 162(m) Bonus Plan is to provide our executive officers with the opportunity to earn incentive bonuses tied to the achievement of specific goals based on financial and/or non-financial performance metrics. Provided certain requirements are satisfied, the bonuses paid under the Restated 162(m) Bonus Plan will qualify as performance-based compensation that is not subject to the limitations on income tax deductibility imposed under Section 162(m) of the Code.

Generally, Section 162(m) prevents a company from receiving a federal income tax deduction for compensation paid to certain executive officers in excess of $1 million per covered officer for any year, unless that compensation is performance-based. One of the requirements of such “performance-based” compensation is that the compensation be paid pursuant to a plan that has been approved by the company’s stockholders.

If the Restated 162(m) Bonus Plan is approved by the our stockholders, then the compensation paid under the plan will not be subject to the corporate compensation deduction limits set forth in Section 162(m) of the Code. If the Restated 162(m) Bonus Plan is not approved by the stockholders, then the participating officers will not be eligible to receive bonuses under the Restated 162(m) Bonus Plan or the Corporate Bonus Plan. However,

we reserve the right to pay bonuses to its officers and employees outside of the scope of the Restated 162(m) Bonus Plan and the Corporate Bonus Plan, should circumstances develop that warrant those bonuses and so long as those bonuses would not adversely affect the status of the Restated 162(m) Bonus Plan as a performance-based compensation program under Section 162(m) of the Code. However, no participant in the Restated 162(m) Bonus Plan will have any right to receive any such discretionary bonus as a substitute for a bonus under the Restated 162(m) Bonus Plan in the event the applicable performance goals for a particular bonus opportunity under such plan are not attained or in the event the stockholders fail to approve the Restated 162(m) Bonus Plan.

Eligible Employees

Participation in the Restated 162(m) Bonus Plan is limited to executive officers who hold the title or position of Senior Vice President or above. Such executive officers are not eligible to participate in the Corporate Bonus Plan, but the administration of the bonuses to which they become entitled under the Restated 162(m) Bonus Plan will be governed by reference to the terms and conditions of the Corporate Bonus Plan, provided that:

•	no such bonuses will be paid unless we achieve the applicable performance goal or goals established for the performance period in advance under the Restated 162(m) Bonus Plan;

•	the attainment of those goals are certified by our Compensation Committee; and

•	the dollar amount of the bonus paid per participant will in no event exceed the dollar limitation imposed under the Restated 162(m) Bonus Plan.

As of February 28, 2011, there were 17 executive officers eligible to participate in the Restated 162(m) Bonus Plan, and all of those executive officers were participating in the plan for the 2011 fiscal year.

Administration

The Restated 162(m) Bonus Plan will be administered by our Compensation Committee (the “Committee”) or a subcommittee thereof. Each member of such Committee must qualify as an “outside director” for purposes of Section 162(m) of the Code. The Committee will have the authority to:

•	establish the duration of each performance period, (ii) select the eligible individuals who are to participate in the plan for that performance period;

•	select the eligible individuals who are to participate in the plan for that performance period;

•	determine the specific performance objectives for that performance period at one or more designated levels of attainment and the relative weighting of those goals; and

•	the bonus potential for each participant at each corresponding level of attainment.

The Committee will also have the discretion to reduce the actual bonus payable to any participant below the bonus potential based on the attained level of performance for the period. In its capacity as administrator, the Committee may adopt rules and regulations for the administration of the Restated 162(m) Bonus Plan and interpret any and all provisions of the Incentive Plan. All determinations of the Committee will be final and binding on all persons.

Performance Goals/Performance Periods

Under the Restated 162(m) Bonus Plan, participants will be eligible to earn cash bonuses based on the attainment of the performance goal or goals established by the Committee for the applicable performance period. Each performance period may range in duration from a minimum period of 12 months to a maximum period of 36 months. The current performance period under the Restated 162(m) Bonus Plan is a 12-month period coincident with the 2011 calendar year.

For each performance period, the performance goals may be based on one or more of the following financial and non-financial performance criteria:

•	revenue, organic revenue, net sales or new-product revenue;

•	achievement of specified milestones in the discovery and development of one or more of our products;

•	achievement of specified milestones in the commercialization of one or more of our products;

•	achievement of specified milestones in the manufacturing of one or more of our products;

•	expense targets;

•	share price;

•	total shareholder return;

•	earnings per share;

•	operating margin;

•	gross margin;

•	return measures (including, but not limited to, return on assets, capital, equity, or sales);

•	productivity ratios;

•	operating income;

•	net operating profit;

•	net earnings or net income (before or after taxes);

•	cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);

•	earnings before or after interest, taxes, depreciation, amortization and/or stock-based compensation expense;

•	economic value added;

•	market share; and

•	working capital targets.

Such performance objectives may be measured not only in terms of our own performance but also in terms of our performance relative to the performance of other entities or may be measured on the basis of the performance of any of our business units or divisions or any parent or subsidiary entity. Performance may also be measured on an absolute basis, relative to internal business plans or based on growth. As may be applicable, they may also be measured in the aggregate or on a per-share basis.

Establishment of Performance Objectives

The Committee will, within the first 90 days of each performance period, establish the specific performance objectives for that period. In no event may a performance objective be established at a time when no substantial uncertainty exists as to its attainment. For each performance objective, the Committee may establish one or more potential levels of attainment, determine the relative weighting of each such performance objective and set the bonus potential for each designated level of potential attainment. Alternatively, the Committee may establish a linear formula for determining the bonus potential at various points of performance goal attainment.

The Committee is also authorized to make adjustments in calculating the level of performance goal attainment for the performance period by excluding the effects of one or more of the following items:

•	restructuring and/or other nonrecurring charges;

•	exchange rates, as applicable, for non-U.S. dollar denominated net sales and operating earnings;

•	changes to U.S. generally accepted accounting principles required by the Financial Accounting Standards Board;

•	statutory adjustments to corporate tax rates;

•	extraordinary items as determined under generally accepted accounting principles;

•	any other unusual, non-recurring gain or loss or other extraordinary item, including legal settlements;

•	the dilutive effects of acquisitions or joint ventures; and

•

any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to our common stockholders other than regular cash dividends

The Committee may also make adjustments to take into account the effects of any unusual or extraordinary corporate item, transaction, event or development; any changes in applicable laws, regulations, accounting principles, or business conditions; any corporate transaction, such as a merger, consolidation, separation (including a spinoff or other distribution of stock or property by a corporation), or reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code); and any partial or complete corporate liquidation. The Committee may also, for purposes of such calculations, assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture.

Certification and Determination of Bonuses

As soon as practicable after the end of each performance period, the Committee will certify whether the applicable performance goal or goals have been met and will determine the amount (if any) of the bonus to be paid to each participant in the Restated 162(m) Bonus Plan. If the actual level of attainment is between two of the designated performance levels, the potential Bonus amounts will be interpolated on a straight-line basis. In determining the actual amount of each such bonus amount, the Committee will consider the performance goal or goals established under the Restated 162(m) Bonus Plan at the beginning of the performance period, the level at which each such performance goal has been attained, the weighting assigned to that goal, and such other factors as it may deem appropriate, including individual performance.

The Committee may also, in its sole discretion reduce the amount of, or eliminate altogether, any bonus that would otherwise be payable. In no event, however, may the Committee increase the amount of any bonus above the bonus potential established for the particular level of performance actually attained for the performance period.

The Committee may not waive any performance goal applicable to a participant’s bonus potential for a particular performance period, except under such circumstances as the Committee deems appropriate in the event a substantial change in control or ownership of Gilead should occur prior to the completion of that performance period.

Maximum Dollar Value of Bonuses

The maximum dollar value of any bonus paid to a participant in the Restated 162(m) Bonus Plan may not exceed $7,000,000 with respect to each twelve-month period (or portion thereof) within the applicable performance period.

Payment of Bonuses

Bonuses will be paid in cash as soon as is reasonably practicable after the Committee has certified the actual level of performance goal attainment for the performance period, determined the individual bonus amount for each participant, and authorized the payment of the corresponding bonuses. A participant must remain in our employ until the actual payment date (which will normally be within 75 days following the completion of the applicable performance period). However, full or pro-rated bonuses based on actual performance goal attainment may be paid to individuals who cease employment prior to the payment date by reason of death or disability or in certain involuntary termination situations.

Receipt of a bonus earned under the Restated 162(m) Bonus Plan may be deferred pursuant to the terms and conditions of our Deferred Compensation Plan or any successor plan and in compliance with Section 409A of the Code.

Duration and Amendment

If the Restated 162(m) Bonus Plan is approved by the stockholders, it will be effective as of January 1, 2011 and will continue in effect until the Board terminates it or until stockholder approval is again required for the Restated 162(m) Bonus Plan to meet the requirements of Section 162(m) of the Code and such stockholder approval is not obtained.

Our Board, however, may amend, suspend or terminate the Restated 162(m) Bonus Plan at any time. However, any amendment or modification of the Restated 162(m) Bonus will be subject to stockholder approval to the extent required under Section 162(m) of the Code or any other applicable law or regulation.

Federal Income Tax Consequences

Under present federal income tax laws, participants will recognize taxable income equal to the bonus payment that they receive under the Restated 162(m) Plan. Such taxable income will be recognized in the year the bonus payment is made to them and will be subject to our collection of all applicable withholding taxes. We will be entitled to an income tax deduction, equal to the amount of the taxable income recognized by the participants, for the taxable year in which the payment is made. The bonus payments should qualify as performance-based compensation that is not subject to the $1 million limitation on the income tax deductibility of compensation paid per covered executive officer imposed under Section 162(m) of the Code.

New Plan Benefits

The following table sets forth, as to our Chief Executive Officer, Chief Financial Officer, the three other most highly compensated executive officers of Gilead and all executive officers as a group, the bonus amount set at target level for each such executive officer and the group for the 2011 fiscal year. The target levels range from 130% of annual base salary for our Chief Executive Officer to 60% of such base salary for our Chief Financial Officer. The actual bonus amounts for the fiscal 2011 year will be based on the level at which we attain the applicable performance goal for the performance period coincident with that year and such other factors as the Committee may deem appropriate and may range from 0% for performance goal attainment below threshold level to a maximum bonus equal to 150% of the individual’s target bonus amount.

	2011 FY Bonus Opportunity ($)
Named Executive Officer	Minimum	Target Bonus	Maximum
John C. Martin Chairman and Chief Executive Officer	0	1,859,000	2,788,500
John F. Milligan President and Chief Operating Officer	0	814,500	1,221,750
Kevin Young Executive Vice President, Commercial Operations	0	500,500	750,750
Gregg H. Alton Executive Vice President, Corporate and Medical Affairs	0	472,500	708,750
Robin L. Washington Senior Vice President and Chief Financial Officer	0	372,000	558,000
All Executive Officers as a Group (7 individuals)	0	4,779,125	7,168,688

None of the listed executive officers or the executive officer group will be entitled to any bonuses under the Restated 162((m) Bonus Plan (or the Corporate Bonus Plan) unless the stockholders approve the Restated 162(m) Bonus Plan at the annual meeting.

2010 Fiscal Year Bonuses

The following table sets forth, as to our Chief Executive Officer, Chief Financial Officer, the three other most highly compensated executive officers of Gilead and all executive officers as a group, the actual bonus amount which each such executive officer and the group actually earned under the 162(m) Bonus Plan for the 2010 fiscal year. The applicable performance goal for the 2010 fiscal year was our realization of at least $3.15 Billion of non-GAAP operating income on a consolidated basis.

Bonus Earned for 2010 FY ($)
John C. Martin Chairman and Chief Executive Officer	2,325,375
John F. Milligan President and Chief Operating Officer	1,013,006
Kevin Young Executive Vice President, Commercial Operations	630,219
Gregg H. Alton Executive Vice President, Corporate and Medical Affairs	602,000
Robin L. Washington Senior Vice President and Chief Financial Officer	453,113
All Executive Officers as a Group (7 individuals)	5,971,822

THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 3.

PROPOSAL 4

APPROVAL OF AMENDMENTS TO GILEAD’S RESTATED CERTIFICATE OF INCORPORATION TO ADOPT MAJORITY VOTING STANDARDS

At the 2010 annual meeting of stockholders, the stockholders voted to request that our Board take steps to adopt majority voting standards in our existing certificate of incorporation (“Existing Certificate”) and bylaws. As a result, our Board is proposing that the stockholders approve a new restated certificate of incorporation (“Restated Certificate”) that incorporates amendments to our Existing Certificate as described below.

Our Nominating and Corporate Governance Committee and our Board have carefully considered the advantages and disadvantages of adopting majority voting standards and, after taking into consideration the vote of the stockholders at last year’s Annual Meeting, have determined that it is appropriate to propose the amendments described below, which are part of the new Restated Certificate now being submitted to a vote of stockholders.

Our Board has unanimously adopted a resolution approving and declaring the advisability of the Restated Certificate, which changes the voting provisions in the Existing Certificate, as follows:

•

Removal of Directors; Article VI, Section 1(b)(ii) — Currently, the approval of at least 66 2/3% of the outstanding shares of Gilead is required to remove a director from office prior to the expiration of his or her term without cause. If this proposal is approved, stockholders will have the ability to remove a director from office prior to the expiration of his or her term without cause with a vote of a majority of all outstanding shares.

•

Bylaw Amendments; Article VI, Section 3(a) — Currently, the Existing Certificate allows stockholders to amend our bylaws if at least 66 2/3% of the outstanding shares of Gilead vote in favor of the amendment. If this proposal is approved, stockholders will have the ability to amend our bylaws with a vote of a majority of all outstanding shares.

•

Amendments to Certain Provisions of the Certificate; Article IX — Currently, the approval of at least 66 2/3% of the outstanding shares of Gilead is required to amend Article VI, VII and IX of the Existing Certificate, which address, among other things, requirements and procedures for removing Board members and filling vacancies, cumulative voting, bylaw amendments by stockholders, actions by written consent of stockholders, preemptive rights and amendments of the Existing Certificate. If this proposal is approved, stockholders will have the ability to amend these provisions of the Restated Certificate with a vote of a majority of all outstanding shares.

In addition, we made certain non-material changes to the Restated Certificate to update certain provisions, including deleting Section 2 related to the absence of cumulative voting under Section 2115 of the California Corporations Code.

The full text of the Restated Certificate is attached as Appendix B to this proxy statement, with additions indicated by underlining and deletions indicated by strikeout.

To be approved, the Restated Certificate requires an affirmative vote of holders of 66 2/3% of the outstanding shares entitled to vote on the record date. If approved, the Restated Certificate will become effective upon being filed with the Secretary of State of the State of Delaware, which we would do promptly after the Annual Meeting.

If this proposal is approved by the stockholders, conforming amendments requiring the vote of a majority of the outstanding shares will be made to our bylaws.

THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 4.

PROPOSAL 5

APPROVAL OF AMENDMENTS TO GILEAD’S AMENDED AND RESTATED BYLAWS TO PERMIT HOLDERS OF AT LEAST 20% OF THE VOTING POWER OF THE OUTSTANDING CAPITAL STOCK TO CALL A SPECIAL MEETING OF STOCKHOLDERS

Our Board recommends that Gilead’s stockholders approve an amendment to Gilead’s bylaws (the “Special Meeting Bylaw Amendment”) that would add a right permitting holders of record of at least 20% of the voting power of Gilead’s outstanding capital stock to call a special meeting of stockholders by written request filed with our Corporate Secretary and otherwise in accordance with the bylaws. Currently, our bylaws provide that only the Chairman of the Board of Directors, the Chief Executive Officer or the Board of Directors may call a special meeting of stockholders.

Our Board believes that establishing an ownership threshold of at least 20% in order for stockholders to request a special meeting strikes an appropriate balance between enhancing the rights of stockholders and seeking to avoid the situations that could arise if the threshold were set too low. Our Board believes that calling a special meeting of stockholders is not a matter to be taken lightly. We believe that a special meeting should only be held to cover special or extraordinary events when fiduciary, strategic, significant transactional or similar considerations dictate that the matter be addressed on an expeditious basis, rather than waiting until the next annual meeting. Organizing and preparing for a special meeting involves significant management commitment of time and focus, and imposes substantial legal, administrative and distribution costs. We believe that setting the threshold too low carries a risk of frequent meeting requests, potentially covering agenda items relevant to particular constituencies as opposed to stockholders generally, with attendant significant cost, management distraction and diversion of management and financial resources. We therefore believe that a lower threshold would not be in the best interest of our stockholders.

The Special Meeting Bylaw Amendment contains procedural and informational requirements for stockholders to call a special meeting, including that:

•	no business may be conducted at the special meeting except as described in Gilead’s notice of meeting;

•

no stockholder special meeting request may be made during the period commencing 120 days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting;

•

a special meeting request cannot cover business substantially similar to what was covered at an annual or special meeting held not more than 12 months, or in the case of director elections, 120 days before the special meeting request was received by the Secretary;

•

a special meeting will not be held if similar business is to be covered at an annual or special meeting called by the Board to be held within 120 days after the special meeting request is received by the Secretary;

•

any shares beneficially owned or held of record as of the date of the request and sold by the requesting holder prior to the meeting will be treated as a revocation of the request to the extent of the shares sold; and

•

the requesting stockholder’s notice must include information (as specified in the amended bylaws) as to the business proposed to be conducted, as to each nominee (if applicable), and as to the stockholder giving notice and the beneficial owner, if any, on whose behalf the proposal is made.

The complete text of Section 6 of Gilead’s bylaws containing the provisions related to special meetings of stockholders, as proposed to be amended, is set forth in Appendix C.

The affirmative vote of 66 2/3% of the voting power of all shares of our voting stock outstanding is needed to approve the Special Meetings Bylaw Amendment. Upon approval of our stockholders, the Special Meeting Bylaw Amendment will become effective.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 5.

PROPOSAL 6

ADVISORY VOTE ON EXECUTIVE COMPENSATION

General

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enacted in July 2010, or the Dodd-Frank Act, enables our stockholders to vote at the annual meeting to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with the standards established under Item 402 of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on Gilead or our Board of Directors or our Compensation Committee.

Although the vote is non-binding, our Board and Compensation Committee value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions affecting our executive officers.

The core objective of our executive officer compensation program is to align pay and performance. More than 85% of the compensation of our executive officers is tied to our short-term and long-term performance as well as to individual performance. In the case of our Chief Executive Officer, his bonus award is based entirely on the achievement of corporate performance goals. At the same time, we maintain overall levels of compensation that we believe are fair, reasonable and responsible.

The key elements of the compensation programs that were in effect during the 2010 fiscal year for our executive officers are described in detail in the Compensation Discussion and Analysis section of this proxy statement beginning on page 37. Those key elements may be summarized as follows:

•

Over the last three years, the average actual compensation mix for our named executive officers has been approximately: 13% base salary; 13% annual bonus (in the case of our Chief Executive, this is based solely on company objectives); and 74% long-term equity grant-date value.

•

We target total direct compensation for all employees, including executive officers, at approximately the 50th percentile of the peer group. Historically, cash compensation has been below the market median and long-term equity incentive grant values have been above the 50th percentile. Our Chief Executive Officer’s total direct compensation was 52nd percentile of our executive peer group, and our named executive officers as a group averaged 56th percentile of our executive peer group.

•

Our equity compensation, the largest component of total compensation for our executive officers, is comprised of both performance-based shares and stock options. Both of these components are performance based as neither vehicle delivers any value to the executives unless the company performs. Our performance shares require not only stock price performance, but also revenue growth. Our stock options are granted at the fair market stock price on the date of grant and therefore require our stock to appreciate before any value can be realized by our executives.

•

In order to further align the interests of our senior executives with those of our stockholders, executive officers are expected to own shares of our common stock equal in value to a specified multiple of their base salary.

•

We have adopted a compensation recovery policy that provides our Board with the authority to recoup certain portions of compensation from any executive officer whose misconduct contributes to our obligation to file a restatement of our financial results.

•

We maintain a severance plan that provides, consistent with peer group norms, standard severance benefits (pursuant to a formula that varies by employee level) in the event of an involuntary termination of employment without cause or a resignation for good reason in connection with a change in control. In January 2010, change in control payments were modified for new hires to exclude tax gross-up provisions.

Our Compensation Committee closely evaluates our company performance and compensation programs and will continue to take action to ensure that our compensation programs are aligned with our long-term performance and stockholder interests.

Resolution

Our stockholders are being asked to approve by advisory vote the following resolution relating to the compensation of the named executive officers in this proxy statement:

“RESOLVED, that Gilead’s stockholders hereby approve the compensation paid to Gilead’s executive officers named in the Summary Compensation Table of this proxy statement, as that compensation is disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the various compensation tables and the accompanying narrative discussion included in this proxy statement.”

The vote on this resolution is not intended to address any specific element of compensation; rather the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 6.

PROPOSAL 7

ADVISORY VOTE AS TO THE FREQUENCY OF FUTURE

ADVISORY SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers. By voting on this proposal, stockholders may indicate whether they prefer an advisory vote on named executive officer compensation every one, two or three years. Stockholders will also have the option to abstain from voting on the matter.

After careful consideration of this Proposal, our Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for Gilead, and therefore our Board recommends that you vote for a one-year interval for the advisory vote on executive compensation.

Our Board believes an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices on a more consistent basis. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our stockholders may have different views as to what is the best approach for Gilead, and we look forward to hearing from our stockholders on this Proposal.

The stockholder vote under this Proposal is not to approve the Board’s recommendation but is instead a direct advisory vote on the particular frequency at which each stockholder would like future advisory votes on executive officer compensation to be conducted. You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or you may abstain from voting on this Proposal 7.

The stockholder vote on this Proposal is advisory and not binding on our Board or Gilead. However, unless our Board should decide otherwise, the particular frequency that receives the highest number of votes cast by stockholders will be the frequency for future advisory votes on executive compensation. Stockholders will be asked to vote on the frequency of an advisory vote on executive compensation at least once every six years.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EVERY “ONE YEAR” FOR PROPOSAL 7.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2010:

Equity Compensation Plan Information

Plan Category	Number of Common Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights (b)(1)	Number of Common Shares Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)(2)
Equity compensation plans approved by security holders(3):
2004 Equity Incentive Plan	49,498,272	$35.5194	51,793,307
1991 Stock Option Plan(4)	13,298,571	$12.1472	—
1995 Non-Employee Director’s Stock Option Plan(4)	231,000	$8.9033	—
Employee Stock Purchase Plan(5)	—	—	6,567,411
All plans approved by security holders	63,027,843	$30.3243	58,360,718
Equity compensation plans not approved by security holders	—	—	—

Total:	63,027,843	$30.3243	58,360,718

(1)	Does not take into account 3,719,478 phantom shares, restricted stock awards, restricted stock units and performance share units granted to directors and officers under our 2004 Equity Incentive Plan.
(2)	Includes approximately 6.6 million shares reserved for issuance under our Employee Stock Purchase Plan.
(3)

Does not include 979,029 shares of common stock issuable upon exercise of assumed options under the Triangle Pharmaceuticals 1996 Incentive Stock Plan, Corus Pharma, Inc. 2001 Stock Plan, Myogen, Inc. 2003 Equity Incentive Plan, CV Therapeutics, Inc. 1994 Equity Incentive Plan, CV Therapeutics, Inc. 2000 Equity Incentive Plan, CV Therapeutics, Inc. 2000 Nonstatutory Incentive Plan, CV Therapeutics, Inc. 2004 Employment Commencement Incentive Plan and CV Therapeutics, Inc. Non-Employee Directors’ Stock Option Plan in connection with acquisitions. Such options have a weighted-average exercise price of $39.7191.

(4)	We no longer grant equity awards under this plan although stock options remain outstanding under such plan.
(5)

Under our Employee Stock Purchase Plan, participants are permitted to purchase our common stock at a discount on certain dates through payroll deductions within a pre-determined purchase period. Accordingly, these numbers are not determinable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of February 28, 2011 by: (1) each beneficial owner of more than five percent of our common stock; (2) each director and nominee for director; (3) each of the individuals named in the Summary Compensation Table on page 64; and (4) all of our current executive officers and directors as a group.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares		Percent of Total
FMR LLC	52,637,171	(2)	6.6%
Blackrock, Inc.	50,773,500	(3)	6.4%
Gregg H. Alton	891,258	(4)	*
Paul Berg	315,724	(5)	*
John F. Cogan	236,322	(6)	*
Etienne F. Davignon	612,391		*
James M. Denny	506,835	(7)	*
Carla A. Hills	158,393	(8)	*
Kevin E. Lofton	21,639	(9)	*
John W. Madigan	234,309	(10)	*
John C. Martin	9,059,103	(11)	1.1%
John F. Milligan	2,464,991	(12)	*
Gordon E. Moore	1,914,814	(13)	*
Nicholas G. Moore	257,282	(14)	*
Robin L. Washington	107,819	(15)	*
Richard J. Whitley	54,131	(16)	*
Gayle E. Wilson	218,396	(17)	*
Per Wold-Olsen	24,022	(18)	*
Kevin Young	933,671	(19)	*
All current executive officers and directors as a group (19 persons)	20,018,181	(20)	2.5%

*	Less than one percent of the outstanding shares of our common stock.
(1)

This table is based upon information supplied by our directors and officers and a Schedule 13G filed with the SEC by FMR LLC (“FMR”) and a Schedule 13G/A filed with the SEC by Blackrock, Inc. (“Blackrock”). Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, we believe each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 794,270,698 shares of common stock outstanding on February 28, 2011, adjusted as required by the rules promulgated by the SEC. Unless otherwise indicated, the address for each of the individuals and entities listed in this table is c/o Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404.

(2)

Based on information set forth in a Schedule 13G filed with the SEC on February 14, 2011 by FMR reporting sole power to vote or direct the vote over 6,012,282 shares and the sole power to dispose or to direct the disposition of 52,637,171 shares. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR (“FMRC”), is the beneficial owner of 46,235,629 shares as a result of acting as investment adviser to various investment companies. Edward C. Johnson 3d (“ECJ”) and FMR, through its control of FRMC and the funds, each has sole power to dispose of the 46,235,629 shares owned by the funds. Neither FMR nor ECJ has the sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds’ Boards of Trustees. FMR’s beneficial ownership includes 7,278 shares beneficially owned through Strategic Advisers, Inc., a wholly-owned subsidiary of FMR. Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR, is the beneficial owner of 1,224,842 shares as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds and investment companies owning such shares. ECJ and FMR, through their control of PGALLC, each has sole voting and dispositive power over such shares. Pyramis Global Advisors Trust

Company (“PGATC”), an indirect wholly-owned subsidiary of FMR, is the beneficial owner of 2,372,033 shares as a result of its serving as investment manager of institutional accounts owning such shares. ECJ and FMR, through their control of PGATC, each has sole dispositive power over 2,372,033 shares and sole power to vote or to direct the voting of 2,136,393 shares owned by the institutional accounts managed by PGATC. FIL Limited (“FIL”), which provides investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors, is the beneficial owner of 2,797,389 shares. Partnerships controlled predominantly by members of the family of ECJ or trusts for their benefit own shares of FIL voting stock with the right to cast approximately 39% of the total votes that may be cast by all holders of FIL voting stock. FMR and FIL view that the shares held by each other need not be aggregated for purposes of Section 13(d). The address of FMR is 82 Devonshire Street, Boston, MA 02109.

(3)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 4, 2011 by Blackrock reporting sole power to vote or direct the vote over 50,773,500 shares and the sole power to dispose or to direct the disposition of 50,773,500 shares. The address of Blackrock is 40 East 52nd Street, New York, New York 10022.

(4)	Includes 860,121 shares subject to stock options exercisable within 60 days of February 28, 2011.
(5)	Includes 1,045 phantom shares and 282,679 shares subject to stock options exercisable within 60 days of February 28, 2011.
(6)	Includes 5,987 phantom shares and 226,929 shares subject to stock options exercisable within 60 days of February 28, 2011.
(7)	Includes 223,129 shares subject to stock options exercisable within 60 days of February 28, 2011.
(8)	Includes 1,066 phantom shares and 151,179 shares subject to stock options exercisable within 60 days of February 28, 2011.
(9)	Includes 4,531 phantom shares and 14,749 shares subject to stock options exercisable within 60 days of February 28, 2011.
(10)	Includes 220,929 shares subject to stock options exercisable within 60 days of February 28, 2011 and 5,968 shares held indirectly.
(11)	Includes 7,146,340 shares subject to stock options exercisable within 60 days of February 28, 2011.
(12)

Includes 2,160,960 shares subject to stock options exercisable within 60 days of February 28, 2011 and 111,755 shared held in trust for which Dr. Milligan and Kathryn Bradford-Milligan, his wife, are trustees over and over which Dr. Milligan has shared voting and investment power.

(13)

Includes 496,929 shares subject to stock options exercisable within 60 days of February 28, 2011 and 715,839 shares held in trust for which Dr. Gordon Moore and Betty I. Moore, his wife, are trustees and over which Dr. Gordon Moore has shared voting and investment power.

(14)	Includes 8,697 phantom shares and 245,179 shares subject to stock options exercisable within 60 days of February 28, 2011.
(15)	Includes 100,000 shares subject to stock options exercisable within 60 days of February 28, 2011
(16)	Includes 3,046 phantom shares and 47,679 shares subject to stock options exercisable within 60 days of February 28, 2011.
(17)

Includes 7,311 phantom shares 107,679 shares subject to stock options exercisable within 60 days of February 28, 2011 and 100,000 shares held in trust for which Mrs. Wilson and Peter Wilson, her husband, are trustees over and over which Mrs. Wilson has shared voting and investment power

(18)	Includes 10,599 shares subject to stock options exercisable within 60 days of February 28, 2011.
(19)	Includes 887,830 shares subject to stock options exercisable within 60 days of February 28, 2011.
(20)

Includes 31,682 phantom shares and an aggregate of 14,122,370 shares subject to stock options exercisable by directors and current executive officers within 60 days of February 28, 2011. See notes (4) through (19) above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to provide to us copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2010, our executive officers, directors and greater than ten percent stockholders complied with all Section 16(a) filing requirements applicable to these executive officers, directors and greater than ten percent stockholders, except Robin Washington filed a late Form 4 reporting two transactions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee consists of Mr. John Madigan (Chairman), Mr. Kevin Lofton, Dr. Gordon Moore and Mr. Nicholas Moore. None of the members of our Compensation Committee during 2010 is currently or has been, at any time since our formation, one of our officers or employees. During 2010, no executive officer served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or our Compensation Committee. None of the members of our Compensation Committee during 2010 currently has or has had any relationship or transaction with a related person requiring disclosure pursuant to Item 404 of Regulation S-K.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The core objective of our executive officer compensation program is to align pay and performance. More than 85% of the compensation of our executive officers is tied to our short-term and long-term performance as well as to individual performance. In the case of our Chief Executive Officer, his bonus award is based entirely on the achievement of corporate performance goals. Given the long product development cycles in our business, many elements of our compensation programs are intended to reward the achievement of long-term objectives that will create and sustain long-term shareholder value. Historically, we have paid substantially lower base salaries than our peer group. Our long-term incentive compensation programs are designed so that over time, executives will realize less of their target compensation during performance periods where our stock price does not keep pace with that of our peers and more in periods where our stock price has outperformed our peers. Our Compensation Committee closely evaluates our stock performance and compensation programs and will continue to take action to ensure that our compensation programs are aligned with our long-term performance and stockholder interests.

Business Environment and Company Performance

Between 2006 and 2010, our five-year total stockholder return was in the 68th percentile among our peer group and the 60th percentile among the Russell 3000 companies included in GICS Code 3520 (Pharmaceuticals and Biotechnology). However, over the last two years, despite our consistently strong operating performance, our stock has underperformed relative to our peers. We believe this is primarily due to:

•

the anticipated expiration of patents underlying key HIV products in 2017 and 2018 and concern from the investment community that our product pipeline is not yet robust enough to overcome the loss of revenue associated with patent expiration, and

•	healthcare reforms and government austerity measures, including the enactment of U.S. healthcare reform legislation that has impacted us disproportionately due to the higher level of government reimbursement for our HIV products as compared to the products of our peers and the imposition of mandatory price reductions in several countries in Europe.

Our Compensation Committee believes the current stock price is not indicative of the performance of our executives. In addition to delivering strong financial results, our executives have effectively executed on efforts to position Gilead for future success by:

•

progressing our research and development programs, where we obtained U.S. approval for Cayston® for the treatment of cystic fibrosis, submitted regulatory filings for our Truvada®/TMC 278 single tablet regimen for HIV with the goal of launching the product in 2011, initiated three Phase 3 pivotal studies for HIV drugs and advanced our clinical development programs for seven unique molecules for the treatment of hepatitis C,

•

continuing efforts to diversify our product and technology portfolios with the strategic acquisitions of CGI Pharmaceuticals, Inc. and Arresto Biosciences, Inc. potentially giving us access to markets for inflammatory diseases, including rheumatoid arthritis and myelofibrosis, a bone marrow disorder, and

•	continuing to aggressively repurchase our stock, with our 2010 repurchase program reducing our shares outstanding as of December 31, 2009 by approximately 12%.

Over the last several years, Gilead has consistently delivered strong operational and financial performance. As described in the table below, we have consistently outpaced our peer group with respect to a number of key financial metrics.

Gilead Sciences Performance vs. Peers (Percentile)
	2006	2007	2008	2009	2010

Revenue Growth	90th	90th	90th	>90th	60th

EBITDA Growth	80th	90th	70th	>90th	55th

EPS Growth	<10th(1)	N/A	50th	85th	85th

Return on Assets	<10th(1)	>90th	>90th	>90th	>90th

Return on Equity	<10th(1)	>90th	>90th	>90th	>90th

Revenue Per Employee	>90th	>90th	>90th	>90th	>90th

(1)

In 2006, Gilead acquired Myogen, Inc., Corus Pharma, Inc. and a manufacturing facility in Edmonton, Alberta, Canada. Had the charges associated with these acquisitions been excluded from the calculation of our percentile rank for EPS Growth, Return on Assets or Return on Equity, we believe our percentile rank for these measures would be more consistent with those shown for subsequent years.

Compensation Objectives and Philosophy

The objectives of our compensation program are to:

•	offer market competitive compensation opportunities that attract and retain executive officers capable of meeting our business objectives;

•	ensure that our executive officers are focused on strategic financial and non-financial objectives and the achievement of both short-term and long-term performance goals essential to Gilead’s success;

•	align the interests of executive officers and stockholders in achieving long-term stock price performance through the use of equity incentives and executive ownership requirements of Gilead stock; and

•	balance the need for competitive compensation against our objective of providing reasonable and responsible pay arrangements.

The base salary and annual bonus component of executive officer’s compensation primarily relate to our compensation objective of providing competitive compensation that will attract and retain executives. Many of the goals under our Annual Bonus Program are designed to reward short-term company and individual objectives.

Equity-based awards, the largest component of total compensation for our executive officers, are intended to reward for long-term growth, thereby aligning the interests of our executive officers with those of our stockholders. Our equity compensation is comprised of both performance-based shares and stock options. Both of these components are performance based as neither vehicle delivers any value to the executives unless the company performs. Our performance shares require not only stock price performance, but also revenue growth. Our stock options are granted at the fair market stock price on the date of grant and therefore require our stock to appreciate before any value can be realized by our executives.

Our Compensation Committee makes compensation decisions based on individual performance, as well as company performance relative to internal goals and peer group performance to ensure an appropriate pay-for-performance alignment.

Over the last three years, the average actual compensation mix for our named executive officers has been approximately:

•	13% base salary;

•	13% annual bonus (in the case of our Chief Executive, this is based solely company objectives); and

•	74% long-term equity grant-date value.

We target total compensation for all employees, including executive officers, at approximately the 50th percentile of the peer group. Historically, cash compensation has been below the market median and long-term equity incentive grant values have been above the 50th percentile. The table below summarizes the target compensation (as a percentile of our peer group) for each of the major elements of our named executive officers’ 2010 compensation:

Named Executive Officer	Base Salary (Percentile)	Total Cash (Percentile)	Equity Awards Grant-Date Value (Percentile)	Total Direct Compensation (Percentile)
John C. Martin	32nd	31st	52nd	52nd

John F. Milligan	67th	60th	77th	66th

Kevin Young	40th	41st	61st	55th

Gregg H. Alton	44th	53rd	>75th	>75th

Robin L. Washington	29th	29th	56th	51st

Average	43rd	43rd	62nd	56th

Compensation Results

Our compensation programs are designed to reward performance while providing a fair, reasonable and responsible amount of compensation that attracts and retains executive officers.

Due to the design of our long-term incentive programs, the decline in our stock price over the last two years has resulted in a significant decline in the value of all accumulated equity-based incentive compensation for our named executive officers. Under our current compensation programs, if our stock were to continue to under perform in 2011 and beyond, we would expect the percentage of target compensation actually realized by executives to also decrease. This is primarily because of the three-year performance period of our performance shares which comprised approximately 38% of total target compensation in 2010. For example, in 2010, the number of performance shares paid out was based on performance during the 2007-2009 period. In 2011, the number of performance shares paid out will be based on the 2008-2010 period and will reflect the lower levels of total stockholder return relative to our peer groups. Further, as of December 31, 2010, all stock options granted to our named executive officers between 2008 and 2010 have provided them with no value.

As shown in the charts below, the decrease in our stock price has resulted in a decrease in the amount of target equity compensation realized from the executives’ equity awards. Specifically, our executives realized no return from any options granted between 2008 and 2010 and, if our stock price does not increase, our executives can expect a marked decline in their payout under our performance share program.

*  The chart above shows the projected payout under our performance share program in future years if our stock price does not increase. Actual results may cause the payouts in future years to be higher or lower than shown.

As shown in the chart below, during the last five years, the total cash realized by our executive officers as a percent of target cash compensation remained relatively consistent, despite superior revenue and EBITDA growth compared to our peer group. This is primarily because base salary is a relatively fixed compensation element in the executive pay program and the executive officers have consistently achieved against the financial and non-financial objectives under the annual bonus program during these years.

Our Compensation Committee will continue to evaluate our performance by reviewing our performance against key financial metrics, non-financial achievements as well as stock price and will make any necessary adjustments to our compensation programs to ensure continued alignment with our short- and long-term performance objectives and the creation of shareholder value.

Executive Compensation 2010 Program Overview

Based on our compensation philosophy, pay program structure and 2010 performance, our Compensation Committee took the following actions with respect to the compensation for our named executive officers for 2010:

•

Base Salary. We increased base salary from 6% to 12% for our named executive officers, including an 8% increase for Dr. Martin, our Chief Executive Officer. These increases were designed to address significantly below-median salaries, in the case of Dr. Martin, Mr. Alton and Ms. Washington, and to reward the strong individual performance of each of the named executive officers.

•

Annual Bonus. We increased annual bonus targets (as a percentage of base salary) for all named executive officers to move us toward a more competitive position compared to our peer group. These changes allow us to achieve an appropriate mix of pay versus performance in our compensation program. Actual bonus payments for 2010 ranged from 129% to 134% of the target bonus opportunity, including a payout of 132.5% of target for Dr. Martin. These reflect our achievement of the financial and non-financial corporate goals established under our annual bonus program at the beginning of 2010, as well as the individual performance of each named executive officer, other than our Chief Executive Officer.

•

Equity Awards. We target our regular annual equity grants at or above the 50th percentile to balance our lower than median cash compensation. By having more compensation awarded in long-term equity, the named executive officers only realize their target compensation if Gilead’s stock performs well. We also make selective, periodic key contributor equity awards for special recognition and retention, as we did for Ms. Washington in 2010. In March 2010, we paid the third and final tranche of our 2007 performance share awards at the maximum level of 200% of target based on our achievement of TSR performance during the performance period at the 85th percentile and revenue growth performance at the 83rd percentile of the companies in the NYSE Arca Biotech and Pharmaceutical indices.

•

Ownership Guidelines: In order to further align the interests of our senior executives with those of our stockholders, executive officers are expected to own shares of our common stock equal in value to a specified multiple of their base salary. As of December 31, 2010, all of our named executive officers who were expected to meet the ownership guidelines were in compliance with those guidelines. In aggregate, our Named Executives Officers hold equity with a total value equal to approximately 24.4 times their aggregate annual base salary.

•

Compensation Recovery Policy: Executive officers are subject to a compensation recovery policy that provides our Board with the authority to recoup certain portions of compensation from any executive officer whose misconduct contributes to our obligation to file a restatement of our financial results.

In summary, our Compensation Committee believes that the level of compensation in effect for 2010 for our Named Executives Officers is reasonable and appropriate given the:
• strong correlation between our stock price and the amount of compensation actually realized as a percentage of total target compensation;
• our outstanding company performance in each of the past five years;
• our long-term record of superior operating and stock performance relative to industry peers; and
• the caliber of our executive officers as demonstrated by our high performance over the past several years.

Our Compensation Committee continues to closely evaluate our stock performance and compensation programs and will continue to take action to ensure that our compensation programs are aligned with our long-term performance and stockholder interests.

Role of Executive Officers in Compensation Decision-Making and Use of Outside Advisors

Dr. Martin, with input from Dr. Milligan with respect to Dr. Milligan’s direct reports, makes compensation recommendations to our Compensation Committee for the named executive officers other than himself. In formulating his recommendations, Dr. Martin obtains internal salary data and external compensation data from our Human Resources Department. Compensia Inc. (“Compensia”), an outside compensation consultant engaged by our Human Resources Department provides comparable market data, including tally sheets, financial performance reports, market compensation reviews and other analyses to aid Dr. Martin in the formulation of his compensation recommendations. Compensia serves solely as a consultant to management in the compensation decision-making process.

Our Compensation Committee places considerable importance on Dr. Martin’s recommendations because of his direct knowledge of each named executive officer’s performance and contribution to our performance. Our Compensation Committee also reviews peer group compensation information and consults with Frederic W. Cook & Company (“FWC”), its independent consultant, in determining executive officer compensation. Our Compensation Committee reviews and approves Dr. Martin’s compensation based on its evaluation of Dr. Martin’s performance, our performance and advice provided by FWC. Dr. Martin’s compensation is subject to ratification by the independent directors of the Board.

Executive Compensation Framework

Compensation Objectives

Our executive compensation program is designed around six fundamental principles:

1. Pay-for-Performance. Structure compensation programs that include a substantial portion of performance-based compensation to ensure the compensation earned by the executive officers is directly and demonstrably linked to company performance so that compensation will be below target in years when our company performs poorly and above target in years when our company performs well.

2. Market Competitiveness. Offer market competitive compensation opportunities that attract and retain executive officers capable of meeting our business objectives.

3. Balance Short- and Long-Term Perspective. Ensure that our executive officers are focused on strategic financial and non-financial objectives and the achievement of both short- and long-term performance goals essential to our growth and success.

4. Stockholder Alignment. Align the interests of executive officers and stockholders in sustaining long-term value creation through the use of equity incentives and executive stock ownership guidelines.

5. Cost-Effectiveness. Balance the need for competitive compensation against our objective of providing reasonable and responsible pay arrangements.

6. Egalitarian Approach. Maintain an egalitarian culture with respect to compensation programs so that all employees are generally eligible to participate in the same programs as the executive officers.

Target Compensation and Mix of Compensation Elements

The table below summarizes the principal objectives each element of our compensation program is designed to meet:

Compensation Element	Primary Compensation Objectives Achieved
Base Salary	Pay-for-Performance Market/Internal Competitiveness Cost-Effectiveness

Annual Bonus	Pay-for-Performance Market/Internal Competitiveness Balance Short- and Long-Term Perspective

Equity Awards	Pay-for-Performance Stockholder Alignment Market/Internal Competitiveness Balance Short- and Long-Term Perspective

+Compensation Element	Primary Compensation Objectives Achieved
Benefits/Perquisites	Market Competitiveness Cost-Effectiveness Egalitarian Approach

Severance/Change-of-Control Plan	Market Competitiveness Balance Short- and Long-Term Perspective

Performance-based compensation, particularly long-term equity incentive awards, has historically represented the largest component of our executive compensation arrangements. Over the last three years, the average actual pay mix for our named executive officers has been approximately 13% base salary, 13% annual bonus and 74% long-term equity grant-date value. We believe this pay mix is appropriate because our named executive officers are in a position to have greater influence on long-term results. By aligning the compensation earned by our executive officers with our company performance, our executive officers realize less value from those components of their compensation when we do not perform well.

Our equity compensation comprises both performance-based shares and stock options. Both of these components are performance-based as neither vehicle provides any value to the executive unless the company performs in terms of stock price appreciation and operating results. See the section “Equity Compensation: 2010 Executive Equity Program” below for more details.

Our philosophy is to target total compensation for all employees, including executive officers, at approximately the 50th percentile of the peer group. This approach allows us the flexibility to adjust short-term cash bonus and long-term equity opportunities without targeting a specific market percentile for either of these two pay elements. Our Compensation Committee has historically approved compensation levels for executive officers above and below the 50th percentile target based on individual performance as well as company performance relative to internal goals and peer group performance to ensure an appropriate pay-for-performance alignment.

Although our pay-for-performance philosophy is directed primarily to achievement of company objectives, for executive officers other than Dr. Martin, our Compensation Committee also looks at the achievement of individual performance goals when determining each of the three components of total compensation each year (base salary level, incentive cash bonus and equity awards in the form of stock option grants and performance shares). For the 2010 fiscal year, the principal individual performance objectives and select notable achievements taken into account in the determination of the named executive officer’s compensation are as follows:

Name	Principal Individual 2010 Goals	Select 2010 Achievements
John C. Martin Chairman and Chief Executive Officer	•Ensure organizational alignment and execution on the corporate goals approved by the Board of Directors

•Led organization in achievement of corporate, financial and operating goals approved by the Board of Directors, including progressing our research and development programs, in the following ways:

—Receipt of U.S. approval for Cayston for the treatment cystic fibrosis

—Submission of regulatory filings for our Truvada/TMC 278 single-tablet regimen for the treatment of HIV

—Initiation of three Phase 3 pivotal studies for HIV drugs

—Advancement of our clinical development programs for seven unique molecules for the treatment of hepatitis C

Name	Principal Individual 2010 Goals	Select 2010 Achievements

John F. Milligan President and Chief Operating Officer

• Achieve net product revenue and total expense goals

• Execute on corporate development goals related to acquisitions and in-licensing transactions and managing key alliance relationships

• Achieve manufacturing goals, including ensuring supply and demand requirements are met with appropriate inventory levels, adhering to budget and developing new guidelines for contracting with third party commercial manufacturers

• Achieve operational goals, including implementation of Enterprise Resource Planning system

• Acquisition and integration of CGI Pharmaceuticals, Inc. into our organizational structure • Entry into an agreement to acquire Arresto Biosciences, Inc.

Kevin Young Executive Vice President, Commercial Operations

• Achieve worldwide net product revenue and market share goals

• Continue to improve access to and reimbursement for all Gilead products

• Optimize increased field forces and new business unit structures in European Union

• Exceeded financial performance goals on net product revenues

• Prepared the sales force for the launch of Cayston®

• Continued to expand our market share in HIV and hepatitis B and launched Viread® for the treatment of chronic hepatitis B in the European Union

Gregg H. Alton Executive Vice President, Corporate and Medical Affairs

• Ensure effective management of litigation and disputes

• Execute on Medical Affairs goals, including improving education programs for commercial products, and generating meaningful Phase 4 programs

• Expand and leverage partnerships with patient groups, foundations and institutions

• Reorganized the Medical Affairs group

• Improved the educational programs for commercial products

• Advanced access to our HIV products in resource-limited countries

• Oversaw successful resolution of Department of Justice investigation related to Ranexa®

Robin L. Washington Senior Vice President and Chief Financial Officer

• Execute financial plan/budgets to achieve targeted results

• Execute on share buy-back program

• Ensure appropriate investor relations and public outreach programs

• Evaluate and execute specific initiatives related to the Enterprise Resource Planning system to optimize key financial processes and procedures

• Implemented structural changes to the Finance organization

• Implemented new worldwide processes and systems, specifically the ongoing implementation of an Enterprise Resource Planning system

• Contributed to achievement of the financial and commercial growth goals

Compensation Benchmarking

The peer group we examined in 2010 to assess the competitiveness of our executive compensation consisted of 19 biopharmaceutical and pharmaceutical companies that were similar to us in terms of: business strategy, labor market competition, market capitalization, revenue, number of employees and headquartered in the United States.

The companies comprising our peer group are: Abbott Laboratories, Inc., Allergan Inc., Amgen Inc., Amylin Pharmaceuticals Inc., Biogen-Idec Inc., Bristol-Myers Squibb Company, Celgene Corporation, Cephalon Inc., Eli Lilly and Company, Endo Pharmaceuticals, Forest Laboratories, Genzyme Corporation, Johnson & Johnson, King Pharmaceuticals, Merck & Co., Inc., Pfizer Inc., Schering-Plough Corp., Sepracor Inc., and Wyeth.

The companies in the peer group have the following profile (based on most current information available as of March 5, 2011):

	Gilead Sciences, Inc.	Peer Group
2010 Revenue	$7.9 billion	Range:	$101.9 million – $61.9 billion
		Median:	$4.5 billion
2010 Year-End Market Capitalization	$29 billion	Range:	$2.0 billion – $177.4 billion
		Median:	$19.2 billion
2010 Employee Size	3,960	Range:	1,216 – 117,000
		Median:	8,300

We review our peer group annually and make adjustments as necessary to ensure the comparator companies properly reflect the market in which we compete for executives. We made several changes for 2010, primarily in recognition of our growth, product lines, markets and changes in the industry due to mergers and acquisitions. Genentech, Imclone Systems and Millenium were removed from our peer group due to acquisition. Vertex was also removed from the peer group due to its size in relation to the principal metrics we consider for selecting peers, specifically due to its relatively low revenue and market capitalization. As the industry continues to change, we will continue to evaluate our peer group on an annual basis and make changes as appropriate.

To further validate the competitiveness of our compensation programs, we review the executive pay practices of similarly situated companies as reported in industry surveys and reports from compensation consulting firms.

Tally Sheets

Our Compensation Committee periodically reviews tally sheets and utilizes them, along with peer group analyses and financial performance comparisons, in its evaluation of the total compensation provided to each named executive officer. These tally sheets affix dollar amounts to each component of compensation for our named executive officers, including current cash compensation (salary and bonus), deferred compensation, outstanding vested and unvested equity awards, benefits, perquisites and potential severance payments and change in control benefits. Our Compensation Committee also utilizes these tally sheets to assess the impact that changes to the various elements of each named executive officer’s compensation will have on his or her total compensation.

Evaluation of Executive Officer Compensation

Base Salary

Base salary is the primary fixed compensation element in the executive pay program and relates to our compensation objective of providing competitive compensation that will attract and retain executives.

Our Compensation Committee believes that increases to base salary should reflect the responsibilities of the position, the individual’s performance for the preceding year and his or her pay level relative to similar positions within the company and at peer companies. We have an annual “merit budget,” which is our overall budget for base salary increases throughout the company. This budget includes recommended guidelines for increases based on each individual’s performance against annual goals and objectives and the individual’s compensation compared to similar positions both within and outside Gilead. These guidelines are used for employees at all grade levels. Executive officer base salary increases are effective on February 1 of each year, which is the same effective date for the rest of our employees.

In January 2010, Dr. Martin presented his recommendations for base salary increases for the named executive officers (other than himself) to our Compensation Committee for approval. The proposed base salary increases ranged from 6.0% to 11.7%. Some of the larger increases were necessary to maintain a competitive market position as our base salaries were behind the external market. After the merit increases, our named executive officers were, on average, still positioned below the median at approximately the 45th percentile of our peer group.

Dr. Martin proposed base salary increases for Dr. Milligan, Mr. Young, Mr. Alton and Ms. Washington of 7.4%, 11.7%, 8.5% and 6.0%, respectively. Based on Dr. Martin’s performance evaluation for these four individuals and their contribution to our strong company performance overall, our Compensation Committee approved Dr. Martin’s recommendations. In approving the recommendations, the Compensation Committee considered the personal achievements of the named executive officers, including those personal achievements summarized in the “Select 2010 Achievements” column of the table on page 46 above. The Compensation Committee believes such increases were appropriate to maintain a competitive level of cash compensation, while balancing our performance-driven pay philosophy.

Our Compensation Committee reviews and approves Dr. Martin’s base salary, subject to ratification by the independent directors of the Board. Our Compensation Committee approved an increase to Dr. Martin’s base salary from $1,250,000 to $1,350,000, which approximates the 32nd percentile of other chief executive officers within our peer group. The independent directors of the Board ratified this increase. This resulted in an 8.0% increase to his 2009 base salary. The increase reflects the positive view held by both our Compensation Committee and our Board of Dr. Martin’s overall performance, Gilead’s long-term performance relative to our peer group and his leadership and direction in our achievement of key business initiatives and financial objectives. This increase was also considered appropriate in order to bring his base salary more in line with other chief executive officers within our peer group.

Annual Bonus Program

Our annual bonus program is a performance-based plan designed to reward the achievement of key short-term company and individual performance goals. The program is designed so that bonuses paid to our named executive officers qualify as performance-based compensation that is exempt under the $1 million limitation on income tax deductibility imposed under Section 162(m) of the Internal Revenue Code. Accordingly, no bonuses would have been payable to our executive officers for the 2010 fiscal year unless our non-GAAP operating income for that year was at least $3.15 billion, regardless of the achievement of other financial and non-financial objectives established for that year. For the 2010 fiscal year, our non-GAAP operating income was $4.41 billion.

The 2010 target bonus opportunities for the named executive officers ranged from 60% to 130% of their base salary. These bonus opportunities were set at approximately the 50th percentile for comparable positions at our peer group companies. However, the actual amount a named executive officer could earn ranged from 0% to

150% of the target amount, based on the achievement of the performance goals set by our Compensation Committee. The table below summarizes the 2010 bonus opportunities for the named executive officers.

	2010 Bonus Opportunity as a Percent of Base Salary
Named Executive Officer	Minimum	Target	Maximum
John C. Martin Chairman and Chief Executive Officer	0%	130%	195%
John F. Milligan President and Chief Operating Officer	0%	90%	135%
Kevin Young Executive Vice President, Commercial Operations	0%	70%	105%
Gregg H. Alton Executive Vice President, Corporate and Medical Affairs	0%	70%	105%
Robin L. Washington Senior Vice President and Chief Financial Officer	0%	60%	90%

For our named executive officers (other than Dr. Martin), 75% of the annual bonus opportunity is contingent on our achievement of financial and non-financial performance metrics, and 25% is based on achievement of individual performance goals. Our Compensation Committee believes it is important to tie a portion of our executives’ annual bonus to the achievement of individual performance goals to establish a direct correlation between pay and individual performance. However, the Compensation Committee conditions the major portion of their bonus potential on company performance goals because the named executive officers directly impact the achievement of our corporate goals. For Dr. Martin, 100% of his 2010 fiscal year bonus was tied to the achievement of financial and non-financial performance goals.

Each year, our Compensation Committee assesses our performance in the following designated categories:

•	financial achievement;

•	product development (research and development);

•	corporate development and government affairs;

•	administration; and

•	operations.

The weighting assigned to each category may vary depending on the importance of the goal or goals included in that category for a particular year. Within each designated category, our Compensation Committee considers our performance against the goals established for that category, the degree of difficulty in achieving those objectives and any events and circumstances that affected our performance. Based on these assessments, our Compensation Committee has discretion to assign a company performance factor for each category between 0 and 1.5, and thereby establish an overall company performance factor for the fiscal year. However, it is important to note two particular features of our annual bonus program:

•

Although our Compensation Committee evaluates our performance based on the achievement of specific goals set for each category, the achievement of a goal does not require our Compensation Committee to assign any particular performance factor for that category. The final overall performance factor assigned by our Compensation Committee for the company performance portion of the annual bonus program is based on our Compensation Committee’s assessment of our overall performance for the year. The specific objectives within the various designated categories serve only as the framework for making that overall assessment.

•	If our Compensation Committee determines that the overall company performance factor for the fiscal year was less than 0.5, then no bonus is payable for that fiscal year.

•

The company performance portion of the bonus applies to all of our employees, except that the weighting of company and individual performance varies by employee level. Bonuses payable to non-executive employees are not conditioned upon our achievement of the operating income threshold described above.

•

Our Compensation Committee has the discretion to add or subtract an additional 10% weighting to recognize unplanned activities, provided that the total payout may not exceed each named executive officer’s maximum bonus opportunity for the fiscal year.

•

The table below summarizes our performance goal categories for the 2010 fiscal year, the relative weightings of those categories and our Compensation Committee’s assessment of our performance in each category. Based on that assessment, the overall company performance factor for the 2010 fiscal year was 1.325, as shown below.

Company Performance Category		2010 Weighting (A)	2010 Performance Factor (B)	Contribution to Overall Company Performance Factor (A x B)
Financial	Financial Performance and Commercial Growth	30%	1.30	0.39
Product Development	Research and Development	30%	1.40	0.42
Corporate Development and Government Affairs	Corporate Development	10%	1.20	0.12
	Government Affairs	5%	1.30	0.065
Administration	Finance, Legal, Human Resources and Facilities	15%	1.20	0.18
Operations	Manufacturing	10%	1.10	0.11

Target Bonus Amount		100%		1.285

Unplanned Achievements		10%		0.040

Overall Company Performance Factor				1.325

Highlights of the 2010 achievements considered by our Compensation Committee include:

•

Financial and commercial growth: In determining whether we met our financial objectives, our Compensation Committee considered our performance against a range of expected results for net product revenue and total expenses. These measures were selected because we believe their achievement on an annual basis will support our longer-term shareholder value growth. For 2010, our financial performance goals included meeting or exceeding a target(1) of $7.3 billion to $7.4 billion in product sales and $1.75 billion to $1.79 billion of non-GAAP expenses. In 2010, our product sales were $7.39 billion, a 14% increase over 2009. We continued to see strong growth in demand for our products during 2010 both in the United States and Europe, despite the impact of healthcare reform legislation adopted in the United States, the effect of recent mandatory price reductions imposed by certain European countries and foreign currency exchange fluctuations. Our non-GAAP expenses(2) for

(1)	Based on net products sales and non-GAAP expenses guidance provided on July 20, 2010.
(2)	Our 2010 non-GAAP research and development and selling, general and administrative expenses excluded acquisition-related expenses of $136.4 million, restructuring expenses of $39.6 million and stock-based compensation expenses of $189.9 million.

2010 were $1.75 billion in the aggregate, which was at the bottom of the targeted range and represents a 1% difference compared to the mid-point of our performance goal for non-GAAP expenses of $1.77 billion. Our performance in product sales and non-GAAP expenses contributed to an increase to non-GAAP net income(3) of 12% over our 2009 non-GAAP net income(4). Our Compensation Committee also noted that our 2010 performance relative to our peer group is above the 75th percentile with respect to the following quantifiable measures: return on assets, revenue growth, revenue per employee and market capitalization per employee.

•

Product development: We exceeded our research and development goals, with data from studies across all of our therapeutic areas presented or published and several Phase 4 programs initiated. Also, significant progress was made with our preclinical and/or clinical evaluation of multiple product candidates.

•

Advancements in our Product Pipeline: In the antiviral area, we filed for marketing approval in the U.S. and European Union for the Truvada/TMC 278 single-tablet regimen for the treatment of HIV and progressed the Phase 3 programs supporting cobicistat and our “Quad” pill, a once-daily, single-tablet combination of elvitegravir, cobicistat, tenofovir disoproxil fumarate and emtricitabine. In the respiratory disease area, we obtained approval of Cayston for the treatment of pseudomonas aeruginosa infection in cystic fibrosis patients in the United States and advanced other product candidates in clinical trials. We also advanced our HCV pipeline, which now has seven molecules with six mechanisms of action, all of which are either in or progressing towards clinical development. In the cardiovascular disease area, we completed and received positive data from a Phase 2 study evaluating Ranexa in the treatment of type 2 diabetes in patients with coronary artery disease and made progress in the enrollment of a Phase 2 study for cicletanine for the treatment of pulmonary arterial hypertension.

•

Government affairs and corporate development: We exceeded all government affairs objectives, including continuing to work with government authorities, industry organizations, policy institutes and opinion leaders to foster positive healthcare policy outcomes and improving the efficiency of developing world supply chains. We also achieved all corporate development objectives, evaluating multiple potential opportunities both within and outside areas of Gilead’s core competencies.

•

Product manufacturing: We achieved all manufacturing objectives, including maintaining product inventories at necessary levels to meet supply and demand, and continued to optimize the process for manufacturing the active pharmaceutical ingredient, tenofovir disoproxil fumarate.

•

Significant unplanned achievements: We acquired and integrated CGI Pharmaceuticals and entered into an agreement to acquire Arresto. In recognition of our growing liver disease pipeline and the complexity in clinical trial design and administration, we consolidated all liver disease research activities in Foster City. We raised additional cash through a convertible debt offering and continued to aggressively repurchase Gilead shares as authorized under our share repurchase programs.

Our Compensation Committee also evaluated the individual contribution of the named executive officers (other than Dr. Martin) to the achievement of the research, development or commercial goals that support our long-term objectives. We believe that the achievement of those goals enhanced our financial performance and contributed to the creation of long-term shareholder value, Dr. Martin reported to the Compensation Committee that each of the named executive officers exceeded his or her individual goals. Select personal achievements considered by Dr. Martin and our Compensation Committee are summarized in the “Select 2010 Achievements” column of the table on page 46 above.

(3)	Our 2010 non-GAAP net income excluded the after-tax impact of acquisition-related expenses of $136.1 million, restructuring expenses of $29.3 million and stock-based compensation expenses of $147.7 million.
(4)	Our 2009 non-GAAP net income excluded the after-tax impact of acquisition-related expenses of $49.3 million, restructuring expenses of $38.7 million and stock-based compensation expenses of $139.3 million.

The individual performance factor assigned to an executive officer reflects the extent to which the executive officer’s personal contributions were deemed to benefit our performance. Each executive officer’s individual performance factor closely aligns to the overall assessment of company performance in those designated categories for which he or she was responsible. Our Compensation Committee approved the bonus payments to our named executive officers as set forth in the table below, and those bonuses were paid on February 28, 2011. Overall, the approved bonus payments resulted in total cash compensation for the 2010 fiscal year at the 43rd percentile for the named executive officer group as compared to our peer group.

The following chart summarizes the total bonus payment and company and individual performance weightings used to calculate the total bonus payment to each named executive officer for performance during fiscal 2010:

Named Executive Officer	Target Bonus (as % of Salary)	Target Bonus	Company Performance		Individual Performance		Total Bonus Payment	Total Bonus Payment (as % of Target)
			Company Performance Factor	Weighting	Individual Performance Factor	Weighting
John C. Martin	130%	$1,755,000	132.5%	100%	—	—	$2,325,375	132.5%
John F. Milligan	90%	$783,000	132.5%	75%	120.0%	25%	$1,013,006	129.4%
Kevin Young	70%	$469,000	132.5%	75%	140.0%	25%	$630,219	134.4%
Gregg Alton	70%	$448,000	132.5%	75%	140.0%	25%	$602,000	134.4%
Robin L. Washington	60%	$337,200	132.5%	75%	140.0%	25%	$453,113	134.4%

Equity Compensation: Overview

Long-term equity incentive compensation represents the largest component of total compensation for our executive officers to align the interests of our executive officers with those of our stockholders. However, we are sensitive to stockholder concerns about stock usage and dilution and, as a consequence, have taken the following steps to manage our equity compensation program:

•      The annual net issuance of stock-based awards to employees is limited to 3% of our outstanding shares of common stock, subject to any additional issuances that may be occasioned by extraordinary events (e.g., acquisitions). Our actual average net issuance of stock-based awards over the past three fiscal years (exclusive of shares issued pursuant to our assumption of stock-based awards in connection with acquisitions) has been 1.03% of outstanding common stock.

•      The target grant levels for our executive officers are based on economic measurements that conform with peer group practice (namely, the use of the grant-date “fair value” of the underlying shares of common stock for restricted stock unit and performance share awards and the use of the Black-Scholes grant-date fair value for stock options).

• We adjust the target equity award to reward for the individual’s achievement of performance goals during the prior year, the expected future contributions and our performance compared to our peer companies. Our Compensation Committee also takes into account the unvested level of outstanding equity grants to determine whether they provide the proper level of retention value.

Each executive officer’s regular long-term equity incentive award consists of performance share awards tied to the achievement of pre-established performance goals over a specified performance period and service-vesting nonqualified stock options. This strategy allows us to accomplish two goals:

•

the performance shares reward executives for company performance measured in relation to other companies in both the NYSE Arca Biotech Index and the NYSE Arca Pharmaceutical Index, formerly known as the AMEX Biopharmaceutical Index (together, the Peer Group Index); and

•	the stock option component provides executive officers with a substantial economic interest based on the absolute long-term appreciation of our common stock.

Each performance share award has its own specified performance period(s) and performance objectives. Under most circumstances, other than death, disability or retirement, the executive officer must remain employed throughout the applicable performance period in order to vest in any shares resulting from the achievement of the performance objective(s) for that period. Beginning in 2008, the performance period for each performance share award has been set at three years.

Stock options granted in 2010 vest over a five-year period of service. The first 20% vests one year from the grant date and the remainder vest 5% each quarter of continued service thereafter until fully vested. We believe such a vesting schedule contributes to the retention of our executive officers because they must remain employed for at least one year before they can realize any value from the option grant and must continue to be employed for a period of years following the grant date in order to realize the full value of that grant. In addition, we believe the stock options align with our pay for performance philosophy, as our executives will derive no value from the stock options if our company common stock does not appreciate over the option term.

Beginning with stock options granted to executives in 2011, the options vest over a four-year period of service, which is consistent with the practices of our peer group and overall industry. The first 25% will vest one year from the grant date and the remaining options vest quarterly thereafter until fully vested.

We do not have a holding period for any of the shares of common stock issued under our equity awards, whether acquired through stock options or performance share awards. However, we do have market competitive stock ownership guidelines for our executive officers, as described on page 56.

Equity Compensation: 2010 Executive Equity Program

In order to enhance the relationship between company performance and shareholder return, we grant our executives long-term equity incentives equally divided between performance shares and stock options based on approximate grant-date values. In order to effect this division, we have used a three-for-one stock option to performance share equivalency ratio, with some adjustments for rounding, to reflect the relative value of each type of award.

Our Compensation Committee will determine the actual number of shares earned for the performance period from 0% to 200% of the performance shares subject to the award, based on our actual performance over the three-year performance period measured in terms of the following two performance criteria:

•	our TSR relative to the Peer Group Index; and
•	our revenue growth relative to the Peer Group Index

The Peer Group Index was selected because it allows us to compare ourselves against a relatively stable and objective peer group that consists of approximately 35 companies. The performance measures for the 2010 performance share awards are as follows:

Performance Measurement Period
TSR	Revenue Growth	Vesting Date
Averaged stock price from 2010 through 2012 compared to 2009 stock performance	2012 revenues compared to 2009 revenues	By March 15, 2013

Our TSR for purposes of comparing that metric against the Peer Group Index is cumulative over the three year performance period. We believe such a cumulative calculation more accurately reflects our overall TSR performance and indicates what stockholders experienced with our stock, rather than how the stock performed on a single point in time.

We selected TSR and revenue growth as our performance criteria because these metrics relate to the key behaviors the our Compensation Committee wants to reinforce, specifically growth, to ensure some differentiation from the Annual Bonus Plan metrics to focus on long-term initiatives and to avoid redundancy. These two metrics are the most commonly used among our peer group. We measure ourselves against the Peer Group Index because management and the Compensation Committee believe it is appropriate for our executives to be rewarded under this plan only in relation to how we performed against industry peers.

The percentages in the table below represent the number of shares of our common stock (expressed as a percentage of the original number of performance shares subject to the award) that would vest and be issued at the end of the performance period.

PERFORMANCE PERCENTAGE USED TO DETERMINE THE

ACTUAL NUMBER OF SHARES TO BE AWARDED

Our TSR vs. the Peer Group Index

≥ 80th percentile	100.0%	110.0%	150.0%	175.0%	200.0%
60th to 79th percentile	75.0%	85.0%	125.0%	150.0%	175.0%
40th to 59th percentile	50.0%	60.0%	100.0%	125.0%	150.0%
20th to 39th percentile	10.0%	20.0%	60.0%	85.0%	110.0%
< 20th percentile	0.0%	10.0%	50.0%	75.0%	100.0%
	< 20th percentile	20th to 39th percentile	40th to 59th percentile	60th to 79th percentile	≥ 80th percentile

Our Revenue Growth vs. the Peer Group Index

For example, if at the end of the three-year performance measurement period, our revenue growth is at the 85th percentile relative to the Peer Group Index and TSR is at the 50th percentile relative to the Peer Group Index, then 150% of the allotted performance shares for that period would vest, with each performance share equivalent to one share of our common stock. If our performance at the end of the performance period is below the 20th percentile of the Peer Group Index for both TSR and revenue growth then none of the allotted performance shares would vest. For each performance share that vests, the award holder will receive one share of our common stock.

The table below summarizes the 2010 merit stock option and performance share award grants for the named executive officers:

Name and Title	Stock Option Grant	Performance Share Grant
		Threshold Number of Shares	Target Number of Shares	Maximum Number of Shares
John C. Martin	318,000	10,600	106,000	212,000
John F. Milligan	140,000	4,900	49,000	98,000
Kevin Young	87,000	2,900	29,000	58,000
Gregg H. Alton	84,000	2,800	28,000	56,000
Robin L. Washington	48,000	1,800	18,000	36,000

Dr. Martin recommended the number of stock option and performance shares listed above for the named executive officers (other than himself) to our Compensation Committee in January 2010. Our Compensation Committee approved each of Dr. Martin’s recommendations for the named executive officers.

In addition, our Compensation Committee approved the award of 318,000 stock options and 106,000 performance shares to Dr. Martin during the 2010 fiscal year. That award brought his total actual compensation for 2010 to the 54th percentile of chief executive officer positions at our peer group companies. Our Compensation Committee recommendation, which was ratified by the independent directors of our Board, was based on the following considerations:

•	the competitive assessment of equity grant value awarded to chief executive officers at our peer group companies;

•	our operational and financial performance in 2010; and

•	our consistent financial and shareholder return performance relative to our peer group companies over the past few years.

In addition, in November 2010, Ms. Washington received a grant of 15,000 time-based restricted shares under our key contributor program in recognition of her performance and the importance of her role.

Equity Compensation: Payment of Performance Shares Granted in 2007

For the 2007 fiscal year, we granted performance share awards to our named executive officers subject to the same performance conditions and measurement criteria stated above. Because 2007 was the first year of our performance share program, we divided the 2007 awards into separate one-, two- and three-year tranches as a transition to the single, three-year performance period approach we adopted and applied in 2008 and subsequent years. This transition approach was intended to provide executives with an opportunity to receive shares of our common stock following the completion of each tranche. The performance measurement period and vesting dates for each tranche are summarized below:

Tranche	Percent of Allotted Shares Eligible for Vesting	Performance Measurement Period
		TSR	Revenue Growth	Vesting Date
1	25%	2007 stock performance compared to 2006 stock performance	2007 revenues compared to 2006 revenues	On March 17, 2008
2	25%	Average stock price from 2007 through 2008 compared to 2006 stock performance	2008 revenues compared to 2006 revenues	On March 12, 2009
3	50%	Average stock price from 2007 through 2009 compared to 2006 stock performance	2009 revenues compared to 2006 revenues	On March 15, 2010

In March 2010, our Compensation Committee approved payment of the third and final tranche of the 2007 grant at 200% of the target award amount for that tranche. This determination was based on our achieving TSR at the 85th percentile of the Peer Group Index and revenue growth at the 83rd percentile of the Peer Group Index. Each executive officer’s target performance shares and the actual number of shares earned under that final tranche are summarized below:

Name and Title*	2007 Performance Share Grant
	Total Number of Shares Granted at Target	Target Number of Shares for Tranche 3	Tranche 3 Number of Shares Earned
John C. Martin	70,000	35,000	70,000
John F. Milligan	28,000	14,000	28,000
Kevin Young	26,000	13,000	26,000
Gregg H. Alton	11,424	5,712	11,424

*	Robin Washington has served as our Senior Vice President and Chief Financial Offer since May 2008 and did not receive a 2007 performance share award.

Equity Grant Practices

Our Compensation Committee approves regular long-term equity grants to our executive officers at the January Compensation Committee meeting each year. This date is set approximately one year in advance. Our Compensation Committee selected the January meeting to approve these awards because it coincides with other annual compensation decisions, such as base salary and bonus payments, are made by the Compensation Committee.

For administrative efficiency, our Board has delegated authority to Dr. Martin to approve equity grants for employees below the level of Vice President. Grants must be made in accordance with established guidelines for each grade level and are subject to an annual equity pool approved by our Board. Dr. Martin and our Human Resources Department provide a quarterly update to our Compensation Committee regarding equity grants approved under this delegated authority. Equity awards to the employee grade levels within the jurisdiction of Dr. Martin typically do not exceed 15,000 shares per individual.

Further, we generally grant equity awards to non-executive officer employees on the 10th day of the month (unless the 10th falls on a weekend, in which case the grant date is the first business day thereafter). This applies to new hire awards, regular annual awards, promotion and other special recognition awards that may occur throughout the year. As a result of this policy, the grant-date value for the regular annual long-term equity grants made to non-executive officers and the grant-date value for our executive officer grants will vary. For the executive officers, the exercise price per share will be equal to the fair market value of our common stock on the date of the January Compensation Committee meeting. The annual non-executive employee long-term equity grants will in most instances have a grant-date value equal to the fair market value of our common stock on February 10 (unless the 10th falls on a weekend, in which case the grant date is the first business day thereafter).

As a result of these well-established and consistently applied equity grant date practices, we do not believe that there is any market timing of our equity grants.

Stock Ownership Guidelines

In 2009, we adopted stock ownership guidelines for our executive officers, including each of our named executive officers. The guidelines specify a stock ownership level equal to a specified dollar amount, expressed as a multiple of base salary, which is expected to be achieved within five years from hire or promotion. The target ownership levels are:

•	five times base salary for our Chief Executive Officer;

•	three times base salary for our President; and

•	two times base salary for the other executive officers. The stock ownership guidelines for our executive officers do not include any holding requirement provisions.

For purposes of meeting this guideline, the following shares of our common stock will be considered as owned by the executive officer:

•	shares acquired and held upon the exercise of stock options;

•	shares subject to deferred issuance under vested performance share awards;

•	shares acquired through our employee stock purchase plan; and

•	shares purchased on the open market.

As of December 31, 2010, all of our named executive officers who were expected to meet the ownership guidelines were in compliance with those guidelines. Our longest-term officers, Dr. Martin and Dr. Milligan, have current ownership holdings that far exceed their ownership guidelines. Ms. Washington’s current ownership holdings are 0.50 of base salary. As a recent hire, she has five years from the effective date of when the new policy went into effect in which to satisfy the guidelines.

Benefits and Perquisites

We do not provide pension plans or post-retirement health coverage for our executive officers or employees as we believe that awards under our equity compensation program and the compensation deferral programs in which they are eligible to participate provide them with a substantial vehicle to accumulate retirement income. This is also consistent with our philosophy of offering minimal fixed or guaranteed compensation and having performance-based compensation comprise the substantial portion of executive officer compensation.

The benefits we offer our executive officers are substantially the same as those offered to all our employees. We provide medical and other benefits to executive officers that are generally available to other full-time employees, including participation in our employee stock purchase plan, group term life insurance program and a 401(k) savings plan. Under the 401(k) plan, we make matching contributions on behalf of each participant equal to 50% of his or her contributions to the plan, up to an annual maximum matching contribution of $5,000. All of our executive officers participated in our 401(k) plan during 2010 and received matching contributions.

In May 2001, we provided Dr. Milligan with a housing loan with an annual principal and accrued interest forgiveness feature tied to his continued service. In 2010, $11,000 of principal and $3,810 of imputed interest were forgiven under the loan. See the Summary Compensation Table on page 64.

Nonqualified Deferred Compensation

We implemented our Deferred Compensation Plan in 2001 to allow our executive officers and other senior grade-level employees to accumulate income for retirement in a tax-effective way. Eligible employees can enroll in our Deferred Compensation Plan and defer a portion of their base salary each year and part or all of their annual bonus and commissions. Each participant may direct the investment of his or her deferred account balance under the plan among a number of investment choices that mirror substantially all of the investment funds available under our 401(k) plan. See the 2010 Nonqualified Deferred Compensation table on page 69 for detailed information regarding the account balances for each named executive officer.

Executive officers may also defer receipt of the shares of common stock in which they vest under their performance share awards for up to 10 years. Among other requirements, an election to defer receipt of such shares must be made at least six months prior to the end of the applicable performance period.

Risk Assessment

We have reviewed the various compensation programs maintained for our executive officers to determine whether any of those programs encouraged excess risk taking that would create a material risk to our economic viability. Based on that review, our Compensation Committee has concluded it was not reasonably likely that any of our compensation programs for the named executive officers would have a material adverse effect upon the company. For further information concerning the risk assessment process, please see the section of this proxy statement entitled “Risk Assessment of Compensation Programs” that appears on page 62.

Post-Employment Obligations

We do not have employment agreements with any of our executive officers. All employment is at-will. However, we have adopted the Gilead Sciences, Inc. Severance Plan to provide severance benefits to our employees, including our executive officers, upon:

•	an involuntary termination of employment without cause, such as due to a company-wide restructuring, departmental reorganization, significant restructuring of an individual’s job duties or a change in work location of more than 50 miles from the previous location; and
•	an involuntary termination of employment without cause, or a resignation for good reason, in connection with a change in control.

Upon an involuntary termination without cause in the absence of a change in control, our Severance Plan will provide a participant with certain cash severance payments, outplacement services and a lump sum payment to fund continued coverage under our group health plans for a specified period. None of the outstanding stock awards held by our executive officers will be subject to accelerated vesting or otherwise enhanced, unless the termination occurs in connection with a change in control.

If our executive officers are involuntarily terminated without cause, or otherwise resign for good reason, in connection with a change in control, they will receive certain enhanced cash severance payments, outplacement services and a lump sum payment to fund continued coverage under our group health plans for a longer specified period. In addition, all outstanding stock awards held by the executive officers will fully vest as of their termination date.

In January 2010, we limited the individuals who qualify for a full tax gross-up payment to cover any excise tax they may incur. Only individuals who were eligible for such tax gross-up protection at the time the policy was amended will continue to qualify for that protection should they subsequently receive such a parachute payment. New hires are not eligible to receive tax gross-up protection.

We adopted our Severance Plan in order to preserve employee morale and productivity and encourage retention in the event of an actual or threatened change in control of our company. The Severance Plan also allows us to provide a standard set of severance benefits to new and existing employees and avoids the negotiation of “one-off” arrangements with individual executive officers or employees. In addition, the program is intended to align the interests of our executive officers with those of our stockholders by enabling our executive officers to consider corporate transactions that are in the best interests of the stockholders and other constituents of our company without undue concern over whether the transactions may jeopardize their employment. It is also important to note that the enhanced change in control benefits under our Severance Plan are subject to a “double trigger,” which means that an executive officer will only receive severance benefits if there is a change in control as well as a loss of his or her employment. This differs from a “single trigger” program that would provide severance benefits immediately upon a change in control. This is consistent with the purpose of the program, which is to provide employees with a guaranteed level of financial protection only upon loss of employment.

We annually benchmark our Severance Plan against our peer group to ensure alignment with market norms and good governance practices. For further information regarding our current Severance Plan, including the specific terms and conditions and the potential payouts to our named executive officers upon a termination of employment, please see the section entitled “Executive Compensation – Employment Agreements, Severance and Change in Control Arrangements with Named Executive Officers” that appears later in this Proxy Statement.

Executive Compensation Recovery Policy

In early 2010, we adopted an executive compensation recovery policy. Under this policy, our Board will have the authority to pursue any of the following courses of action with respect to any executive officer or other covered individual whose misconduct contributes to our obligation to file a financial restatement:

•

the reconciliation and recoupment of all or part of any unearned bonus or other cash or equity compensation paid to such individual that was based upon the achievement of financial results that were subsequently restated;

•	disciplinary actions, up to and including termination; and/or

•	the pursuit of other available remedies.

Our Board has complete discretion to determine:

•	whether any misconduct in fact occurred;

•	the executive officers or other covered individuals (if any) from whom recovery should be sought;

•	the amount of their unearned compensation that should be recovered; and

•	the appropriate method to obtain such recovery.

The policy provides our Board with discretion to recover from any culpable individual, an appropriate amount of the profit realized by that individual from the sale of shares of our common stock acquired under equity awards, to the extent such sales occur during the 12-month period after the date of the first public issuance or filing with the Securities and Exchange Commission of the financial statements for which the restatement is required.

Anti-Hedging Policy

For several years, Gilead’s insider trading policy precluded any hedging transactions in our common stock, such as purchasing put and call options or pre-paid forward sale contracts. Accordingly, our executive officers bear the full risk of economic loss, like any other stockholder, with respect to their equity holdings, whether in the form of stock options, restricted stock units or performance shares.

2011 Executive Compensation

In January 2011, our Compensation Committee approved 2011 base salaries, target 2011 bonus amounts and awarded stock options and performance shares to the named executive officers in the respective amounts detailed in the table below. These compensation decisions were made on the basis of the executive compensation philosophy and principles discussed earlier in this Compensation Discussion and Analysis and reflected our Compensation Committee’s assessment of company and individual performance during fiscal 2010.

Executive Officer	Base Salary	Target 2011 Bonus (as % of Base Salary)	Number of Stock Options Awarded(1)	Number of Performance Shares Awarded
John C. Martin	$1,430,000	130%	430,000	144,000
John F. Milligan	$905,000	90%	192,000	63,600
Kevin Young	$715,000	70%	119,000	42,000
Gregg H. Alton	$675,000	70%	119,000	42,000
Robin L. Washington	$620,000	60%	48,000	18,000

(1)	Stock options were granted on January 20, 2011 with an exercise price of $38.17 per share.

For the 2011 equity awards, our Compensation Committee approved a 50% / 50% allocation of grant-date value between stock option and performance shares, based on the three-for-one equivalency ratio noted above, for each named executive officer. The awarded performance shares will convert into actual shares of common stock up to 200% of the number of performance shares based on:

•	our achievement of specified performance goals measured over the three-year period beginning January 1, 2011, and ending December 31, 2013; and

•	the individual’s continued service with us through that period; subject to certain exceptions should such service terminate by reason of death, disability or retirement.

The actual number of shares of our common stock into which the performance shares may convert will be calculated by multiplying the number of performance shares by a performance percentage ranging from 0% to 200% based on the level of company performance measured in terms of the following two performance criteria: (a) our TSR for the three-year performance period relative to the TSR realized by the companies comprising the Peer Group Index for that period and (b) our revenue growth relative to the Peer Group Index during that three-year period. The actual percentages will be determined on the basis of the percentile matrix set forth on page 54 for the 2010 fiscal year performance shares.

Tax Considerations

Section 162(m) of the Internal Revenue Code disallows an income tax deduction to publicly traded companies for compensation paid to the Chief Executive Officer and certain other executive officers (except the Chief Financial Officer) to the extent that compensation exceeds $1,000,000 per officer in any taxable year and does not otherwise qualify as performance-based compensation. Our existing equity compensation plan and annual bonus plan for executive officers have been structured with the intent to qualify the compensation paid or earned under those plans as performance-based compensation not subject to the $1,000,000 limitation. As a consequence, we believe that all compensation paid to our executive officers for the 2010 fiscal year, except for $341,679 of base salary for Dr. Martin, should not be subject to the $1,000,000 limit on deductibility imposed under Section 162(m) of the Internal Revenue Code.

Our Compensation Committee will continue to evaluate ways to achieve compliance with Section 162(m) that are in our best interests. However, in establishing the cash and equity incentive compensation programs for the executive officers, our Compensation Committee believes that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole or primary factor. Our Compensation Committee believes that cash and equity incentive compensation must be maintained at the requisite level to attract and retain high quality executive officers, even if all or part of that compensation may not be deductible by reason of Section 162(m).

COMPENSATION COMMITTEE REPORT(1)

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained within this Proxy Statement with management and, based on such review and discussions, our Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2010.

Compensation Committee

John W. Madigan, Chairman

Kevin E. Lofton

Gordon E. Moore

Nicholas G. Moore

(1)

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

RISK ASSESSMENT OF COMPENSATION PROGRAMS

Our Compensation Committee, with input from our Human Resources Department, undertook a review of the compensation programs for our named executive officers and for our other employees to determine whether any of those programs encourage excessive risk taking that would create a material risk to our economic viability. Based on that review, our Compensation Committee concluded it was not reasonably likely that any of our compensation programs, whether individually or in aggregate, could have a material adverse effect upon us. In reaching such conclusion, the Compensation Committee took into account the following factors, including factors specifically analyzed in terms of the compensation programs for our named executive officers:

•

Our overall compensation structure is applied uniformly throughout the company, with the only major exception relating to the form in which the equity component is granted. For individuals below the level of Vice President, the equity component is in the form of stock option grants and restricted stock units tied solely to service-vesting requirements, while for employees at the level of Vice President or above, the equity component is primarily in the form of stock option grants and performance share awards. Other than for sales employees, we do not have compensation arrangements that are unique to any of our business units or that otherwise depart significantly from the general uniformity of our overall compensation structure. Our sales employees are included in incentive plans that are subject to multiple levels of review during both the design stage and the incentive calculation and payment process. Only Senior Directors and below are eligible for participation in those incentive plans, and the applicable bonus targets range between approximately 20% and 52.5% of base salary. Payments are based on prescriptions written during the previous quarter to ensure results are assessed and confirmed. Performance objectives and potential payouts are reviewed on a quarterly basis and are subject to a cutback feature. This cutback may reduce payments if there is a large transaction that was not expected at the time the goals were set or should any other unusual or extraordinary event occur after the goals are set.

•

For our broad-based manager-and-above employee population, a significant component of compensation is in the form of equity awards tied to the value of our common stock. As our stock price appreciates and shareholder value is thereby created, the amount of compensation earned via these awards increase. Accordingly, our overall compensation program is structured to encourage long-term growth and appreciation in the value of our business and stock price. For our entry-level employees, the predominant component of compensation is base salary.

•

Although stock options have the potential to encourage risk-taking, we structure those grants so that they vest over a period of years. This vesting period encourages our executive officers and other employees to focus on sustaining our long-term performance. Because option grants are made annually, our executive officers and employees always have unvested options outstanding that could decrease significantly in value if our business is not managed for the long-term.

•

The vesting of the performance share awards that we make to employees at the level of Vice President or above is tied to the comparison of our TSR and revenue growth for the performance period to that of our peer industry group. Performance objectives tied to TSR and revenue growth are aligned with our overall goal to create and sustain long-term shareholder value. In addition, our performance share awards have overlapping performance periods, and any risks taken to increase the payout under one award could jeopardize the potential payouts under other awards. To further ensure that there is not a significant incentive for unnecessary risk taking, we cap the payout of these awards at 200% of target.

•

Our overall compensation structure is not overly weighted toward short-term incentives. Payouts under our Annual Bonus Program are subject to a dollar cap per individual tied to a multiple of his or her annual base salary. For instance, our Chief Executive Officer’s target annual bonus award in 2010 was about 130% of his annual base salary for that year but the maximum annual bonus award he could have earned was capped at 190% of his annual base salary for that year. We believe that capping our short-term incentive award in this manner protects against disproportionately large short-term incentives that might encourage excessive risk taking. In addition, our Compensation Committee has broad discretion in determining the size of annual bonus awards for our named executive officers and considers factors including whether an executive officer has caused us to incur unnecessary or excessive risk.

•

The performance goals for our 2010 Annual Bonus Program were based on both financial and non-financial company- goals as well as individual performance goals. We believe these goals will contribute to our long-term financial success and correlate to the creation of long-term shareholder value. We also have a formal internal business risk assessment structure that identifies the major risks to our business and implements techniques and processes to control and mitigate those risks. Accordingly, to the extent any of the performance metrics established for our short-term incentive programs might otherwise contribute to any potential risks identified for our business, there are already procedures in place to control and limit those risks.

•

The wealth creation opportunities for our named executive officers and other senior management are primarily in the form of their equity awards. We do not have retirement plans or other meaningful sources of wealth creation provided under our cash compensation programs. Excessive risk-taking would not only jeopardize the financial viability of our company but would also subject our named executive officers and other senior management to substantial economic loss if our common stock were to become worthless or drop substantially in price. For that reason, there is a substantial alignment between the structure of our compensation programs and the creation of shareholder value.

•

We have also instituted share ownership guidelines which require our executive officers to maintain a substantial ownership interest in us. By requiring that a significant amount of their personal wealth be tied to long-term holdings in our stock, we further align their interests with those of our stockholders and mitigate the risk of excessive risk-taking.

•

We have adopted a compensation recovery policy that permits us to recoup any compensation paid to our executive officers on the basis of financial results that have to be subsequently restated as a result of their misconduct.

•

Finally, we have adopted policies that preclude any hedging transactions in our common stock, such as put and call options or pre-paid forward sale contracts. Accordingly, the executive officers bear the full risk of economic loss, like any other stockholder, with respect to their equity holdings, whether in the form of actual shares of our common stock or restricted stock units or performance shares that will convert into such shares upon the satisfaction of the applicable vesting requirements.

For the foregoing reasons, our Compensation Committee concluded that it was not reasonably likely that our overall employee compensation structure, when analyzed either in terms of its company-wide application or its specific application to our various major business units, would have any material adverse effect upon Gilead.

SUMMARY COMPENSATION TABLE

The following table shows, for the fiscal years 2010, 2009 and 2008, certain compensation awarded or paid to, or earned by, our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers at the end of fiscal 2010 (our “named executive officers”):

Name and Principal Position	Year	Salary(1)	Bonus		Stock Awards(2)		Option Awards(3)	Non-Equity Incentive Plan Compensation(1) (4)	All Other Compensation(5)		Total
John C. Martin	2010	$1,341,679	—		$5,750,500	(6)	$4,821,834	$2,325,375	$5,000		$14,244,388
Chairman and Chief Executive Officer	2009	$1,242,095	—		$6,189,356		$5,050,980	$2,187,500	$5,300		$14,675,231
	2008	$1,146,261	—		$2,789,741		$6,859,160	$1,651,650	$107,131		$12,553,943

Robin L. Washington	2010	$559,339	—		$1,560,750	(6)	$727,824	$453,113	$5,000		$3,306,026
Senior Vice President and Chief Financial Officer(7)	2009	$527,505	—		$1,237,871		$1,357,443	$394,640	$5,000		$3,522,459
	2008	$329,811	$125,000	(8)	$812,100		$1,870,170	$192,602	$5,000		$3,334,683

John F. Milligan	2010	$865,008	—		$2,658,250	(6)	$2,122,820	$1,013,006	$20,135	(9)	$6,679,219
President and Chief Operating Officer	2009	$805,008	—		$2,908,997		$2,357,124	$850,500	$21,130		$6,942,759
	2008	$727,988			$1,018,980		$3,242,308	$693,589	$21,008		$5,703,873

Kevin Young	2010	$664,175	—		$1,573,250	(6)	$1,319,181	$630,219	$5,000		$4,191,825
Executive Vice President, Commercial Operations	2009	$596,672	—		$1,906,322		$1,555,702	$504,450	$5,000		$4,568,146
	2008	$557,505	—		$877,455		$2,182,460	$440,160	$13,318		$4,070,898

Gregg H. Alton	2010	$635,839	—		$1,519,000	(6)	$1,273,692	$602,000	$5,000		$4,035,531
Executive Vice President,	2009	$557,505	—		$1,237,871		$1,615,250	$467,351	$5,400		$3,883,377
Corporate and Medical Affairs	2008	$493,338	—		$378,155		$1,893,020	$298,125	$5,300		$3,067,938

(1)	Includes amounts earned but deferred at the election of the named executive officers pursuant to our 401(k) employee savings and retirement plan.
(2)

Represents the aggregate grant-date fair value of the restricted stock units and/or performance shares awarded to the named executive officer for the applicable year, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718) and does not take into account estimated forfeitures. The aggregate grant-date fair value of the performance shares included for each applicable fiscal year is calculated in accordance with FASB ASC Topic 718, based on the probable outcome of the attainment of one or more pre-established performance objectives (100% of the number of allotted performance shares), and does not take into account any estimated forfeitures. Assumptions used in the calculation of such grant-date fair value are set forth in Note 13 in our Consolidated Financial Statements for the year ended December 31, 2010 included in our Annual Report on Form 10-K for such fiscal year.

(3)

Represents the aggregate grant-date fair value of the stock options awarded to the named executive officer for the applicable year, calculated in accordance with FASB ASC Topic 718, and does not take into account estimated forfeitures. Assumptions used in the calculation of such grant-date fair value are set forth in Note 14 to our Consolidated Financial Statements for the year ended December 31, 2010 included in our Annual Report on Form 10-K for such fiscal year.

(4)	Represents amounts paid under our corporate bonus plan based on our Compensation Committee’s review of corporate performance and individual achievements.
(5)	Includes a $5,000 matching contribution made by us on such individual’s behalf to the 401(k) employee savings and retirement plan.
(6)

The grant-date fair value of the 2010 performance share awards assuming maximum payout are as follows: John C. Martin ($8,268,754), Robin L. Washington ($1,404,128), John F. Milligan ($3,822,349), Kevin Young ($2,262,206) and Gregg H. Alton ($2,184,199).

(7)	Ms. Washington has served as our Senior Vice President and Chief Financial Officer since May 5, 2008.
(8)	Represents the amount paid to Ms. Washington as a signing bonus.
(9)

Includes matching contributions made under our 401(k) plan ($5,000), airline club dues ($325), forgiveness of a portion of the housing loan originally made to Dr. Milligan in May 2001 ($11,000) and imputed interest ($3,810) related to the loan.

2010 GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain additional information regarding grants of plan-based awards to our named executive officers for the 2010 fiscal year.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Option Award(3)	Grant Date Fair Value of Stock and Option Award(4)
		Threshold	Target	Maximum	Threshold(2)	Target		Maximum
John C. Martin	1/28/2010	—	—	—	—	—		—	—		318,000	$47.51	$4,821,834
	1/28/2010	—	—	—	10,600	106,000	(5)	212,000	—		—	—	$5,750,500
	N/A	—	$1,755,000	$2,632,500	—	—		—	—		—	—	—

Robin L. Washington	1/28/2010	—	—	—	—	—		—	—		48,000	$47.51	$727,824
	1/28/2010	—	—	—	1,800	18,000	(5)	36,000	—		—	—	$976,500
	11/5/2010	—	—	—	—	—		—	15,000	(6)	—	—	$584,250
	N/A	—	$337,200	$505,800	—	—		—	—		—	—	—

John F. Milligan	1/28/2010	—	—	—	—	—		—	—		140,000	$47.51	$2,122,820
	1/28/2010	—	—	—	4,900	49,000	(5)	98,000	—		—	—	$2,658,250
	N/A	—	$783,000	$1,174,500	—	—		—	—		—	—	—

Kevin Young	1/28/2010	—	—	—	—	—		—	—		87,000	$47.51	$1,319,181
	1/28/2010	—	—	—	2,900	29,000	(5)	58,000	—		—	—	$1,573,250
	N/A	—	$469,000	$703,500	—	—		—	—		—	—	—

Gregg H. Alton	1/28/2010	—	—	—	—	—		—	—		84,000	$47.51	$1,273,692
	1/28/2010	—	—	—	2,800	28,000	(5)	56,000	—		—	—	$1,519,000
	N/A	—	$448,000	$672,000	—	—		—	—		—	—	—

(1)

Actual amounts paid in February 2011 were based on our Compensation Committee’s review of corporate performance and individual achievements in 2010 and are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 64. In accordance with our corporate bonus plan, performance-based cash bonuses with respect to 2010 were paid to named executive officers who were employed as of the payment date.

(2)

Amounts in the “Threshold” column represent the minimum number of shares of our common stock issuable (e.g., 10% of the number of allotted performance shares) upon achievement of the performance goals described in footnote 5 below at threshold level.

(3)

Reflects option awards granted under our 2004 Equity Incentive Plan, the terms of which are consistent with those of options granted to other employees under the 2004 Equity Incentive Plan. The options vest at the rate of 20% on the first anniversary of the grant date and 5% each quarter thereafter during the optionee’s employment. Subject to certain exceptions, the maximum term of options granted under the 2004 Equity Incentive Plan is 10 years. The exercise price per share of each option granted was equal to the closing market price of our common stock on the grant date.

(4)

Represents the grant-date fair value of each reported equity award, calculated in accordance with FASB ASC Topic 718, and does not take into account any estimated forfeitures. The grant-date fair value of the performance shares awarded is based on the probable outcome of the attainment of one or more pre-established performance objectives.

(5)

Reflects performance shares granted under our 2004 Equity Incentive Plan. The performance shares will vest and convert into actual shares of our common stock based on the level at which the following two performance goals are attained: (i) our total shareholder return (“TSR”) relative to the NYSE Arca Biotech Index and the NYSE Arca Pharmaceutical Index, formerly known as the AMEX Biopharmaceutical Index (together, the “Peer Group Index”) over the three-year period beginning January 1, 2010 and ending December 31, 2012, and (ii) our revenue growth relative to the Peer Group Index over the same three-year performance period. The actual number of shares issuable to each named executive officer is calculated by multiplying the number of performance shares allotted by a percentage ranging from 0% to 200%, based on our percentile rankings for both revenue growth and TSR relative to the Peer Group Index. The measurement of performance is determined as follows:

Performance Measurement Period
TSR	Revenue Growth	Vesting Date
Averaged stock price from 2010 through 2012 compared to 2009 stock performance	2012 revenues compared to 2009 revenues	By March 15, 2013

In order to vest, the named executive officer must remain employed until our Compensation Committee determines the actual level of attainment of the performance goals applicable. Should a named executive officer’s employment terminate due to death, disability or retirement, then he or she will be eligible to receive a portion of the shares allotted covering the fiscal year in which his or her employment so terminates. The actual number of shares of common stock to be issued to such individual will be based on the attained level of performance and will be pro-rated to reflect the number of calendar months of employment completed by the named executive officer during the performance period.
(6)	Represents a restricted stock unit award that will vest in a series of five successive equal annual installments over a five-year period of continued employment measured from the date of grant.

2010 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding each unexercised option award and unvested stock award held by each of our named executive officers as of December 31, 2010:

	Option Awards(1)						Stock Awards
Name	Number of Securities Underlying Unexercised Options(1)	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	Exercisable	Unexercisable
John C. Martin	1,107,840	—		—	$8.22	1/30/2012	—		—	—		—
	1,600,000	—		—	$8.94	1/29/2013	—		—	—		—
	1,700,000	—		—	$15.27	1/28/2014	—		—	—		—
	850,000	—		—	$16.01	1/26/2015	—		—	—		—
	855,000	45,000		—	$29.01	1/25/2016	—		—	—		—
	450,000	150,000		—	$32.79	1/22/2017	—		—	—		—
	242,000	198,000		—	$43.15	1/30/2018	—		—	—		—
	105,000	195,000		—	$47.20	1/21/2019	—		—	—		—
	—	318,000	(3)	—	$47.51	1/28/2020	—		—	—		—
	—	—		—	—	—	73,920	(4)	$2,678,861	—		—
	—	—		—	—	—				200,000	(6)	$7,248,000
	—	—		—	—	—	—		—	212,000	(7)	$7,682,880

Robin L Washington	50,000	50,000		—	$54.14	5/7/2018	—		—	—		—
	17,500	32,500		—	$47.20	1/21/2019	—		—	—		—
	7,500	22,500		—	$49.81	7/29/2019	—		—	—		—
	—	48,000	(3)	—	$47.51	1/28/2020	—		—	—		—
	—	—		—	—	—	—		—	5,000	(8)	$181,200
	—	—		—	—	—	15,000	(5)	$543,600	—		—
	—	—		—	—	—			—	40,000	(6)	$1,449,600
	—	—		—	—	—			—	36,000	(7)	$1,304,640

John F. Milligan	13,280	—		—	$8.22	1/30/2012	—		—	—		—
	11,180	—		—	$8.94	1/29/2013	—		—	—		—
	280,000	—		—	$17.50	7/30/2013	—		—	—		—
	600,000	—		—	$15.27	1/28/2014	—		—	—		—
	350,000	—		—	$16.01	1/26/2015	—		—	—		—
	380,000	20,000		—	$29.01	1/25/2016	—		—	—		—
	210,000	70,000		—	$32.79	1/22/2017	—		—	—		—
	49,000	21,000		—	$41.48	5/8/2017	—		—	—		—
	88,000	72,000		—	$43.15	1/30/2018	—		—	—		—
	20,000	20,000		—	$54.14	5/7/2018	—		—	—		—
	49,000	91,000		—	$47.20	1/21/2019	—		—	—		—
	—	140,000	(3)	—	$47.51	1/28/2020	—		—	—		—
	—	—		—	—	—	27,000	(4)	$978,480	—		—
	—	—		—	—	—	—		—	94,000	(6)	$3,406,560
	—	—		—	—	—	—		—	98,000	(7)	$3,551,520

	Option Awards(1)						Stock Awards
Name	Number of Securities Underlying Unexercised Options(1)	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	Exercisable	Unexercisable
Kevin Young	94,500	—		—	$17.68	11/2/2014	—		—	—		—
	12,500	—		—	$16.01	1/26/2015	—		—	—		—
	342,000	18,000		—	$29.01	1/25/2016	—		—	—		—
	195,000	65,000		—	$32.79	1/22/2017	—		—	—		—
	49,000	21,000		—	$41.48	5/8/2017	—		—	—		—
	77,000	63,000		—	$43.15	1/30/2018	—		—	—		—
	32,340	60,060		—	$47.20	1/21/2019	—		—	—		—
	—	87,000	(3)	—	$47.51	1/28/2020	—		—	—		—
	—	—		—	—	—	23,250	(4)	$842,580	—		—
	—	—		—	—	—	—			61,600	(6)	$2,232,384
	—	—		—	—	—	—		—	58,000	(7)	$2,101,920

Gregg H. Alton	67,860	—		—	$17.50	7/30/2013	—		—	—		—
	45,000	—		—	$15.27	1/28/2014	—		—	—		—
	39,526	—		—	$17.68	11/2/2014	—		—	—		—
	95,000	—		—	$16.01	1/26/2015	—		—	—		—
	59,485	—		—	$19.36	5/9/2015	—		—	—		—
	100,000	—		—	$21.99	7/27/2015	—		—	—		—
	142,500	7,500		—	$29.01	1/25/2016			—	—		—
	68,000	12,000		—	$30.95	7/26/2016	—		—	—		—
	75,000	25,000		—	$32.79	1/22/2017	—		—	—		—
	32,500	17,500		—	$38.75	7/23/2017	—		—	—		—
	33,000	27,000		—	$43.15	1/30/2018	—		—	—		—
	22,500	27,500		—	$53.98	7/30/2018	—		—	—		—
	17,500	32,500		—	$47.20	1/21/2019	—		—	—		—
	11,250	33,750		—	$49.81	7/29/2019	—		—	—		—
	—	84,000	(3)	—	$47.51	1/28/2020	—		—	—		—
	—	—		—	—	—	10,020	(4)	$363,125	—		—
	—	—		—	—	—			—	40,000	(6)	$1,449,600
	—	—		—	—	—	—		—	56,000	(7)	$2,029,440

(1)

All options vest over a five-year period. The options vest at the rate of 20% on the first anniversary of the grant date and 5% each quarter thereafter during the optionee’s employment. Subject to certain exceptions, the maximum term of options granted under the 2004 Equity Incentive Plan is 10 years.

(2)

Prior to April 30, 2009, the exercise price per share of each option granted was equal to the closing market price of our common stock on the day before the grant date. Beginning May 1, 2009, the exercise price per share of each option granted was equal to the closing market price of our common stock on the grant date.

(3)	This particular option award for the named executive officer is also included in the 2010 Grants of Plan-Based Awards table on page 65.
(4)

Represents the number of shares of our common stock that will vest and become issuable pursuant to the 2008 performance shares based on 150% target level attainment of the following two performance goals: (i) our TSR relative to the Peer Group Index over the three-year period beginning January 1, 2008 and ending December 31, 2010, and (ii) our revenue growth relative to the Peer Group Index over the same three-year performance period. The actual number of shares issuable to each named executive officer is calculated by multiplying the number of performance shares allotted by 150% target goal attainment, based on our actual percentile rankings for both revenue growth and TSR relative to the Peer Group Index. The measurement performance is determined as follows:

Performance Measurement Period
TSR	Revenue Growth	Vesting Date
Average stock price from 2008 through 2010 compared to 2007 stock performance	2010 revenues compared to 2007 revenues	By March 15, 2011

In order to vest, the named executive officer must remain employed until our Compensation Committee certifies the actual level of attainment of the performance goals applicable. Should a named executive officer’s employment terminate due to death, disability or retirement, then he or she will be eligible to receive a portion of the shares allotted covering the fiscal year in which his or her employment so terminates. The actual number of shares of common stock to be issued to such individual will be based on the attained level of performance and will be pro-rated to reflect the number of calendar months of employment completed by the named executive officer during the performance period.

(5)

Represents the number of shares of our common stock that will vest and become issuable pursuant to a restricted stock unit award that will vest in a series of five successive equal annual installments over a five-year period of continued employment. This award is also included in the 2010 Grants of Plan-Based Awards table on page 65.

(6)

Represents the number of shares of our common stock that will vest and become issuable pursuant to the 2009 performance shares if the performance goals are attained at “Maximum” level. The performance shares will vest and convert into actual shares of our common stock based on the level at which the following two performance goals are attained: (i) our TSR relative to the Peer Group Index over the three-year period beginning January 1, 2009 and ending December 31, 2011, and (ii) our revenue growth relative to the Peer Group Index over the same three-year performance period. The actual number of shares issuable to each named executive officer is calculated by multiplying the number of performance shares allotted by a percentage ranging from 0% to 200%, based on our percentile rankings for both revenue growth and TSR relative to the Peer Group Index. The measurement performance is determined as follows:

Performance Measurement Period
TSR	Revenue Growth	Vesting Date
Average stock price from 2009 through 2011 compared to 2008 stock performance	2011 revenues compared to 2008 revenues	By March 15, 2012

In order to vest, the named executive officer must remain employed until our Compensation Committee certifies the actual level of attainment of the performance goals applicable. Should a named executive officer’s employment terminate due to death, disability or retirement, then he or she will be eligible to receive a portion of the shares allotted covering the fiscal year in which his or her employment so terminates. The actual number of shares of common stock to be issued to such individual will be based on the attained level of performance and will be pro-rated to reflect the number of calendar months of employment completed by the named executive officer during the performance period.

(7)

Represents the number of shares of our common stock that will vest and become issuable pursuant to the 2010 performance shares described in footnote 5 to the 2010 Grants of Plan-Based Awards table on page 65 assuming performance goals are attained at “Maximum” level.

(8)

Represents the number of shares of our common stock that will vest and become issuable pursuant to a restricted stock unit award tied to the attainment of pre-established performance objectives if the individual continues in employment until the date our Compensation Committee determines the objectives have been attained on or before June 30, 2011.

2010 OPTION EXERCISES AND STOCK VESTED

The following table shows the number of shares acquired upon exercise of stock options and vesting of performance shares for each of our named executive officers during the year ended December 31, 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
John C. Martin	978,144	$35,756,762	70,000	$3,290,700
Robin L. Washington	—	—	5,000	$237,550
John F. Milligan	7,352	$237,359	28,000	$1,316,280
Kevin Young	10,000	$144,150	26,000	$1,222,260
Gregg H. Alton	121,025	$3,274,658	11,424	$537,042

2010 NONQUALIFIED DEFERRED COMPENSATION

Our Deferred Compensation Plan provides our executive officers, including all of our named executive officers, and other key employees with the opportunity to defer all or a portion of their cash compensation each year. Pursuant to the plan, each participant can elect to defer up to 70% of his or her salary and up to 100% of his or her bonus/commission each year. The deferred amount is credited to an account maintained in his or her name in which the participant is fully vested at all times. The account is periodically adjusted to reflect earnings (or losses) based on the participant’s investment elections among a select group of investment funds utilized to track the notional investment return on the account balance. There are 23 investment funds available for selection under the plan, and they are substantially the same as those available under our broad-based 401(k) employee savings plan. Investment elections may be changed on a daily basis. The participant may elect to receive his or her deferred account balance at a designated age, no earlier than age 50 and no later than age 75, or upon termination of employment or on the second or fifth anniversary of his or her termination date. The distribution may, at the participant’s election, be made in a lump sum or in annual installments over a period not to exceed 10 years. A participant can receive an early distribution of a portion of his or her account balance in the event of a financial hardship. In the event of the participant’s death, his or her account balance will be distributed in a lump sum to the designated beneficiary.

The following table shows the executive contributions, earnings and account balances for the named executive officers under our Deferred Compensation Plans.

Name	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year(1)(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End
John C. Martin	—	—	$861,326	—	$6,368,363	(3)
Robin L. Washington	$394,640	—	$46,085	—	$440,725	(4)
John F. Milligan	—	—	—	—	—
Kevin Young	—	—	—	—	—
Gregg H. Alton	—	—	$189,348	—	$1,315,543

(1)

The reported amount corresponds to a composite of the actual market earnings on a group of investment funds selected by the applicable named executive officer for purposes of tracking the notional investment return on his or her balance for fiscal year 2010.

(2)

Although 23 investment funds are available for selection under our Deferred Compensation Plan, the investment selections for the 2010 fiscal year were concentrated primarily in the eleven investment funds named below. The rate of return for each such fund for the 2010 fiscal year was as follows:

Name of Fund	% Rate of Return
Fidelity Retirement Money Market	0.02%
Fidelity Spartan Extended Market Index	28.58%
Templeton Foreign Small Companies	24.91%
Fidelity Low Priced Stock	20.70%
Fidelity Growth Company	20.55%
T. Rowe Price Blue Chip	16.42%
Fidelity Equity-Income	15.13%
Vanguard Institutional Index	15.05%
Fidelity Diversified International	9.65%
Fidelity Intermediate Bond	7.58%
Vanguard Total Bond Market Index	6.54%

(3)	Includes $1,617,000 of compensation reported for such individual for the 2007 fiscal year.
(4)	Includes $394,640 of compensation reported for such individual in the Summary Compensation Table on page 64 for the 2009 fiscal year (deferred non-equity incentive plan compensation).

EMPLOYMENT AGREEMENTS, SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS

We do not have employment agreements with our named executive officers. Although the employment of our named executive officers is at will, they are eligible to receive certain severance payments and benefits upon their termination of employment under certain defined circumstances. The amount and type of such severance compensation will depend upon the circumstances under which the named executive officer’s employment terminates. There are three general categories of termination:

•

Voluntary Termination/For Cause Termination: includes voluntary termination of employment by the named executive officer (other than in connection with a resignation for good reason), retirement by the named executive officer and termination of the named executive officer’s employment by us for cause;

•

Involuntary Termination without Cause: includes termination of the named executive officer’s employment by us for reasons not constituting cause, such as due to a company-wide or departmental reorganization, or resignation by the named executive officer in connection with a significant restructuring of his or her individual’s job duties or a change in his or her work location of more than 50 miles; and

•

Change in Control Termination: includes the termination of the named executive officer’s employment by us without cause, or his or her resignation for good reason, within the applicable change in control protection period.

Payments and benefits receivable upon an involuntary termination without cause or an involuntary termination within the change in control protection period are governed by the Gilead Sciences, Inc. Severance Plan. A copy of our Severance Plan is available as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and filed with the SEC on March 1, 2010.

For purposes of determining an individual’s entitlement to the various severance benefits available under the Severance Plan and our various equity plans, the following concepts will be relevant:

A change in control will be deemed to occur upon:

•

a merger, consolidation or other reorganization approved by our stockholders, unless our stockholders continue to own more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation;

•	a sale of all or substantially all of our assets;

•	the acquisition by any person or related group of persons of more than fifty percent (50%) of the total combined voting power of our outstanding securities; or

•	a change in the majority of our Board members over a 12-month or shorter period by reason of one or more contested elections for Board membership.

A resignation for good reason will be deemed to occur should the individual resign from his or her employment with us for any of the following reasons during the applicable change in control protection period:

•

a materially adverse change in his or her title, position or responsibilities (including reporting responsibilities) or the assignment to him or her of any duties or responsibilities which are inconsistent with his or her title, position or responsibilities;

•	a reduction in his or her annual base compensation;

•	his or her permanent relocation to any place outside a 50 mile radius of the location serving as his or her existing principal work site;

•

the failure by us to continue in effect any material compensation or employee benefit plan in which he or she was participating or to provide such individual with an aggregate level of compensation and benefits comparable to that in effect for him or her prior to the change; or

•	any material breach by us of any provision of any agreement we have with such individual.

An individual’s employment will be deemed to have been terminated for cause if such termination occurs by reason of:

•	any act or omission in bad faith and to our detriment;

•	dishonesty, intentional misconduct, material violation of any company policy, or material breach of any agreement with us; or

•	commission of any crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

The table below summarizes the payments and benefits that each named executive officers is eligible to receive upon their termination of employment under the various circumstances specified above.

Type of Termination	Chief Executive Officer	Other Named Executive Officers
Voluntary Termination/ For Cause Termination	• No severance payments • Accrued base salary and vacation pay • Vested but unpaid benefits	• No severance payments • Accrued base salary and vacation pay • Vested but unpaid benefits
Retirement(1)

•   Three-year post retirement exercise period for already vested stock options

•   Pro-rata vesting of any performance shares held by the executive for which performance goals are attained subsequent to retirement

•   Three-year post retirement exercise period for already vested stock options

•   Pro-rata vesting of any performance shares held by the executive for which performance goals are attained subsequent to retirement

Involuntary Termination Without Cause

•   2.0 times base salary + 2.0 times average bonus for prior three fiscal years

•   12 months of outplacement services

•   Lump-sum payment to cover the estimated cost of COBRA care for 24 months

•   No acceleration of unvested stock awards

•   1.5 times base salary + 1.0 times average bonus for prior three fiscal years

•   6 months of outplacement services

•   Lump-sum payment to cover the estimated cost of COBRA care for 18 months

•   No acceleration of unvested stock awards

Involuntary Termination Without Cause Within Change in Control Protection Period(2)

•   3.0 times base salary + 3.0 times average bonus for prior three fiscal years

•   12 months of outplacement services

•   Lump-sum payment to cover the estimated cost of COBRA care for 36 months

•   100% acceleration of stock option and time-based restricted stock unit awards

•   Acceleration of unvested performance shares as follows:

•   100% of target amount accelerates if change-in-control occurs within first 12 months of the applicable performance period

•   2.5 times base salary + 2.5 times average bonus for prior three fiscal years

•   6 months of outplacement services

•   Lump-sum payment to cover the estimated cost of COBRA care for 30 months

•   100% acceleration of stock option and time-based restricted stock unit awards

•   Acceleration of unvested performance shares as follows:

•   100% of target amount accelerates if change-in-control occurs within first 12 months of the applicable performance period

Type of Termination	Chief Executive Officer	Other Named Executive Officers

•   If the change in control occurs after that 12-month period, then the vesting acceleration will apply to the greater of 100% of target amount or 100% of the amount earned on the basis of actual performance through the end of the quarter prior to the change-in-control date

•   Gross-up payment for any Internal Revenue Code Section 280G excise tax liability (only those grandfathered as of January 28, 2010)

•   If the change in control occurs after that 12-month period, then the vesting acceleration will apply to the greater of 100% of target amount or 100% of the amount earned on the basis of actual performance through the end of the quarter prior to the change-in-control date

•   Gross-up payment for any Internal Revenue Code Section 280G excise tax liability (only those grandfathered as of January 28, 2010)

(1)	Retirement is defined as the termination of a named executive officer’s employment with a combined age and years of service of not less than 70 years.
(2)

The change in control protection period will begin with the execution of the definitive agreement for the change in control transaction and continue for a specified period following the effective date of the change in control transaction (24 months for Dr. Martin and 18 months for the other named executive officers).

Each named executive officer must deliver a general release of claims against us as a condition to his or her receipt of benefits under the Severance Plan. The cash severance component of those benefits will be paid in a series of equal periodic installments in accordance with our normal payroll practices over a period of years corresponding to the applicable multiple of base salary indicated above for the named executive officer.

The severance payments and benefits to which a named executive officer will become entitled if his or her employment is involuntarily terminated without cause or if his or her employment is terminated under certain prescribed circumstances within the change in control protection period are set forth in the following table. The indicated amounts are based on the following assumptions:

•	the termination occurred on December 31, 2010, under circumstances triggering the vesting acceleration and severance benefits under the various categories of termination summarized in the table above;

•	the change in control transaction occurred on December 31, 2010; and

•

the price per share of common stock paid to our stockholders in consummation of the change in control was $36.24, the closing price of our common stock on December 31, 2010, the last business day of 2010.

The table below does not include accrued wages, vacation pay, vested deferred compensation or the intrinsic value (as of December 31, 2010) of any outstanding stock options or other stock awards held by the named executive officer that were vested on that date but not yet realized. The actual compensation to be realized with respect to those vested awards can only be determined at the time of the named executive officer exercises his or her outstanding stock options or is issued the shares subject to any other stock-based awards he or she holds.

2010 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Executive Benefits and Payments Upon Separation	Involuntary Termination Without Cause Without a Change in Control	Involuntary Termination Without Cause Within Change in Control Protection Period
John C. Martin
Salary and bonus	$6,337,433	$10,612,500
Stock award vesting acceleration(1)	—	$18,452,816
Benefits and perquisites:
Lump Sum to Cover COBRA Costs	$45,565	$68,348
Outplacement services	$10,000	$10,000
Excise tax and gross up	—	—

Total	$6,392,998	$29,143,664

Robin L. Washington
Salary and bonus	$1,241,640	$2,401,600
Stock award vesting acceleration(1)	—	$3,479,040
Benefits and perquisites:
Lump Sum to Cover COBRA Costs	$38,796	$64,660
Outplacement services	$4,000	$4,000
Excise tax and gross up	—	$2,833,982

Total	$1,284,436	$8,783,282

John F. Milligan
Salary and bonus	$2,000,296	$4,301,250
Stock award vesting acceleration(1)	—	$8,322,760
Benefits and perquisites:
Lump Sum to Cover COBRA Costs	$38,362	$63,936
Outplacement services	$10,000	$10,000
Excise tax and gross up	—	—

Total	$2,048,658	$12,697,946

Kevin Young
Salary and bonus	$1,468,270	$2,936,125
Stock award vesting acceleration(1)	—	$5,531,364
Benefits and perquisites:
Lump Sum to Cover COBRA Costs	$12,629	$21,048
Outplacement services	$4,000	$4,000
Excise tax and gross up	—	—

Total	$1,484,899	$8,492,537

Executive Benefits and Payments Upon Separation	Involuntary Termination Without Cause Without a Change in Control	Involuntary Termination Without Cause Within Change in Control Protection Period
Gregg H. Alton
Salary and bonus	$1,293,559	$2,768,377
Stock award vesting acceleration(1)	—	$4,046,217
Benefits and perquisites:
Lump Sum to Cover COBRA Costs	$38,362	$63,936
Outplacement services	$4,000	$4,000
Excise tax and gross up	—	—

Total	$1,335,921	$6,882,530

(1)

Performance shares included in this line item assumes that the number of shares of our common stock payable upon the change in control are based on a probable outcome of 150% of the number of allotted performance shares for the 2008 grants, and 200% of the allotted performance shares for the 2009 and 2010 grants based on an assumed level of maximum attainment. The actual value realized from those grants will depend upon the actual level of goal attainment.

COMPENSATION OF NON-EMPLOYEE BOARD MEMBERS

General

Our directors play a critical role in guiding our strategic direction and overseeing the management of the company. Recent developments in corporate governance and financial reporting have increased demand for highly qualified and productive public company directors.

The experience and stature of our non-employee directors along with the many responsibilities and risks and substantial time commitment required of them make it imperative that we provide commensurate compensation. Our non-employee Board members are compensated based upon their respective levels of Board participation and responsibilities, including service on Board committees. Non-employee Board members receive a combination of stock options, restricted stock units and annual cash retainers in amounts that correlate to the level of their responsibilities as members of the Board and one or more Board committees. In addition to this compensation, our non-employee Board members are also eligible for reimbursement of expenses incurred in connection with attendance at Board and committee meetings and related activities. Our only employee director, Dr. Martin, receives no separate compensation for his service in such capacity.

Our Compensation Committee reviews the compensation program for non-employee Board members on an annual basis. Any recommendations for changes are then presented to the full Board by our Compensation Committee.

Grants of discretionary stock awards to non-employee Board members require approval of a committee of two or more non-employee Board members, none of whom is the recipient of the stock award.

2010 Non-Employee Board Member Compensation

Our legacy practice was to grant a fixed numbers of option shares to non-employee directors upon joining the Board and each year as part of annual compensation. Over time as the company’s value compounded and there were adjustments for multiple stock splits, the value of these grants became too high to sustain. Our Board believed that the best course of action was to reduce the equity grant values and provide a better balance between cash and equity. In 2009, the Committee adopted a fixed grant-date fair value formula for annual equity grants, eliminated all additional equity awards for the non-employee Board members and increased the amount of their cash retainer.

The following table describes our compensation arrangements for non-employee Board members during 2010.

2010 Non-Employee Board Member Compensation
	Cash Payment(1)	Grant-Date Value of Equity Awards(2)
		Options	RSUs
All Non-Employee Board Members	$75,000 retainer	$150,000	$150,000

Lead Independent Director	$75,000 additional cash retainer	None	None

Audit Committee Chair	$20,000 additional cash retainer	None	None

Compensation Committee Chair	$15,000 additional cash retainer	None	None

Committee Chairs (other than Audit and Compensation Committee)	$10,000 additional cash retainer for each committee	None	None

Committee Member	$20,000 per Committee additional cash retainer	None	None

(1)

The non-employee Board member actual annual cash retainer fee will be equal to the aggregate of his or her retainer fee for Board service ($75,000) plus his or her retainer fees for service on one or more Board committees (e.g., if the Audit Committee Chair also serves as a member on our Compensation Committee, the total dollar amount of the cash retainer will be $135,000).

(2)

The number of shares subject to the option component will be calculated as follows: $150,000 ÷ [(closing price per share of our common stock on the grant date) x (Black-Scholes option-valuation percentage)], with any fractional share rounded down to the next whole share. The number of shares subject to the restricted stock unit component will be calculated by dividing $150,000 by the closing stock price on the award date, with any fractional share rounded down to the next whole share.

Lead Independent Directors, Committee Chairs and other Committee members do not receive any additional equity grants for serving on the Committees.

Our Deferred Compensation Plan allows our non-employee Board members to defer all or a portion of their cash retainer fees each year. The deferred amount can either be immediately converted into phantom shares of our common stock or invested in a select group of investment funds. If a non-employee Board member elects the phantom share alternative, the number of phantom shares will be determined by dividing the deferred fees by the fair market value per share of our common stock on the conversion date. The resulting number of phantom shares will be paid out in actual shares of our common stock at the end of the deferral period. If the non-employee Board member does not elect the phantom share alternative, then he or she can select among the 23 investment funds available under the Deferred Compensation Plan in 2010. Those investment funds are substantially the same as those available under our broad-based 401(k) employee savings plan, and the non-employee Board member may change his or her elections in those funds on a daily basis. The non-employee Board member may elect to receive his or her deferred account balance at a designated age, no earlier than age 50 and no later than age 75, or on the date of his or her cessation of Board service or on the second or fifth anniversary of that cessation date. The non-employee Board member may elect for the distribution to be made in a lump sum or in annual installments over a period not to exceed 10 years. A non-employee Board member may receive an early distribution or a portion of his or her account balance in the event of a financial hardship. In the event of a non-employee Board member’s death, his or her account balance will be distributed in a lump sum to his or her designated beneficiary.

Based on the recommendation of our Compensation Committee, our Board established stock ownership guidelines to encourage non-employee Board members to hold our common stock. For 2010, our Board stock ownership guidelines required our non-employee Board members to hold shares of our common stock with an aggregate fair market value of at least five times their annual retainer. This guideline is to be achieved over time.

Non-employee Board member stock awards are granted under the 2004 Equity Incentive Plan. The option component will have an exercise price per share not less than the fair market value per share of our common stock on the date of grant (based on the closing price for our common stock on that date as reported on the NASDAQ Global Select Market). Each such option will have a maximum term of 10 years, subject to earlier termination three years after the non-employee’s cessation of Board service (with service as Director Emeritus to be treated for such purpose as continued Board service). Each stock option will vest in successive equal quarterly increments over a one-year period measured from the grant date. The restricted stock unit component will vest upon the completion of one year of Board service measured from the award date. Initial grants for new non-employee Board members will be prorated based on the number of days remaining in the compensation period in which they commence Board service.

During 2010, the stock option component of the annual equity award made to each of our current non-employee Board members covered 10,860 shares of our common stock with an average exercise price of $39.26 per share, based on the fair market value of our common stock on the date of grant. The restricted stock unit component of the 2010 annual equity award made to each of our non-employee Board member covered 3,820 shares of our common stock. However, in order to avoid adverse tax consequences to Mr. Etienne Davignon under Belgian law, his annual equity award is solely in the form of restricted shares of our common stock. Accordingly, in May 2010, Mr. Davignon received a restricted stock award for 7,641 shares of our common stock under the 2004 Equity Incentive Plan in connection with his service on our Board and Board committees. The restricted stock award vested upon his completion of six months of service on our Board measured from the May 11, 2010 award date. In January 2010, in connection with Mr. Wold-Olsen’s appointment to our Board and as compensation for the remainder of the 2009-2010 compensation period,

Mr. Wold-Olsen also received a stock option covering 2,454 shares of our common stock at an exercise price of $47.51 and a restricted stock unit covering an additional 890 shares of our common stock.

The table below summarizes the compensation paid by us to non-employee Board members for the 2010 fiscal year.

2010 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash(1)		Stock Awards(2)(9)		Option Awards(3)(9)		Non-Equity Incentive Plan Compensation Earnings	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Paul Berg	$125,000		$149,973		$144,964		–	–	–	$419,937
John F. Cogan	$115,000		$149,973		$144,964		–	–	–	$409,937
Etienne F. Davignon	$95,000		$299,986		—	(4)	–	–	–	$394,986
James M. Denny	$150,000		$149,973		$144,964		–	–	–	$444,937
Carla A. Hills	$95,000		$149,973		$144,964		–	–	–	$389,937
Kevin E. Lofton	$95,000	(5)	$149,973		$144,964		–	–	–	$389,937
John W. Madigan	$129,137		$149,973		$144,964		–	–	–	$424,074
Gordon E. Moore	$110,000		$149,973		$144,964		–	–	–	$404,937
Nicholas G. Moore	$135,000	(6)	$149,973		$144,964		–	–	–	$429,937
Richard Whitley	$108,096	(7)	$149,973		$144,964		–	–	–	$403,033
Gayle E. Wilson	$125,000	(8)	$149,973		$144,964		–	–	–	$419,937
Per Wold-Olsen	$135,082		$192,257	(10)	$182,174	(10)	–	–	–	$509,513

(1)	Represents cash retainer for serving on our Board and committees of the Board.
(2)

Represents the grant-date fair value of the stock unit award for 3,820 shares made to each Board member (except that Mr. Davignon received a restricted stock award for 7,641 shares and Mr. Wold-Olsen received an additional restricted stock unit award for 890 shares) during the 2010 fiscal year. The grant-date fair value of the stock unit award for 890 shares made to Mr. Wold-Olsen on January 28, 2010 was $42,284. The applicable grant-date fair value of each award was determined in accordance with FASB ASC Topic 718 and accordingly calculated by multiplying the number of shares of our common stock subject to the award by the closing price per share of our common stock on the award date, without any adjustment for estimated forfeitures related to such service vesting. No other stock awards were made to the non-employee Board members during the 2010 fiscal year.

(3)

Represents the grant-date fair value of the stock option grant for 10,860 shares with an exercise price of $39.26 per share made to each Board member (except that Mr. Wold-Olsen received an additional option grant for 2,454 shares with an exercise price of $47.51 per share) during the 2010 fiscal year. The grant-date fair value of the stock option grant for 2,454 shares made to Mr. Wold-Olsen on January 28, 2010 was $37,210. The applicable grant-date fair value of each award was calculated in accordance with FASB ASC Topic 718, and did not take into account any estimated forfeitures related to such service vesting. Assumptions used in the calculation of grant-date fair value are set forth in Note 14 to our Consolidated Financial Statements for the year ended December 31, 2010 included in our Annual Report on Form 10-K for such fiscal year. No other option grants were made to the non-employee Board members during the 2010 fiscal year.

(4)

In lieu of the stock option/restricted stock unit grant made to the other non-employee Board members during the 2010 fiscal year, Mr. Davignon received a restricted stock award for 7,641 shares of our common stock on May 11, 2010 that vested upon his completion of six months of Board service measured from that award date.

(5)

Mr. Lofton elected to defer $95,000 of his retainer fee and convert such amount into phantom shares of our common stock. The number of phantom shares was calculated by dividing that dollar amount by closing price per share of our common stock on the conversion date. The resulting 2,783 phantom shares have a grant-date fair value of $95,000 and will be paid out in actual shares of our common stock at the end of the deferral period.

(6)

Mr. Nicholas Moore elected to defer $81,000 of his retainer fee and convert such amount into phantom shares of our common stock. The number of phantom shares was calculated by dividing that dollar amount by the closing price per share of our common stock on the conversion date. The resulting 2,373 phantom shares have a grant-date fair value of $81,000 and will be paid out in actual shares of our common stock at the end of the deferral period. Mr. Moore also deferred an additional $54,000 of his fee as a cash deferral under our Deferred Compensation Plan.

(7)	Mr. Whitley deferred $108,096 of his retainer fee as a cash deferral under our Deferred Compensation Plan.
(8)

Mrs. Wilson elected to defer $25,000 of her retainer fee and convert such amount into phantom shares of our common stock. The number of phantom shares was calculated by dividing the dollar amount of his deferred fee by the closing price per share of our common stock on the conversion date. The resulting 732 phantom shares have a grant-date fair value of $25,000 and will be paid out in actual shares of our common stock at the end of the deferral period.
(9)	The following table shows for each named the aggregate number of shares subject to all outstanding options, restricted stock units and phantom shares held by that individual as of December 31, 2010:

Name	Number of Shares of Common Stock Subject to all Restricted Stock Units as of December 31, 2010	Number of Shares of Common Stock Subject to all Outstanding Options as of December 31, 2010	Number of Shares of Common Stock Subject to all Phantom Shares as of December 31, 2010
Paul Berg	3,820	285,394	1,045
John F. Cogan	3,820	229,644	5,987
Etienne F. Davignon	–	–	–
James M. Denny	3,820	225,844	–
Carla A. Hills	3,820	153,894	1,066
Kevin E. Lofton	3,820	17,464	4,531
John W. Madigan	3,820	223,644	–
Gordon E. Moore	3,820	499,644	–
Nicholas G. Moore	3,820	247,894	8,698
Richard Whitley	3,820	50,394	3,046
Gayle E. Wilson	3,820	110,394	7,311
Per Wold-Olsen	4,710	13,314	–

(10)

Because Mr. Wold-Olsen joined our Board in January 2010, in addition to his annual equity award, he received a stock option grant for 2,454 shares and a restricted stock unit award for 890 shares, representing the pro-rated equity award for the remainder of the 2009-2010 compensation period.

AUDIT COMMITTEE REPORT(1)

In connection with the audited consolidated financial statements for the fiscal year ended December 31, 2010, the Audit Committee has:

(1) reviewed and discussed the audited consolidated financial statements with management;

(2) discussed with Ernst & Young LLP, Gilead’s independent registered public accounting firm (the “Auditors”), the matters required to be discussed by the statement on Auditing Standard No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T; and

(3) received the written disclosures and the letter from the Auditors required by applicable requirements of the PCAOB regarding the Auditors’ communications with the Audit Committee concerning independence, and has discussed with the Auditors the Auditors’ independence.

Based upon these reviews and discussions, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in Gilead’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission. Our Board has approved this inclusion.

Audit Committee

Nicholas G. Moore, Chairman
John F. Cogan
John W. Madigan

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Executive Officer Loan

In May 2001, we entered into a loan agreement with John F. Milligan, our President and Chief Operating Officer. The original principal amount of the loan was $110,000 with a term of ten years. The loan is non-interest bearing and 50% of the principal amount will be forgiven on a pro rata basis over a period of five years beginning in May 2007 as long as Dr. Milligan is still employed by us. In the event that Dr. Milligan ceases to be employed by us, the loan becomes interest-bearing and due and payable within 90 days of such termination of employment. The loan is secured by a deed of trust on Dr. Milligan’s residence. As of December 31, 2010, the outstanding balance of the loan was $55,000.

Indemnity Agreements

We have entered into indemnity agreements with each of our executive officers (including our named executive officers) and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of us, and otherwise to the full extent permitted under Delaware law and our Bylaws.

Policies and Procedures

Our Audit Committee is responsible for reviewing and approving, in advance, all related person transactions. Related persons include any of our directors or executive officers, certain of our stockholders and their immediate family members. This obligation is set forth in writing in the Audit Committee charter. A copy of the Audit Committee charter is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.” To identify related person transactions, each year, we submit and require our directors and officers to complete Director and Officer Questionnaires identifying any transactions with us in which the executive officer or director or their family members have an interest. We review related person transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, with our interests. In addition, our Nominating and Corporate Governance Committee Charter determines, on an annual basis, which members of our Board meet the definition of independent director as defined in Rule 5605 of the NASDAQ Marketplace Rules. This obligation is set forth in writing in the Nominating and Corporate Governance charter. A copy of the Nominating and Corporate Governance charter is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.” Our Nominating and Corporate Governance Committee reviews and discusses any relationships with directors that would potentially interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director. Finally, our Code of Ethics establishes the corporate standards of behavior for all our employees, officers, and directors and sets our expectations of contractors and agents. The Code of Ethics is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.” Our Code of Ethics requires any person who becomes aware of any departure from the standards in our Code of Ethics to report his or her knowledge promptly to a supervisor or an attorney in the legal department.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting Materials addressed to those stockholders. This process, which is commonly referred to as householding, potentially provides extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A Notice of Internet Availability or Proxy Materials will be delivered in one single envelope to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability or Proxy Materials, please notify your broker, direct your written request to Susan Hubbard, Vice President, Investor Relations, Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404 or contact Broadridge Financial Solutions, Inc. at (800) 542-1061. Stockholders who currently receive multiple copies of the Notice of Internet Availability or Proxy Materials at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice of Internet Availability or Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

Our Board, at the time of the preparation of this proxy statement, knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named on the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Gregg H. Alton
Secretary

March     , 2011

A copy of our Annual Report on Form 10-K for the year ended December 31, 2010, is available without charge upon written request to Investor Relations, Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404 or by accessing a copy through Gilead’s website at http://www.gilead.com in the Investors section under “Financial Information—SEC Filings.”

APPENDIX A

GILEAD SCIENCES, INC.

CODE SECTION 162(m) BONUS PLAN

As Amended and Restated Effective January 1, 2011

1.    Purpose of the Plan. The purpose of the Plan is to provide a link between compensation and performance, to motivate participants to achieve corporate performance objectives and to enable the Company to attract and retain high quality Eligible Employees.

2.    Definitions. As used herein, the following definitions shall apply:

(a)    “Board” means the Board of Directors of the Company.

(b)    “Bonus” means a cash payment made pursuant to the Plan.

(c)    “Code” means the Internal Revenue Code of 1986, as amended.

(d)    “Committee” means the Compensation Committee of the Board.

(e)    “Company” means Gilead Sciences, Inc., a Delaware corporation.

(f)    “Corporate Bonus Plan” means the Gilead Sciences, Inc. Corporate Bonus Plan, as amended from time to time.

(g)    “Covered Employee” means an Employee who is a “covered employee” under Section 162(m) of the Code.

(h)    “Director” means a non-Employee member of the Board.

(i)    “Eligible Employee” means an Employee who holds the title or position of Senior Vice President or above and who would in the absence of such title or position be eligible to participate in the Corporate Bonus Plan.

(j)    “Employee” means any person who is in the employ of the Company, subject to the control and direction of the Company as to both the work to be performed and the manner and method of performance. Neither service as a Director nor fees received from the Company for service as a Director shall be sufficient to constitute Employee status.

(k)    “Performance-Based Compensation” means compensation qualifying as “performance-based compensation” under Section 162(m) of the Code.

(l)    “Performance Goal” means any measurable criterion tied to the success of the Company and based on one or more of the business criteria described in Section 7.

(m)    “Performance Period” means a period which may range in duration from a minimum period of twelve (12) months to a maximum period of thirty-six (36) months and over which the attainment of the applicable Performance Goals set by the Committee is to be measured. The initial Performance Period under the January 1, 2011 restatement of the Plan shall be the twelve (12)-month period coincident with the Company’s 2011 fiscal year beginning January 1, 2011 and ending December 31, 2011.

(n)    “Plan” means the Gilead Sciences, Inc. Code Section 162(m) Bonus Plan, as hereby amended and restated effective January 1, 2011.

3.    Administration of the Plan.

(a)    The Committee. The Plan shall be administered by the Committee (or a subcommittee of the Committee) which shall be comprised solely of two or more Directors eligible to serve on a committee awarding Bonus payments qualifying as Performance-Based Compensation.

(b)    Powers of the Committee. Subject the provisions of the Plan (including any other powers given to the Committee hereunder), the Committee shall have the authority, in its discretion, to:

(i)    establish the duration of each Performance Period;

(ii)    select the Eligible Employees who are to participate in the Plan for such Performance Period;

(iii)    determine the specific Performance Goal or Goals for each Performance Period and the relative weighting of those goals, establish one or more designated levels of attainment for each such goal and set the Bonus potential for each participant at each corresponding level of attainment;

(iv)    certify the level at which the applicable Performance Goal or Goals are attained for the Performance Period and determine, on the basis of that certification, the actual Bonus for each participant in an amount not to exceed his or her maximum Bonus potential for the certified level of attainment;

(v)    exercise discretionary authority, when appropriate, to reduce the actual Bonus payable to any participant below his or her Bonus potential for the attained level of the Performance Goal(s) for the Performance Period;

(vi)    construe and interpret the terms of the Plan and Bonuses awarded under the Plan;

(vii)    establish additional terms, conditions, rules or procedures for the administration of the Plan; provided, however, that no Bonus shall be awarded under any such additional terms, conditions, rules or procedures which are inconsistent with the provisions of the Plan; and

(viii)    take such other action, not inconsistent with the terms of the Plan, as the Committee deems appropriate.

(c)    Indemnification. In addition to such other rights of indemnification as they may have as members of the Board, members of the Committee who administer the Plan shall be defended and indemnified by the Company, to the extent permitted by law, on an after-tax basis against (i) all reasonable expenses (including attorneys’ fees) actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Bonus awarded hereunder and (ii) all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within 30 days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to handle and defend the same.

4.    Coverage. All Eligible Employees shall be covered by the Plan, except to the extent the Committee may elect to exclude one or more Eligible Employees from participation in a designated Performance Period.

5.    Coordination with Corporate Bonus Plan; No Duplication of Benefits. While this Plan is in effect, Eligible Employees participating in this Plan shall not be eligible to participate in the Corporate Bonus Plan. Administration of the Bonuses awarded under this Plan shall be governed by reference to the terms and conditions of the Corporate Bonus Plan, but such reference is intended solely as a means of administering this Plan and the Corporate Bonus Plan in a similar manner, and all of the limitations and procedures applicable to Bonuses set forth in this Plan document shall apply to all Bonuses awarded hereunder. To the extent the terms and conditions set forth in this Plan document are in conflict with those of the Corporate Bonus Plan or are required to apply in order for Bonuses to qualify as Performance-Based Compensation, the terms and conditions set forth in this Plan document shall control.

6.    Terms and Conditions of Bonus Awards.

(a)    Pre-Established Performance Goals. Payment of Bonuses shall be based solely on account of the attainment of one or more pre-established, objective Performance Goals over the designated Performance Period. The Committee shall establish one or more objective Performance Goals with respect to each Eligible Employee in writing not later than 90 days after the commencement of the Performance Period to which the Performance Goals relate, provided that the outcome of the Performance Goals must be substantially uncertain at the time of their establishment. Performance Goals shall be based solely on one or more of the business criteria described in the Section 7 and shall be weighted, equally or in such other proportion as the Committee shall determine at the time such Performance Goals are established, for purposes of determining the actual Bonus amounts that may become payable upon the attainment of those goals.

(b)    For each Performance Goal, the Committee may establish one or more designated levels of attainment and set the Bonus potential for each Eligible Employee at each designated performance level. Alternatively, the Committee may establish a linear formula for determining the Bonus potential at various points of Performance Goal attainment. Under no circumstance, however, shall the aggregate Bonus potential for any participant for any Performance Period exceed the applicable maximum dollar amount set forth in Section 6(e).

(c)    Committee Certification. As soon as administratively practicable following the completion of the Performance Period, the Committee shall certify the actual levels at which the Performance Goal or Goals for that period have been attained and determine, on the basis of such certified levels, the actual Bonus amount to be paid to each Eligible Employee for that Performance Period. Payment of such Bonus amounts shall be made as soon as administratively thereafter, but in no event earlier than the first day of the first fiscal year of the Company (the “Post-Performance Fiscal Year”) following the fiscal year in which the Performance Period is completed and no later than the last day of that Post-Performance Fiscal Year, unless an earlier payment date for those Bonuses would not result in the contravention of any applicable requirements under Section 409A of the Code.

(d)    Committee Discretion. The Committee, in determining the amount of the Bonus actually to be paid to an Eligible Employee, shall in no event award a Bonus in excess of the dollar amount determined on the basis of the Bonus potential established for the particular level at which each of the applicable Performance Goals for the Performance Period is attained. If the actual level of attainment is between two of the designated performance levels, the Bonus amounts will be interpolated on a straight-line basis between those two levels. In addition, the Committee shall have the discretion to reduce or eliminate the Bonus that would otherwise be payable with respect to one or more Performance Goals on the basis of the certified level of attained performance of those goals. The exercise of such discretion to decrease the amount of a Bonus may be based on such performance criteria as may have been established under the Corporate Bonus Plan or on such other criteria as the Committee may choose to apply, including (without limitation) individual performance. The Committee shall not waive any Performance Goal applicable to a participant’s Bonus potential for a particular Performance Period, except under such circumstances as the Committee deems appropriate in the event a Change in Control should occur prior to the completion of that Performance Period. For purposes of the Plan, a Change in Control shall have the same definition as set forth in the Company’s 2004 Equity Incentive Plan (or any successor to that plan).

(e)    Individual Limitations on Awards. Notwithstanding any other provision of the Plan, the maximum amount of any Bonus paid to a Covered Employee or other Eligible Employee under the Plan shall be limited to Seven Million Dollars ($7,000,000) per each twelve (12)-month period (or portion thereof) included within the applicable Performance Period.

(f)    Payment Date. No participant shall accrue any right to receive a Bonus award under the Plan unless that participant remains in Employee status until the payment date for that Bonus following the completion of the Performance Period. Accordingly, no Bonus payment shall be made to any participant who ceases Employee status prior to the payment date for that Bonus; provided, however, that the Committee shall have complete discretion to award a full or pro-rated Bonus, based on the level at which the applicable Performance Goals are attained for the Performance Period, to a participant who ceases Employee status prior to such payment date by reason of death or disability or in connection with an involuntary reduction in force. A participant may also defer the payment of the Bonus pursuant to the terms and conditions of the Company’s Deferred Compensation Plan (or any successor plan) and in compliance with Section 409A of the Code

7.    Business Criteria.

(a)    Permitted Criteria. Performance Goals established by the Committee may be based on any one of, or combination of, the following: (i) revenue, organic revenue, net sales or new-product revenue or sales, (ii) achievement of specified milestones in the discovery and development of one or more of the Company’s products, (iii) achievement of specified milestones in the commercialization of one or more of the Company’s products, (iv) achievement of specified milestones in the manufacturing of one or more of the Company’s products, (v) expense targets, (vi) share price, (vii) total shareholder return, (viii) earnings per share, (ix) operating margin, (x) gross margin, (xi) return measures (including, but not limited to, return on assets, capital, equity, or sales), (xii) productivity ratios, (xiii) operating income, (xiv) net operating profit, (xv) net earnings or net income (before or after taxes), (xvi) cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital), (xvii) earnings before or after interest, taxes, depreciation, amortization and/or stock-based compensation expense, (xviii) economic value added, (xix) market share and (xx) working capital targets. Such Performance Goals may measured not only in terms of the Company’s performance but also in terms of its performance relative to the performance of other entities or may be measured on the basis of the performance of any of the Company’s business units or divisions or any parent or subsidiary entity. Performance may also be measured on an absolute basis, relative to internal business plans or based on growth. As may be applicable, they may also be measured on the aggregate or on a per-share basis.

(b)    Authorized Adjustments. The Committee is authorized to make adjustments in calculating the attained level of the applicable Performance Goals for a Performance Period as follows: (i) exclude restructuring and/or other non-recurring charges; (ii) exclude the effects of exchange rates, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) exclude the effects of changes to generally accepted accounting principles required by the Financial Accounting Standards Board; (iv) exclude the effects of statutory adjustments to corporate tax rates; (v) exclude the effects of “extraordinary items” as determined under generally accepted accounting principles; (vi) exclude any other unusual, non-recurring gain or loss or other extraordinary item, including legal settlements; (vii) adjust for the effects of any unusual or extraordinary corporate item, transaction, event or development; (viii) adjust for the effects of any changes in applicable laws, regulations, accounting principles or business conditions; (ix) exclude the dilutive effects of acquisitions or joint ventures; (x) assume that any business divested by the Company achieved the applicable Performance Goals at targeted levels during the balance of a Performance Period following such divestiture; (xi) exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distribution to common stockholders other than regular cash dividends; (xii) adjust for the effects of any corporate transaction, such as a merger, consolidation, separation (including spin-off or other distribution of stock or property by a corporation), or reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code); and (xiii) adjust for the effects of any partial or complete corporate liquidation.

8.    Effective Date and Term of Plan. The Plan initially became effective on January 1, 2006, and this restatement of the Plan is effective as of January 1, 2011, but no Bonus shall be paid under this restated Plan to a Covered Employee unless the restated Plan is approved by the Company stockholders at the 2011 annual meeting. Assuming that such stockholder approval is obtained, the restated Plan shall continue in effect until the Board terminates it or until stockholder approval again is required for the restated Plan to meet the requirements of Code Section 162(m) but is not obtained.

9.    Amendment, Suspension or Termination of the Plan. The Board may at any time amend, suspend or terminate the Plan. However, any amendment or modification of the Plan shall be subject to stockholder approval to the extent required under Code Section 162(m) or other applicable law or regulation.

10.    General Provisions.

(a)    Neither the action of the Company in establishing or maintaining the Plan, nor any action taken under the Plan by the Committee, nor any provision of the Plan itself shall be construed so as to grant any person the right to remain in Employee status for any period of specific duration, and each participant shall at all times remain an Employee at-will and may accordingly be discharged at any time, with or without cause and with or without advance notice of such discharge.

(b)    No participant in the Plan shall have the right to transfer, alienate, pledge or encumber his or her interest in the Plan, and such interest shall not (to the maximum permitted by law) be subject to the claims of the participant’s creditors or to attachment, execution or other process of law. However, should a participant die before payment is made of the actual Bonus to which he or she has become entitled under the Plan, then that Bonus shall be paid to the executor or other legal representative of his or her estate.

(c)    The terms and conditions of the Plan, together with the obligations and liabilities of the Company that accrue hereunder, shall be binding upon any successor to the Company, whether by way of merger, consolidation, reorganization or other change in ownership or control of the Company

11.    Unfunded Obligation. Eligible Employees eligible to participate in the Plan shall have the status of general unsecured creditors of the Company. Any amounts payable to such Employees pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including (without limitation) Title I of the Employee Retirement Income Security Act of 1974, as amended. The Company shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. Employees shall have no claim against the Company for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.

APPENDIX B

RESTATED

CERTIFICATE OF INCORPORATION

OF GILEAD SCIENCES, INC.

JOHN C. MARTIN AND GREGG H. ALTON hereby certify as follows:

FIRST: The original name of the corporation was Oligogen, Inc. and the date of filing of the original Certificate of Incorporation with the Secretary of State of the State of Delaware was June 22, 1987.

SECOND: They are the duly elected and acting President and Chief Executive Officer and Secretary, respectively, of Gilead Sciences, Inc., a Delaware corporation.

THIRD: The Restated Certificate of Incorporation of the corporation~~,~~ in the form attached hereto as Exhibit A, which restates, integrates and further amends the provisions of the current Restated Certificate of Incorporation, has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors and stockholders of the corporation.

FOURTH: The Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and hereby incorporated by reference.

IN WITNESS WHEREOF, Gilead Sciences, Inc. has caused this Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer and attested to by its Secretary this [            ] day of~~.~~[            ], 2011.

GILEAD SCIENCES, INC.

By:
JOHN C. MARTIN President and Chief Executive Officer

ATTEST:

By:
GREGG H. ALTON Secretary

B-1

EXHIBIT A

RESTATED

CERTIFICATE OF INCORPORATION

OF GILEAD SCIENCES, INC.

I.

The name of the Corporation is Gilead Sciences, Inc.

II.

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which a Corporation may be organized under the General Corporation Law of Delaware.

IV.

A.    The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under Delaware law.

B.    The Corporation is authorized to provide indemnification of agents (as defined in Section 145 of the Delaware General Corporation Law) for breach of duty to the Corporation and its stockholders through bylaw provisions, through agreements with the agents, and/or through stockholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 145 of the Delaware General Corporation Law, subject to the limitations on such excess indemnification set forth in Section 102 of the Delaware General Corporation Law.

C.    Any repeal or modification of this Article IV shall be prospective and shall not affect the rights under this Article IV in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

V.

A.    This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the ~~corporation~~Corporation is authorized to issue is two billion eight hundred and five million (2,805,000,000) shares. Two billion eight hundred million (2,800,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). Five million (5,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001).

B.    The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including without limitation the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series and the designation thereof, or any of them (a “Preferred Stock Designation”); and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

APPENDIX B: EXHIBIT A-1

VI.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

SECTION 1. BOARD OF DIRECTORS.

(a)    Management Of Corporation. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.

Notwithstanding any other provisions of this Certificate of Incorporation, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(b)    Removal. ~~(i) Prior to the Qualifying Record Date and subject~~ Subject to any limitations imposed by law, the Board of Directors, or any individual director, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the ~~outstanding Voting Stock (as hereinafter defined). (ii) On and after the Qualifying Record Date and subject to any limitations imposed by law, Section 1(b)(i) of this Article VI shall no longer apply and the Board of Directors or any individual director may be removed from office at any time (A) with cause by the affirmative vote of the holders of a majority of the outstanding Voting Stock; or (B) without cause by the affirmative vote of the holders of at least 66-2/3% of the outstanding Voting Stock.~~ voting power of the outstanding stock entitled to vote thereon (a “Majority Vote”).

(c)    Vacancies. Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes shall be filled by either (i) the ~~affirmative vote of the holders of a majority of the Voting Stock voting together as a single class~~stockholders by Majority Vote; or (ii) by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such newly created directorship shall be filled by the stockholders by Majority Vote, be filled only by the affirmative vote of the directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified.

SECTION 2. ~~CUMULATIVE VOTING.~~

~~(a) Prior to the date upon which the Corporation is no longer subject to Section 2115 of the California Corporations Code (the “Qualifying Record Date”), every stockholder entitled to vote in any election of directors of the Corporation may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder thinks fit. No stockholder, however, may cumulate such stockholder’s votes for one or more candidates unless (i) the names of such candidates have been properly placed in nomination, in accordance with the Bylaws of the Corporation, prior to the voting, (ii) the stockholder has given advance notice to the Corporation of the intention to cumulate votes in accordance with the Bylaws, and (iii) the stockholder has given proper notice to the other stockholders at the meeting, prior to voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. The candidates receiving the highest number of votes of the shares entitled to be voted for them up to the number of directors to be elected by such shares shall be declared elected.~~

APPENDIX B: EXHIBIT A-2

~~(b) On and after the Qualifying Record Date, cumulative voting shall no longer be available to the stockholders of the Corporation. SECTION 3.~~ GENERAL.

(a)    The Bylaws may be altered or amended or new Bylaws adopted by the ~~affirmative vote of at least 66-2/3% of the voting power of all of the then-outstanding shares of the Voting Stock.~~stockholders by Majority Vote. In furtherance and not in limitation of the power conferred by statute, the Board of Directors is expressly authorized to adopt, amend, supplement or repeal the Bylaws. The Board of Directors may from time to time make, amend, supplement or repeal the Bylaws; provided, however, that the stockholders may change or repeal any Bylaw adopted by the Board of Directors by ~~the requisite affirmative vote of stockholders as set forth in the Bylaws~~Majority Vote; and, provided further, that no amendment or supplement to the Bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement thus adopted by the stockholders.

(b)    The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

(c)    No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent.

(d)    Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

VII.

No holder of shares of stock of the Corporation shall have any preemptive or other right, except as such rights are expressly provided by contract, to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of the Corporation, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any share of any class, or series thereof, of stock; but such additional shares of stock and such warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock may be issued or disposed of by the Board of Directors to such persons, and on such terms and for such lawful consideration, as in its discretion it shall deem advisable or as the Corporation shall have by contract agreed.

VIII.

The Corporation is to have perpetual existence.

IX.

A.    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph (b) of this Article IX, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B.    Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of ~~the Voting Stock~~stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, ~~the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class,~~a Majority Vote shall be required to alter, amend or repeal Article VI, Article VII or Article IX.

APPENDIX B: EXHIBIT A-3

APPENDIX C

SECTION 6 OF GILEAD SCIENCES, INC. AMENDED AND RESTATED BYLAWS

Section 6.        Special Meetings.

(a) Special meetings of the stockholders of the corporation may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption) and shall be held at such place, on such date, and at such time as the Board of Directors shall fix. Stockholders’ ability to cause a special meeting to be held is described in Section 6(f) below.

(b) Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the corporation’s notice of meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the corporation who is a stockholder of record at the time of giving notice provided for in these Bylaws and on the record date for the determination of stockholders entitled to vote at the special meeting and who complies with the notice procedures set forth in this Section 6(b). In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if the stockholder delivers a timely written notice of the nomination to the Secretary of the Corporation that includes the information set forth in Section 5(b) above. To be timely, such notice must be received by Secretary at the principal executive offices of the corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such meeting or the tenth (10th) day following the day on which Public Announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. A person shall not be eligible for election or re-election as a director at a special meeting unless the person is nominated (i) by or at the direction of the Board or (ii) by a stockholder in accordance with the notice procedures set forth in this Section 6. In addition, a nominee shall not be eligible for election or re-election if a stockholder or Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Nominee Solicitation Statement applicable to such nominee. In no event shall an adjournment or postponement of a special meeting or the Public Announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(c) In addition, to be in proper written form, a stockholder’s notice to the Secretary shall be supplemented to disclose the information contained in clauses (3) and (4) of Section 5(a)(ii) above (which information is required to be disclosed pursuant to Section 6(b) above) as of the record date and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the corporation not later than five (5) business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight (8) business days prior to the date for the meeting or any adjournment or postponement thereof, if practicable, or, if not practicable, on the first practicable date prior to the date of such meeting or adjournment or postponement thereof, as applicable (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

(d) Notwithstanding the provisions of this Section 6, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 6. Nothing in this Section 6 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(e) No business may be transacted at a special meeting other than as specified in the notice delivered to stockholders entitled to vote at the meeting, in accordance with the provisions of Section 7 of these Bylaws. The chairman of the special meeting shall determine all matters relating to the conduct of the special meeting, including, without limitation, determining whether to adjourn the special meeting and whether any nomination or other item of business has been properly brought before the special meeting in accordance with these Bylaws, and if the chairman should so determine and declare that any nomination or other item of business has not been properly brought before the special meeting, then such business shall not be transacted at the special meeting.

(f) Subject to the provisions of this Section 6(f) and all other applicable sections of these Bylaws, a special meeting of stockholders shall be called by the Secretary upon written request (a “Special Meeting Request”) to the Secretary of the corporation of one or more record holders of shares of the corporation representing not less than 20% of the voting power of all outstanding common shares of the corporation (the “Requisite Percentage”). The Board shall determine in good faith whether all requirements set forth in this Section 6(f) have been satisfied and such determination shall be binding on the corporation and its stockholders.

(i) A Special Meeting Request must be delivered by hand or by registered U.S. mail, postage prepaid, return receipt requested, or courier service, postage prepaid, to the attention of the Secretary at the principal executive offices of the corporation. A Special Meeting Request shall only be valid if it is signed and dated by each stockholder of record submitting the Special Meeting Request and the beneficial owners, if any, on whose behalf the Special Meeting Request is being made, or such stockholder’s or beneficial owner’s duly authorized agent (each, a “Requesting Stockholder”), and includes (A) a statement of the specific purpose(s) of the special meeting and the reasons for conducting such business at the special meeting; (B) in the case of any director nominations proposed to be presented at the special meeting, the information required by paragraph (b) above; (C) in the case of any matter (other than a director nomination) proposed to be conducted at the special meeting, the information required by the Section 5(a) above; (D) a representation that each Requesting Stockholder, or one or more representatives of each such stockholder, intends to appear in person or by proxy at the special meeting to present the proposal(s) or business to be brought before the special meeting; (E) an agreement by the Requesting Stockholders to notify the corporation promptly in the event of any disposition prior to the record date for the special meeting of shares of the corporation owned of record and an acknowledgement that any such disposition shall be deemed to be a revocation of such Special Meeting Request with respect to such disposed shares; and (F) documentary evidence that the Requesting Stockholders own the Requisite Percentage as of the date on which the Special Meeting Request is delivered to the Secretary; provided, however, that if the Requesting Stockholders are not the beneficial owners of the shares representing the Requisite Percentage, then to be valid, the Special Meeting Request must also include documentary evidence (or, if not simultaneously provided with the Special Meeting Request, such documentary evidence must be delivered to the Secretary within 10 days after the date on which the Special Meeting Request is delivered to the Secretary) that the beneficial owners on whose behalf the Special Meeting Request is made beneficially own the Requisite Percentage as of the date on which such Special Meeting Request is delivered to the Secretary. In addition, the Requesting Stockholders and the beneficial owners, if any, on whose behalf the Special Meeting Request is being made shall promptly provide any other information reasonably requested by the corporation.

(ii) A Special Meeting Request shall not be valid, and a special meeting requested by stockholders shall not be held, if (A) the Special Meeting Request does not comply with this Section 6; (B) the Special Meeting Request relates to an item of business that is not a proper subject for stockholder action under applicable law; (C) the Special Meeting Request is delivered during the period commencing 120 days prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders and ending on the date of the next annual meeting; (D) an identical or substantially similar item (as determined in good faith by the Board, a “Similar Item”), other than the election of directors, was presented at an annual or special meeting of stockholders held not more than 12 months before the Special Meeting Request is delivered; (E) a Similar Item was presented at an annual or special meeting of stockholders held not more than 120 days before the Special Meeting Request is delivered (and, for purposes of this clause (E), the election of directors shall be deemed to be a “Similar Item” with respect to all items of business involving the election or removal of directors, changing the size of the Board of Directors and the filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors); (F) a Similar Item is included in the corporation’s notice of meeting as an item of business to be brought before an annual or special meeting of stockholders that has been called but not yet held or that is called for a date within 120 days of the receipt by the corporation of a Special Meeting Request; or (G) the Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934, as amended, or other applicable law.

(iii) Special meetings of stockholders called pursuant to this Section 6(f) shall be held at such place, on such date, and at such time as the Board of Directors shall fix; provided, however, that the special meeting shall not be held more than 120 days after receipt by the corporation of a valid Special Meeting Request.

(iv) The Requesting Stockholders may revoke a Special Meeting Request by written revocation delivered to Secretary at the principal executive offices of the corporation at any time prior to the special meeting. If, following such revocation (or deemed revocation pursuant to clause (E) of Section 6(f)(i)), there are unrevoked requests from Requesting Stockholders holding in the aggregate less than the Requisite Percentage, the Board, in its discretion, may cancel the special meeting.

(v) If none of the Requesting Stockholders appear or send a duly authorized agent to present the business to be presented for consideration specified in the Special Meeting Request, the corporation need not present such business for a vote at the special meeting, notwithstanding that proxies in respect of such matter may have been received by the corporation.

Business transacted at any special meeting called pursuant to this Section 6(f) shall be limited to (A) the purpose(s) stated in the valid Special Meeting Request received from the Requisite Percentage of record holders and (B) any additional matters that the Board determines to include in the corporation’s notice of the special meeting.

GILEAD SCIENCES, INC. ATTN: RUEY-LI HWANG 333 LAKESIDE DRIVE FOSTER CITY, CA 94404

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M31499-P06792

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GILEAD SCIENCES, INC.

The Board of Directors recommends you vote FOR the following: Vote on Directors

1. To Elect Directors

Nominees:

01) John F. Cogan 02) Etienne F. Davignon 03) James M. Denny 04) Carla A. Hills 05) Kevin E. Lofton 06) John W. Madigan

07) John C. Martin 08) Gordon E. Moore 09) Nicholas G. Moore 10) Richard J. Whitley 11) Gayle E. Wilson 12) Per Wold-Olsen

Vote on Proposals

The Board of Directors recommends you vote FOR the following proposals:

2. To ratify the selection of Ernst & Young LLP by the Audit Committee of the Board of Directors as the independent registered public accounting firm of Gilead for the fiscal year ending December 31, 2011.

3. To approve the Amended and Restated Gilead Sciences, Inc. Code Section 162(m) Bonus Plan and certain performance-based provisions thereunder.

4. To approve amendments to Gilead’s Restated Certificate of Incorporation to adopt majority voting standards.

5. To approve amendments to Gilead’s Amended and Restated Bylaws to permit holders of at least 20% of the voting power of the outstanding capital stock to call a special meeting of stockholders.

For Against Abstain

For Withhold For All All All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

For Against Abstain

6. To vote on an advisory resolution to approve the compensation of Gilead’s named executive officers as presented in its proxy statement.

The Board of Directors recommends you vote 1 year on the following proposal:

1	Year 2 Years 3 Years Abstain

7. To vote on an advisory basis as to the frequency with which executive compensation will be subject to future advisory stockholder votes.

8. To transact such other business as may properly come before the meeting adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

M31500-P06792

GILEAD SCIENCES, INC. Annual Meeting of Stockholders May 12, 2011 10:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints John C. Martin and John F. Milligan, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Gilead Sciences, Inc. Common Stock, which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held May 12, 2011 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side